Exhibit T3E1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re Quebecor World (USA) Inc., et al., Debtors.	Chapter 11 Case No. 08-10152 (JMP) Jointly Administered Honorable James M. Peck

THIRD AMENDED DISCLOSURE STATEMENT WITH RESPECT TO

JOINT PLAN OF REORGANIZATION OF QUEBECOR WORLD (USA) INC.

AND CERTAIN AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION

Michael J. Canning, Esq.

Neil M. Goodman, Esq.

Joel M. Gross, Esq.

ARNOLD & PORTER LLP

399 Park Avenue

New York, New York 10022-4690

(212) 715-1000

Counsel for Debtors and Debtors-in-Possession

Dated: May 18, 2009

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN.

ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL THE

BANKRUPTCY COURT HAS APPROVED THIS DISCLOSURE STATEMENT.

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	D.	Classification and Treatment of Claims and Interests	47
	E.	Secondary Liability Claims	50
	F.	Means for Implementation of the Plan	50
	G.	Treatment of Executory Contracts and Unexpired Leases	63
	H.	Provisions Governing Distributions	66
	I.	Allowance and Payment of Certain Administrative Claims	72
	J.	Effect of Plan Confirmation	74
	K.	Confirmation of the Plan	78
	L.	Retention of Jurisdiction	79
	M.	Miscellaneous Provisions	81

VIII.	APPLICABILITY OF U.S. FEDERAL, CANADIAN AND OTHER SECURITIES LAWS TO THE NEW SECURITIES TO BE DISTRIBUTED UNDER THE PLAN		84

	A.	New Securities to be Issued Under the Plan	84
	B.	Subsequent Transfers of New Securities	85

IX.	CERTAIN RISK FACTORS TO BE CONSIDERED		86

X.	CERTAIN TAX CONSEQUENCES OF THE PLAN		98

	A.	United States Federal Income Tax Consequences	99
	B.	Canadian Federal Income Tax Consequences to U.S. Resident Claimholders	108
	C.	Importance of Obtaining Professional Tax Assistance	111

XI.	FEASIBILITY OF THE PLAN, ACCEPTANCE OF THE PLAN AND THE BEST INTERESTS TEST		111

	A.	Feasibility of the Plan	111
	B.	Acceptance of the Plan	112
	C.	Best Interests Test	112
	D.	Estimated Valuation of the Company Upon Reorganization	113
	E.	Application of the Best Interests Test to the Liquidation Analysis and the Valuation of the Company Post-Reorganization	113
	F.	Confirmation Without Acceptance of All Impaired Classes: The “Cramdown” Alternative	114

XII.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		115

	A.	Continuation of the Bankruptcy Case	115
	B.	Alternative Plans of Reorganization	115
	C.	Liquidation Under Chapter 7 or Chapter 11	115

XIII.	VOTING REQUIREMENTS		116

	A.	Holders of Claims and Interests Entitled to Vote	116
	B.	Voting and Non-voting Classes Under the Plan	117

XIV.	CONCLUSION		117

	A.	Hearing on and Objections to Confirmation	117
	B.	Recommendation	117

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APPENDICES

Appendix A	Plan of Reorganization
Appendix B	Restructuring Transactions Chart
Appendix C	Liquidation Analysis
Appendix D	Financial Projections
Appendix E	Discussion of Estimated Valuation of Company upon Reorganization
Appendix F	Annual Report on Form 20-F for Fiscal Year Ended December 31, 2008
Appendix G	Unaudited Consolidated Financial Statements for the Three Month Periods Ended March 31, 2009 and March 31, 2008
Appendix H	List of Officers and Directors of Debtors other than Quebecor World (USA) Inc.
Appendix I	Letter of the Creditors’ Committee

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DISCLAIMER

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND THE APPENDICES HERETO RELATE TO THE DEBTORS’ PLAN OF REORGANIZATION.  THE INFORMATION IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN.  NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN.

ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND OTHER EXHIBITS ANNEXED OR REFERRED TO IN THE PLAN AND THIS DISCLOSURE STATEMENT.  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER LAWS GOVERNING DISCLOSURE OUTSIDE THE CONTEXT OF CHAPTER 11.  THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, AND PROPOSED SETTLEMENTS PURSUANT TO THE PLAN, NONE OF THE PLAN, THIS DISCLOSURE STATEMENT, THE APPENDICES HERETO, OR ANY EVIDENCE OR ARGUMENT PRESENTED IN SUPPORT HEREOF OR THEREOF WILL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER.  THIS DISCLOSURE STATEMENT WILL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR WILL IT BE CONSTRUED TO BE LEGAL ADVICE ON THE TAX, SECURITIES OR OTHER EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, QUEBECOR WORLD (USA) INC. OR ANY OF THEIR AFFILIATES.

THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11 CASES AND THE CANADIAN PROCEEDINGS AND CERTAIN FINANCIAL INFORMATION.  ALTHOUGH THE DEBTORS BELIEVE THAT SUCH SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS.  FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED.  THE DEBTORS DO NOT WARRANT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY INACCURACY OR OMISSION.

I.              INTRODUCTION

Quebecor World (USA) Inc. (“QWUSA”) and its affiliated debtors (collectively with QWUSA, the “Debtors”), as debtors and debtors-in-possession in the chapter 11 cases pending before the United States Bankruptcy Court for the Southern District of New York (the “Court” or the “Bankruptcy Court” or the “U.S. Court”), jointly administered for procedural purposes under Case No. 08-10152 (JMP) (the “Chapter 11 Cases”), submit this disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”), in connection with the solicitation of votes on the First Amended Joint Plan of Reorganization of Quebecor World (USA) Inc. and Certain Affiliated Debtors and Debtors-in-Possession dated May 18, 2009 (the “Plan”), which was filed with the Bankruptcy Court on May 18, 2009.  A copy of the Plan is attached as Appendix A hereto.  Capitalized terms used but not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan.

Quebecor World Inc. (“QWI”), a Canadian corporation and the direct or indirect corporate parent of the Debtors, is pursuing a parallel reorganization in Canada through the Canadian Proceedings, as supplemented by an ancillary proceeding currently pending before the Bankruptcy Court filed under chapter 15 of the Bankruptcy Code.  The Debtors are also petitioners in the Canadian Proceedings in order to secure the benefit of the stay under the Canadian Companies’ Creditors Arrangement Act (the “CCAA”).  QWI, however, is not a Debtor in the Chapter 11 Cases.  Effectiveness of the Plan will be conditioned upon the effectiveness of the Canadian Plan in the Canadian Proceedings, and effectiveness of the Canadian Plan will be conditioned on the effectiveness of the Plan.  A copy of the Canadian Plan is attached as Exhibit I.B.32 to the Plan.

The Plan contemplates that voting and confirmation of the Plan (subject to Article 5.5 of the Plan), and distributions to holders of Claims and Interests in the Chapter 11 Cases and the Canadian Proceedings under the Plan and the Canadian Plan, shall be effected as if the Estates of the Debtors and QWI were consolidated for such purposes.  The Plan contemplates that solely for such voting, confirmation (subject to Article 5.5 of the Plan) and distribution purposes, (i) each and every Claim against any Debtor in the Chapter 11 Cases will be treated as if it were a single Claim against all the Debtors and (ii) to the extent that a creditor has a Claim in respect of the same underlying obligation against one or more Debtors in the Chapter 11 Cases and/or against QWI in the Canadian Proceedings, such creditor will receive a single recovery in respect of such Claim, which Claim shall be satisfied as set forth in the Plan and in the Canadian Plan.  Notwithstanding the foregoing and as provided in Article 5.5 of the Plan, if any Class of Impaired Claims votes to reject the Plan, the Debtors’ ability to confirm the Plan with respect to such rejecting Class pursuant to the cramdown standards of section 1129(b) of the Bankruptcy Code will be determined by reference to the treatment to which the holders of Claims in such Class would be entitled were (i) their Claims limited to the specific Debtor(s) and/or QWI that are liable for such Claims, and (ii) the Debtors and QWI not treated as if they were consolidated for distribution and confirmation purposes.  For the avoidance of doubt, the Debtors are not seeking, and neither the Plan nor the Confirmation Order shall effectuate, substantive consolidation of the Debtors’ Estates.

This Disclosure Statement provides certain information regarding the prepetition history of the Debtors and QWI, significant events that have occurred during the Chapter 11 Cases and the Canadian Proceedings (the Chapter 11 Cases and the Canadian Proceedings are hereinafter collectively referred to as the “Insolvency Proceedings”) and the anticipated organization, operations and financing of QWI and the Debtors upon emergence from the Insolvency Proceedings.  This Disclosure Statement also describes the terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with the results and operations of the Debtors and QWI following emergence from the Insolvency Proceedings and with the securities to be issued in connection with the implementation of the Plan and the Canadian Plan and the manner in which distributions will be made under the Plan.  In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims must follow for their votes to be counted.

THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF THE STRUCTURE OF, CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS UNDER, AND IMPLEMENTATION OF, THE PLAN.  IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN THAT ACCOMPANIES THIS DISCLOSURE STATEMENT AND TO THE EXHIBITS ATTACHED THERETO OR REFERRED TO THEREIN.

II.            SUMMARY OF THE PLAN

The following summary is a general overview only, which is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the Plan.

A.                                    The Plan

This Disclosure Statement contains, among other things, descriptions and summaries of the Plan of Reorganization being proposed by the Debtors and the parallel reorganization being proposed by QWI in the Canadian Proceedings.  Certain provisions of the Plan, and thus the descriptions and summaries contained herein, are the subject of continuing negotiations among QWI, the Debtors and various parties and have not been fully agreed upon and may be modified.  Furthermore, consistent with the Debtors’ election to treat the Estates as if they were consolidated solely for purposes of voting, confirmation (subject to Article 5.5 of the Plan) and distribution under the Plan and the Canadian Plan, the Debtors anticipate that the terms of the Plan, including the treatment of recoveries under the Plan, may be modified to conform with the terms of the Canadian Plan.

QWI, along with the Debtors and QWI’s non-Debtor subsidiaries (collectively, “Quebecor World” or the “Company”), is a leader in providing high-value, complete market solutions, including pre-print, print and post-print services, to leading retailers, branded goods companies and catalogers as well as to leading publishers of magazines, books, directories and other printed media.  Quebecor World is also one of the few commercial printers able to serve customers on a regional, national and international basis.  The Company is a leader in most of the services that it offers in its principal geographic markets.  The Company’s market-leading positions have been established through a combination of building long-term partnerships with the world’s leading print media customers, investing in key strategic technologies and expanding operations through acquisitions.

As discussed in more detail below, on January 20, 2008, QWI together with each of the Debtors commenced a proceeding before the Superior Court for the Province of Quebec, Commercial Division, for the Judicial District of Montreal for a plan of compromise or arrangement under the CCAA.  Each of the Debtors was joined in the Canadian Proceedings in order that each Debtor could obtain the protection of a stay under the CCAA as well as under the Bankruptcy Code.  Also, on January 21, 2008 (the “Petition Date”), the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York.

Between the Petition Date and the date hereof, QWI and the Debtors have undertaken a careful review of their business operations and implemented various restructuring efforts, including the divestiture of their European operations, in an effort to improve the Company’s business results and financial condition.  At the same time, QWI and the Debtors engaged in a series of detailed discussions with representatives of the holders of indebtedness outstanding under its pre-petition secured credit agreement, under which Royal Bank of Canada is administrative agent (the “Syndicate Agreement”, described in greater detail below in this Disclosure Statement), an ad hoc committee comprised of certain holders of the Company’s outstanding Senior Notes, and with the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases, regarding the terms of a potential restructuring of its equity and capital structure.

QWI and the Debtors have now reached agreement with certain of their principal creditors, including the lenders under the Syndicate Agreement and certain of the holders of the Senior Notes, regarding a restructuring of the obligations of QWI and the Debtors that will provide for a restructuring of the Company that the Company believes will enable it to emerge from the Insolvency Proceedings with the ability to carry out its business and maximize the recovery to holders of Allowed Claims.  Generally, consistent with the cross-border nature of the operation and management of the Debtors’ and QWI’s businesses, the Plan, together with the Canadian Plan, contemplates a coordinated resolution and restructuring of the obligations of the Debtors and QWI.  Moreover, the Plan and the Canadian Plan together provide that the lenders under the Syndicate Agreement and the holders of the SocGen Claims, together with the holders of the Senior Notes and the other holders of claims against the Nonoperating Debtors and QWI, will, in full satisfaction of their respective claims, share in the New Equity Securities that will be issued on the Effective Date.  In this regard, the holders of the Syndicate Claims and the SocGen Claims are being allocated a disproportionately greater number of New Equity Securities, in the first instance, than the number being allocated to the holders of the Senior Notes and the other holders of unsecured claims against the Nonoperating Debtors and QWI on account of the lien and guarantee rights asserted by the holders of the Syndicate Claims and SocGen Claims against certain of the Debtors.  Holders of Claims against the Operating Debtors, however, will, in recognition of the structural priority that such holders may enjoy on account of their direct Claims against the Operating Debtors, and in lieu of a share of the New Equity Securities, receive an enhanced recovery in the form of the New Unsecured Notes that will be issued by QWCC, and guaranteed by Reorganized QWI, upon consummation of the Plan.  As discussed in Section VI.B.11 below, the Plan contemplates the settlement of a certain adversary proceeding pending in the Chapter 11 Cases against the agents and lenders under the Syndicate Agreement pursuant to which certain consideration that would have otherwise been receivable by those parties will instead be distributed to the holders of the Senior Notes and to other unsecured creditors of the Nonoperating Debtors and QWI in exchange for, among other things, the withdrawal of the adversary proceeding.  With respect to the SocGen Claims, the Debtors are disputing such Claims, and the Plan provides that the recovery that would otherwise be distributable to the holders of the SocGen Claims on the Effective Date will instead be reserved until final resolution of the validity and priority of the SocGen Claims, whereupon the recovery held in such reserve will be distributed among the holders of the SocGen Claims and the holders of the Senior Notes and the other holders of unsecured claims against the Nonoperating Debtors and QWI, as determined by the Bankruptcy Court.  The Plan also provides for a class of Convenience Claims into which each creditor may elect and thereupon receive, on account of all Claims of such creditor against the Debtors, the greater of the aggregate of such holder’s Claims or $2,500.  Secured Claims are unimpaired and will receive a full recovery, as provided for in the Plan.  Finally, the Plan contemplates the formation of a Litigation Trust to continue a currently pending adversary proceeding against the holders of the Private Notes, which proceeding seeks the recovery of approximately $376 million paid to such noteholders within 90 days prior to the commencement of these Chapter 11 Cases, with any recovery to be shared among the holders of the Syndicate Claims, the SocGen Claims, the holders of the Senior Notes, and the other holders of unsecured claims against the Nonoperating Debtors and QWI.

As discussed in further detail herein, the Debtors believe that any alternative to Confirmation, such as liquidation or attempts by another entity to file a different plan of reorganization, could result in significant delays, litigation, costs and lower recoveries to the holders of Impaired Classes of Claims.  The Debtors believe that their businesses and assets have significant value that would not be realized in a liquidation scenario, either in whole or in substantial part. The Debtors believe that the Plan provides the best recoveries possible for holders of Allowed Claims and strongly recommend that such holders vote to accept the Plan.  Further, the Creditors’ Committee supports the Plan and recommends that the Debtors’ unsecured creditors vote in favor of the Plan, as more specifically set forth in the letter of the Creditors’ Committee dated May 15, 2009, a copy of which is set forth on Appendix I hereto.

The Plan contemplates that the voting on and confirmation of the Plan (subject to Article 5.5 of the Plan), and distributions to holders of Claims and Interests in the Chapter 11 Cases and the Canadian Proceedings under the Plan and the Canadian Plan, will be effected as if the Estates of the Debtors and QWI were consolidated for such purposes.

FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISKS AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, PLEASE SEE SECTION VII — SUMMARY OF THE REORGANIZATION PLAN AND SECTION IX — CERTAIN RISK FACTORS TO BE CONSIDERED.

B.                                    Treatment of Claims and Interests Under the Plan

The table below summarizes the classification and treatment of Claims under the Plan.  Estimated percentage recoveries are also set forth below for certain Classes of Claims under the Plan and under the Canadian Plan, in the aggregate.  Estimated percentage recoveries have been calculated based upon a number of assumptions, including the estimated amount of Allowed Claims in each Class and the value ascribed to the New Equity Securities to be issued under the Plan and under the Canadian Plan.

For certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the following table.  The Debtors and QWI have not yet reviewed and fully analyzed all Claims filed in the Chapter 11 Cases and in the Canadian Proceedings.  Estimated

Claim amounts for each Class set forth below are based on the Debtors’ and QWI’s review of their books and records and of certain Claims, and include estimates of a number of Claims that are contingent, disputed and/or unliquidated.

Although the Company believes the enterprise value of the Company will be $1.25 billion or more, solely for purposes of the Plan, the Company’s enterprise value has been estimated at $1.5 billion.  The estimated enterprise value of the Company represents a hypothetical value that reflects the estimated intrinsic value of the Company derived through the application of various valuation techniques.

Except for Administrative Claims, 503(b)(9)/Reclamation Claims and Priority Tax Claims, which are not required to be classified, all Claims and Interests that existed on the Petition Date are divided into Classes under the Plan.  The following chart briefly summarizes the treatment of each Class of Claims and Interests under the Plan.

Description and Amount of Claims or Interests	Treatment Under the Plan

Class 1 - Syndicate Claims/SocGen Claims: Consists of (i) any Claim, whether secured or unsecured, arising under the Syndicate Agreement, or any other Loan Document (as defined in the Syndicate Agreement), and (ii) any Claim, whether secured or unsecured, arising under the Equipment Financing Agreement.

Impaired.  Each holder of an Allowed Syndicate Claim and an Allowed SocGen Claim, respectively, will receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim, on the Effective Date, such holder’s Pro Rata share of the Class 1 Recovery, subject to the following:

(a)  Effective as of the Effective Date, the Syndicate Claims other than the BNPP F/X Claim (as defined below), and the respective secured and unsecured portions of such Syndicate Claims will be finally Allowed in an aggregate amount equal to $725,538,481.44.  An additional Syndicate Claim asserted by BNPP with respect to certain foreign exchange transactions, as more fully set forth in the proofs of claim filed by BNPP in the Chapter 11 Cases (the “BNPP F/X Claim”), will, to the extent that an objection is timely filed with respect thereto, constitute a Disputed Claim, and the portion of the Class 1 Recovery on account thereof shall be held in the Distribution Reserve pending final resolution of all objections to the BNPP F/X Claim.  Each holder of an Allowed Syndicate Claim (including, to the extent finally Allowed, the BNPP F/X Claim) will receive its Pro Rata share of (i) the Class 1 Recovery, as reduced by such holder’s Pro Rata contribution on account of the Syndicate Private Notes Contribution (after giving effect to the Syndicate Compromise); provided, however, that notwithstanding anything in the Plan to the contrary, in consideration of the settlement provided for in the Syndicate Compromise, the New Common Stock and Warrant Bundles that comprise the Syndicate Compromise Amount (and that would otherwise have been distributed to the holders of Allowed Syndicate Claims) will be distributed, upon the Effective Date, to the holders of Class 4 Claims in accordance with the treatment provided for such holders pursuant to Article 4.4 of the Plan, and (ii) the Syndicate Litigation Trust Recovery.  Notwithstanding the treatment of the Debtors and QWI as if they were consolidated for voting, confirmation and distribution purposes, the Syndicate Claims (including, to the extent finally Allowed, the BNPP F/X Claim) will be finally Allowed against each of the applicable Debtor obligors under the Syndicate Agreement and QWI (as provided in the Canadian Plan) as of Effective Date but will only be entitled to the single recovery provided for in the Plan and in the Canadian Plan. After giving effect to the Syndicate Compromise but prior to giving effect to the Syndicate Private Notes

Description and Amount of Claims or Interests	Treatment Under the Plan

Estimated Aggregate

Contribution, the holders of Allowed Syndicate Claims shall receive on the Effective Date a total Class 1 Recovery of (i) 47,155,754 shares of New Common Stock; (ii) the portion of the Syndicate/SocGen Cash Distribution allocable to the holders of Class 1 Claims constituting Syndicate Claims, except as reduced to the extent permitted under the definition of “Syndicate/SocGen Cash Distribution;” and (iii) the portion of the minimum of 12,500,000 shares of New Preferred Stock allocable to the holders of Class 1 Claims constituting Syndicate Claims, subject to increase to the extent permitted under the definition of “Syndicate/SocGen Preferred Shares Distribution” up to the portion of the maximum of 26,375,000 shares of New Preferred Stock allocable to the holders of Class 1 Claims constituting Syndicate Claims.

(b)  The SocGen Claims will be deemed Disputed Claims as of the Effective Date for all purposes (except for voting to accept or reject the Plan), including with respect to the right of any holder of a SocGen Claim to receive any distribution on account of the Class 1 Recovery, which recovery will be withheld in full until resolution of the SocGen Adversary Proceeding, with the Class 1 Reserve to be segregated and held in reserve by the Debtors or Reorganized Debtors pending entry of a Final Order by the Bankruptcy Court with respect to the SocGen Adversary Proceeding, whereupon the Class 1 Reserve will be allocated and distributed among the holders of the Allowed SocGen Claims and the holders of the Allowed Class 4 Claims as the Bankruptcy Court will determine, with any such amounts allocated on account of the Allowed SocGen Claims and the Allowed Class 4 Claims to be distributed among such holders of such Claims on a Pro Rata basis and within each such Class as determined by the Bankruptcy Court.  In connection with any such distribution of the Class 1 Reserve to the holders of the Allowed SocGen Claims and the Allowed Class 4 Claims, any proceeds of the Syndicate/SocGen Cash Distribution and the Syndicate/SocGen Preferred Shares Distribution then constituting a portion of the Class 1 Reserve distributable to the holders of Allowed Class 4 Claims will be converted to additional New Common Stock as set forth on Exhibit 4.1 to the Plan immediately prior to their distribution in accordance with the terms of the Plan and the Canadian Plan.

Allowed Amount of
Syndicate Claims: $725.5 million	Estimated Percentage Syndicate Recovery: 75%

Estimated Aggregate	Estimated Percentage SocGen Recovery:
Allowed Amount of
SocGen Claims: $153 million	— Assuming SocGen loses SocGen Adversary Proceeding and Class 1 Reserve distributed pursuant to Class 4:	20%

	— Assuming SocGen prevails in SocGen Adversary Proceeding and receives full recovery of Class 1 Reserve:	84%

Description and Amount of Claims or Interests	Treatment Under the Plan

Class 2 - Secured Claims: Consists of any Claim, other than a DIP Facility Claim, SocGen Claim or Syndicate Claim, secured by a security interest in or a lien on property in which a Debtor’s Estate has an interest or lien, which security interest or lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value, as of the Effective Date or such other date as is established by the Bankruptcy Court, of such Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined by a Final Order of the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

Unimpaired. Each holder of an Allowed Secured Claim will receive, in full satisfaction, settlement, release and discharge of and in exchange for, such Allowed Secured Claim, at the sole option of the Debtors or Reorganized Debtors: (i) Cash equal to the value of its Allowed Secured Claim; (ii) the return of the holder’s collateral securing the Secured Claim; (iii) Reinstatement of such holder’s security interest or lien; or (iv) such other less favorable treatment to which the Debtors or Reorganized Debtors and such holder will have agreed upon in writing. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all valid, enforceable, and perfected prepetition liens on property of the Debtors held by or on behalf of holders of Secured Claims with respect to such Claims will survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such holders of Secured Claims and/or applicable law until, as to each such holder of a Secured Claim, such time as (A) the holder of the Secured Claim: (i) has been paid Cash equal to the value of its Allowed Secured Claim; (ii) has received a return of the collateral securing the Allowed Secured Claim; (iii) has had the lien or security interest securing the Allowed Secured Claim Reinstated; or (iv) has agreed in writing with the Debtors or Reorganized Debtors such other less favorable treatment; or (B) such purported lien or security interest has been determined by an order of the Bankruptcy Court to be invalid or otherwise avoidable. Notwithstanding the foregoing, any Claim arising as a result of a tax lien that would otherwise be an Allowed Secured Claim will be paid in accordance with Article 2.3 of the Plan.

Estimated Aggregate Allowed Amount of Class 2 Claims: $8.3 million	Estimated Percentage Recovery: 100%

Class 3 - General Unsecured Claims against the Operating Debtors: Consists of any Claim against the Operating Debtors that is not a DIP Facility Claim, Administrative Claim, 503(b)(9)/Reclamation Claim, Priority Tax Claim, Secured Claim, Syndicate Claim, SocGen Claim, Senior Notes Claim, Convenience Claim, Intercompany Claim or Cure Amount Claim.

Impaired. Each holder of an Allowed General Unsecured Claim against any of the Operating Debtors will receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim, on the Effective Date, a principal amount of New Unsecured Notes equal to 50% of such holder’s Allowed Claim; provided, however, that if the aggregate Allowed Class 3 Claims exceed $150 million, each holder of an Allowed Class 3 Claim will receive such holder’s Pro Rata portion of $75 million in principal amount of New Unsecured Notes.

Estimated Aggregate Allowed Amount of Class 3 Claims: $96.4 million	Estimated Percentage Recovery: 50%

Description and Amount of Claims or Interests	Treatment Under the Plan

Class 4 - Senior Notes Claims and General Unsecured Claims against the Nonoperating Debtors: Consists of (i) any Claim arising under the Senior Notes, and (ii) any Claim against the Nonoperating Debtors that is not a DIP Facility Claim, Administrative Claim, 503(b)(9)/Reclamation Claim, Priority Tax Claim, Secured Claim, Syndicate Claim, SocGen Claim, Senior Notes Claim, Convenience Claim, Intercompany Claim or Cure Amount Claim.

Impaired.  The Senior Notes Claims, as filed by the applicable Indenture Trustees, will be deemed Allowed, as of the Effective Date, in an amount equal to the unpaid principal and interest accrued as of the Petition Date, all as set forth on Exhibit 4.4 to the Plan, and all other Claims arising from the Senior Notes Claims will be deemed Disallowed.  Each holder of an Allowed Senior Notes Claim and Allowed General Unsecured Claim against any of the Nonoperating Debtors will receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim: (i) such holder’s Allocable Share of the Class 4 Securities Distribution, subject to such holder’s contribution of its Allocable Share of the Class 4 Private Notes Contribution to the Private Notes Reserve, and, with respect to holders of Allowed Senior Notes Claims, subject to such further reallocation of recovery distributable to such holders as they may otherwise agree and certify to the Debtors; and (ii) such holder’s Allocable Share of any Class 4 Litigation Trust Recovery, in each case, together with any other amounts allocated on account of the Allowed Class 4 Claims pursuant to Article 4.1(b) of the Plan.

Estimated Aggregate Allowed Amount of Class 4 Claims: $1.5 billion	— Assuming SocGen loses SocGen Adversary Proceeding and Class 1 Reserve distributed pursuant to Class 4:	20%

	— Assuming SocGen prevails in SocGen Adversary Proceeding and receives full recovery of Class 1 Reserve:	14%

Class 5 - Convenience Claims: Consists of General Unsecured Claims that otherwise would be classified in Class 3 or Class 4, but, with respect to such Claims, either (a) the aggregate amount of all such Claims for any holder is equal to or less than $2,500 or (b) the aggregate amount of all such Claims for any holder is reduced to $2,500 pursuant to an election by the Claim holder made on the Ballot provided for voting on the Plan by the Voting Deadline; provided, however, that where any portion of any Claim held by such holder has been transferred to a transferee(s), unless such holder and all transferees of such Claim make the Convenience Claim election on their respective Ballot, the Convenience Claim election will not be recognized for such

Impaired.  On the Effective Date, each holder of an Allowed Convenience Claim will receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim, Cash equal to such holder’s Allowed Convenience Claim (as reduced, if applicable, pursuant to an election by the holder thereof in accordance with Article I.B.60 of the Plan).

Description and Amount of Claims or Interests	Treatment Under the Plan

Claim. Any such election will be final and irrevocable and no Claim holder will be entitled to change, revoke or withdraw its election after making such election on their respective Ballot.

Estimated Aggregate Allowed Amount of Class 5 Claims: $3.2 million.	Estimated Percentage Recovery: 100% or less to the extent holders of Allowed Claims in excess of $2,500 elect to reduce their Claims to participate in Class 5.

Class 6 - Intercompany Claims: Consists of  any (a) Claim by a Debtor against another Debtor, (b) Claim by QWI or a Controlled Affiliate against a Debtor or QWI or (c) Claim of a Debtor against QWI or a Controlled Affiliate.

Impaired.  Except as otherwise contemplated by the Restructuring Transactions, on the Effective Date, at the option of the Debtors or the Reorganized Debtors, the Intercompany Claims, including, but not limited to, any Intercompany Claims arising as a result of rejection of an Intercompany Executory Contract or Intercompany Unexpired Lease, will either be (a) Reinstated, in full or in part, and treated in the ordinary course of business, or (b) cancelled and discharged, in full or in part, in which case such discharged and satisfied portion will be eliminated and the holders thereof will not be entitled to, and will not receive or retain, any property or interest in property on account of such portion under the Plan; provided, however, that the Intercompany Creditor will receive new indebtedness representing a recovery consistent with that to be received by holders of Allowed Class 3 Claims and having terms and conditions reasonably satisfactory to the Creditors’ Committee, the Syndicate Agreement Agent and the Ad Hoc Group of Noteholders, which new indebtedness will be issued up to the extent of available value.

Estimated Percentage Recovery: Reinstated or discharged at Debtors’ election.

Class 7 - Debtor Interests: Consists of any legal, equitable, contractual, and other right of any Person with respect to the common stock or any other equity securities of, or ownership interests in, each of the Debtors.

Unimpaired. On the Effective Date, except as otherwise contemplated by the Restructuring Transactions, the Debtor Interests will be Reinstated.
Estimated Percentage Recovery: 100%

C.                                    Bar Date and Claims Estimates

On September 30, 2008, the Bankruptcy Court entered the Bar Date Order (Docket No. 1175) approving the form and manner of the bar date notice, which was attached as Appendix 1 to the Bar Date Order (the “Bar Date Notice”).  Pursuant to the Bar Date Order and the Bar Date Notice, the Bar Date for filing proofs of claim in the Chapter 11 Cases, including for governmental units and Section 503(b)(9) claimants, was December 5, 2008 at 5:00

p.m prevailing Eastern time.  In addition to serving copies of the Bar Date Notice on all scheduled creditors, employees and other potential creditors, the Debtors published the Bar Date Notice in The New York Times and The Wall Street Journal (National Edition).  On April 27, 2009, the Debtors provided notice (the “Supplemental Bar Date Notice”) of a supplemental bar date (as provided for under the Bar Date Order) to the individuals set forth on Exhibit A of such Supplemental Bar Date Notice.  The Supplemental Bar Date Notice, which requires the filing of proofs of claim on or before May 18, 2009 at 5:00 p.m. prevailing Eastern time, is only applicable to those individuals set forth on Exhibit A to such Supplemental Bar Date.

On September 29, 2008, the Canadian Court entered the Canadian Bar Date Order.  Pursuant to the Canadian Bar Date Order, the bar date with respect to any claim other than a Restructuring Claim (as defined in the Canadian Bar Date Order) was December 5, 2008, at 5:00 p.m., and the bar date with respect to a Restructuring Claim was the later of (a) December 5, 2008 at 5:00 p.m. or (b) 30 days after the date of receipt by the creditor of a notice advising the creditor to file a proof of claim as a result of the restructuring, repudiation or termination of the contract, lease, employment agreement, or other agreement.  In addition to providing notice to all Known Affected Creditors (as defined in the Canadian Bar Date Order), the Canadian Petitioners published notice of the Canadian bar date in The Globe and Mail (National Edition), National Post, La Presse, and The Wall Street Journal.

The Debtors’ Claims Agent received approximately 8,900 timely filed proofs of claim as of the Bar Date totaling approximately $45.5 billion.  The Monitor in the Canadian Proceedings received approximately 1,100 timely filed proofs of claim as of the Bar Date totaling approximately C$4.0 billion. The Debtors believe that many of these proofs of claim are either entirely or partially invalid, duplicative or otherwise substantially overstated in amount.  The Debtors and QWI are in the process of evaluating the proofs of claim and anticipate that they will file objections to many of them.  Pursuant to the Bar Date Notice and the Bar Date Order, and consistent with section 502(b)(9) of the Bankruptcy Code, any proofs of claim filed after the Bar Date are disallowed as untimely unless and until such proofs of claim are deemed timely filed by the Bankruptcy Court after notice and hearing.

The Debtors currently estimate that at the conclusion of the claims resolution process, the aggregate amount of allowed Claims, including Administrative Claims, 503(b)(9)/Reclamation Claims, and Priority Tax Claims, against both the Debtors and QWI will be between $2.7 billion and $2.9 billion.  There can be no assurance, however, that the Debtors or QWI will be successful in contesting those proofs of claim that the Debtors and QWI believe are partially invalid, entirely invalid, duplicative or otherwise substantially overstated in amount, or that total Allowed Claims will be within this range, or that these estimates are accurate.  Moreover, Claims may be filed or identified during the Claims resolution process that may materially affect the foregoing Claims estimates.

D.                                    Recommendation

The Debtors believe that the Plan provides the best recoveries possible for the holder of Claims (“Claimholders”) against the Debtors and strongly recommend that, if you are entitled to vote, you vote to accept the Plan.  The Debtors believe any alternative to confirmation of the Plan, such as liquidation, partial or total sale of assets, or attempts by another party-in-interest to file a plan, would result in lower recoveries for stakeholders, as well as significant delays, litigation and costs, and the loss of jobs by employees.

THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR THE HOLDERS OF CLAIMS AGAINST EACH OF THE DEBTORS AND THUS RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

III.           THE BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.                                    Definitions

Except as otherwise provided herein, capitalized terms used but not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan.  In addition, unless otherwise expressly provided, references to “dollars,” “U.S. dollars” and “$” are to United States dollars, references to “Euro” and “€” are to the lawful currency of the European Union, and references to “CDN” or “C$” are to the Canadian dollar.  As of May 13,

2009, the exchange rate between the U.S. dollar and the Euro was U.S.$1.3583 and the exchange rate between the U.S. dollar and the Canadian dollar was U.S.$0. 8506 per Canadian dollar.

B.                                    Notice to Holders of Claims

This Disclosure Statement is being transmitted to certain Claimholders for the purpose of soliciting votes on the Plan and to others for informational purposes.  The purpose of this Disclosure Statement is to provide adequate information to enable the holder of a Claim against the Debtors to make a reasonably informed decision with respect to the Plan prior to exercising the right to vote to accept or reject the Plan.

By order entered on May 18, 2009 the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable Claimholders that are entitled to vote on the Plan to make an informed judgment with respect to acceptance or rejection of the Plan.  THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

ALL CLAIMHOLDERS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN.  This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Cases.

THIS DISCLOSURE STATEMENT AND THE OTHER MATERIALS INCLUDED IN THE SOLICITATION PACKAGE ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN.  No solicitation of votes may be made except after distribution of this Disclosure Statement, and no Person has been authorized to distribute any information concerning the Debtors or the Plan other than the information contained herein.

CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS.  This Disclosure Statement contains projections of future performance as set forth in Appendix D attached hereto (the “Projections”).  Other events may occur subsequent to the date hereof that may have a material impact on the information contained in this Disclosure Statement.  Neither Quebecor World nor Reorganized Quebecor World intends to update the Projections for the purposes hereof.  Thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.  Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences.  Accordingly, the delivery of this Disclosure Statement does not imply that the information herein is correct or complete as of any time subsequent to the date hereof.

EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

C.                                    Solicitation Package

Accompanying this Disclosure Statement are, among other things, copies of: (1) the Plan (attached as Appendix A hereto); (2) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time and place of the hearing to consider the confirmation of the Plan and related matters, and the time for filing objections to the confirmation of the Plan (the “Confirmation Hearing Notice”); and (3) if you are entitled to vote, one or more Ballots (and return envelopes) to be used by you in voting to accept or to reject the Plan.

D.                                    General Voting Procedures, Ballots and Voting Deadline

On May 18, 2009, the Bankruptcy Court issued an order (the “Solicitation Procedures Order”), among other things, approving this Disclosure Statement, setting voting procedures and scheduling the hearing on confirmation of the Plan.  A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement.  The Confirmation Hearing Notice sets forth in detail, among other things, the voting deadlines and objection deadlines with respect to the Plan.  The Confirmation Hearing Notice and the instructions attached to the Ballot should be read in connection with this Section of this Disclosure Statement.

If you are entitled to vote, after carefully reviewing the Plan, this Disclosure Statement, and the detailed instructions accompanying your Ballot(s), please indicate your acceptance or rejection of the Plan by checking the appropriate box on the enclosed Ballot(s).  Please complete and sign your original Ballot(s) (copies will not be accepted) and return it in the envelope provided.  You must provide all of the information requested by the appropriate Ballot(s).  Failure to do so may result in the disqualification of your vote on such Ballot(s).

Each Ballot has been coded to reflect the Class of Claims it represents.  Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.  For voting purposes only, holders of Claims for which proofs of claim have been timely filed (or otherwise allowed as timely by the Bankruptcy Court) will be entitled to vote in accordance with the manner in which their proofs of claim were filed; provided, however, that to the extent any holders of Claims entitled to vote in any given Class have filed duplicate Claims against more than one Debtor (i.e., the Claims are in the same amount, with the same classification and assert the same basis for such Claim), such holder will be provided, to the extent possible, with only one Solicitation Package and Ballot, which Ballot will constitute a single vote in such Class in the amount of one (1) of such duplicate Claims.   The allowance of any Claim for voting purposes will be applicable for voting purposes only, and will not constitute (a) the allowed amount of any Claim or (b) an admission by the Debtors as to the identity of a particular obligor on, or the appropriate amount of, any Claim for any purpose other than voting on the Plan.(1)

If you have any questions about (i) the procedure for voting your Claim or with respect to the packet of materials that you have received, (ii) the amount of your Claim, or (iii) if you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact:

Donlin Recano & Company, Inc.

(Attn.: Voting and Distributions Dept.)

419 Park Avenue South, Suite 1206

New York, New York  10016

(212) 771-1128

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND ACTUALLY RECEIVED NO LATER THAN JUNE 18, 2009 AT 5:00 P.M.  (PREVAILING EASTERN TIME) (THE “VOTING DEADLINE”) BY DONLIN RECANO & COMPANY, INC. (QUEBECOR WORLD (USA) INC. BALLOT DEPARTMENT), AS FOLLOWS:

(1) As part of the Claims resolution process, the Debtors intend to review their books and records, with respect to any Claim regarding which there may be a dispute as to the proper Debtor liable for such Claim, and dialogue, where appropriate, with the applicable holder of such Claim to determine the appropriate Debtor, and if applicable, Class related to such Claim.

If by regular mail:

Donlin Recano & Company, Inc.

Re: Quebecor World (USA) Inc., et al.

P.O. Box 2034, Murray Hill Station

New York, NY  10156-0701

Attn.: Voting Department

If by hand delivery or overnight courier:

Donlin Recano & Company, Inc.

Re: Quebecor World (USA) Inc., et al.

419 Park Avenue South, Suite 1206

New York, NY  10016

Attn.: Voting Department

BALLOTS RECEIVED AFTER SUCH TIME WILL NOT BE COUNTED UNLESS THE DEBTORS AGREE TO DO SO WITH THE CONSENT OF THE AD HOC GROUP OF NOTEHOLDERS, THE CREDITORS’ COMMITTEE AND THE SYNIDCATE AGREEMENT AGENT.  BALLOTS SHOULD NOT BE DELIVERED DIRECTLY TO THE DEBTORS, THE BANKRUPTCY COURT, THE CREDITORS’ COMMITTEE OR COUNSEL TO THE DEBTORS OR THE CREDITORS’ COMMITTEE.

FOR INFORMATION ABOUT WHICH CLASSES OF CLAIMHOLDERS AND INTERESTHOLDERS ARE IMPAIRED AND UNIMPAIRED UNDER THE PLAN, AND WHICH CLASSES ARE ENTITLED TO VOTE ON THE PLAN, PLEASE SEE SECTION XIII OF THIS DISCLOSURE STATEMENT.

E.             Special Voting Procedures for the Senior Notes

To the best of the Debtors’ knowledge, the Senior Notes are held by way of a central depository known as the Depository Trust Company (“DTC”).  Among other activities, DTC is engaged in the business of effecting transfers and pledges of the securities deposited with it by its participants, who are banks, brokerage firms, brokers, dealers or other nominees (collectively, “Nominees”), which either own the Senior Notes for their own account or hold such Senior Notes for others (the “Beneficial Holders “).  With respect to the Senior Notes held through Cede & Co. (as nominee for DTC) as registered holder, the Claims Agent will distribute to DTC and its proxy participants (or their nominees) sufficient solicitation packages with appropriate Ballots and Master Ballots in order to allow solicitation packages to be delivered to each Beneficial Holder.  The Nominees or their agents (including, as applicable, Broadridge Financial Solutions, Inc. f/k/a Automatic Data Processing, the “Nominee’s Agents”) through which such Beneficial Holders hold the Senior Notes will forward the Solicitation Packages including appropriate Ballots to each such Beneficial Holder for voting purposes.  Each Nominee or Nominee’s Agent (as applicable) will then summarize the individual votes of its respective Beneficial Holders from a Beneficial Holder’s Ballot on an appropriate Master Ballot, and then return the Master Ballot(s) to the Claims Agent on or prior to the Voting Deadline.

Any Beneficial Holder who holds Senior Notes in its own name as of the Voting Record Date (as defined in the Solicitation Procedures Order) should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to the Claims Agent, at the address set forth in Section III.D herein so that it is RECEIVED on or before the Voting Deadline.

Holders of Senior Notes should follow the voting procedures described in the Solicitation Procedures Order, Ballots and Master Ballots for further information.

F.             Confirmation Hearing and Deadline for Objections to Confirmation

Pursuant to section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Court has scheduled the Confirmation Hearing for June 30, 2009 at 10:00 a.m. (prevailing Eastern time) before the

Honorable James M. Peck, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, New York, NY 10004.  The hearing may be adjourned from time to time by the Bankruptcy Court or the Debtors without further notice except for the announcement of the adjournment date made at the hearing or at any subsequently adjourned hearing.  The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed with the Clerk of the Bankruptcy Court and served so that they are RECEIVED on or before June 19, 2009 at 4:00 p.m. (prevailing Eastern time) by:

Counsel for the Debtors:

Michael J. Canning, Esq.

Neil M. Goodman, Esq.

Joel M. Gross, Esq.

Arnold & Porter LLP

399 Park Avenue

New York, New York 10022

(212) 715-1000

United States Trustee:

Andrew D. Velez-Rivera, Esq.

Office of the United States Trustee

Southern District of New York

33 Whitehall Street, 21st floor

New York, New York 10004

(212) 668-2255

Counsel for the Unsecured Creditors’ Committee:

Ira S. Dizengoff, Esq.
David H. Botter, Esq.
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park

New York, New York 10036
(212) 872-1000

Counsel to the Syndicate Committee:

Richard Levy, Esq.

Peter Knight, Esq.

Donald Schwartz, Esq.

Latham & Watkins LLP
Sears Tower, Suite 5800
233 South Wacker Drive
Chicago, Illinois 60606

Counsel to the Ad Hoc Group of Noteholders:

Andrew N. Rosenberg, Esq.

Elizabeth R. McColm, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas
New York, New York 10019

Counsel for the Monitor in the Canadian Proceedings:

Ken Coleman, Esq.

Allen & Overy LLP
1221 Avenue of the Americas
New York, New York 10020

IV.           DESCRIPTION OF QWI AND THE DEBTORS

A.            Organizational Structure and Corporate Information

Quebecor World Inc., a Canadian corporation and the corporate parent of the Debtors, was incorporated on February 23, 1989 pursuant to the Canada Business Corporations Act.  QWI was formed to combine the assets constituting what was then the printing division of Quebecor Inc..  QWI’s principal office is located in the City of Montreal in the Province of Quebec, Canada at 999 de Maisonneuve Boulevard West, Suite 1100, Montreal, Quebec, Canada, H3A 3L4.  QWI’s telephone number at its head office is (514) 954-0101, and its fax number is (514) 954-9624.  QWI’s website is www.quebecorworld.com.

The Company’s United States assets and operations are organized under QWI’s principal United States subsidiary, Quebecor World (USA) Inc.  As the corporate parent of the Company’s United States subsidiaries (other than Quebecor Printing Holding Company), QWUSA oversees the Debtors’ cash management, operations, employee matters and other areas.  In addition, QWUSA is a party to certain of the Debtors’ prepetition financing agreements.

QWI files annual, quarterly and current reports, proxy statements and other information with the Canadian Securities Administrators (the “CSA”) and the United States Securities and Exchange Commission (the “SEC”), which provide additional information about the Company, its management, stockholders and operations, and the historical trading prices of its stock.  You can read and copy these reports, statements or other information at the SEC’s Public Reference Room at Room 1580, 100 F Street, NE, Washington, D.C. 20549.  QWI’s SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.  QWI’s CSA filings are available to the public from commercial document retrieval services and at the website maintained by the CSA at www.sedar.com.  You can also find certain of QWI’s SEC and CSA filings on the Company’s website at www.quebecorworld.com.  Any such information is not considered to be part of, or incorporated by reference into, this Disclosure Statement.

QWI’s Subordinate Voting Shares were listed and traded on the New York Stock Exchange (the “NYSE”) until January 23, 2008, when the NYSE suspended trading in the Subordinate Voting Shares upon the determination by NYSE that such shares were no longer eligible for continued listing and trading. The Subordinate Voting Shares were removed from listing and registration on the NYSE at the opening of business on March 13, 2008.

QWI’s Subordinate Voting Shares, Series 3 Preferred Shares and Series 5 Preferred Shares traded on the Toronto Stock Exchange (the “TSX”) until April 17, 2009, when they were suspended from trading on the TSX until further notice.  This suspension is to remain in place for the duration of the Insolvency Proceedings.

As discussed in more detail below, on January 20, 2008, QWI together with each of the Debtors commenced a proceeding (the “Canadian Proceedings”) before the Superior Court for the Province of Quebec, Commercial Division, for the Judicial District of Montreal (the “Canadian Court”) for a plan of compromise or arrangement under the CCAA.  Each of the Debtors was joined in the Canadian Proceedings in order that each Debtor could obtain the protection of a stay under the CCAA as well as under the Bankruptcy Code.  The Initial Order under the Canadian Proceedings (the “Initial Order”) was dated January 21, 2008 and took effect from immediately after midnight on January 20, 2008.  The Canadian Court appointed Ernst & Young Inc. to serve as Monitor (the “Monitor”) for the Canadian Proceedings.  On January 21, 2008 (the “Petition Date”), the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the U.S. Court.

B.            Overview of Business Operations

The Company is a leader in providing high-value, complete market solutions, including pre-print, print and post-print services, to leading retailers, branded goods companies and catalogers as well as to leading publishers of magazines, books, directories and other printed media.  Quebecor World is also one of the few commercial printers able to serve customers on a regional, national and international basis.  The Company is a leader in most of the services that it offers in its principal geographic markets.  The Company’s market-leading positions have been established through a combination of building long-term partnerships with the world’s leading print media customers, investing in key strategic technologies and expanding operations through acquisitions.

The Company operates 87 printing and related facilities located in North America and Latin America.  The Debtors are the second largest commercial printer in the United States, with 67 facilities in 26 states, where the Debtors are a leader in the printing of books, magazines, directories, retail inserts, catalogs and direct mail.  QWI is the second largest commercial printer in Canada, with 13 facilities in five provinces through which the Company offers a diversified mix of printed products and related value-added services to the Canadian and international markets.  Quebecor World is also the largest commercial printer in Latin America, with seven facilities operating in Argentina, Brazil, Chile, Colombia, Mexico and Peru.  Quebecor World operates both rotogravure and web offset presses in its various facilities, which provide its customers with long-run, short-run and multi-versioning printing options as well as a variety of other value-added services, and which also enable the Company to print simultaneously for its customers in multiple facilities, thereby reducing cycle time and transportation costs.

The table below summarizes the locations of  the Company’s printing and related facilities:

LOCATION	# OF FACILITIES

UNITED STATES (Arkansas, California, Colorado, Connecticut, Florida, Georgia, Illinois, Iowa, Kentucky, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Tennessee, Texas, Virginia and West Virginia)	67

CANADA (Alberta, British Columbia, Nova Scotia, Ontario and Quebec)	13

LATIN AMERICA (Argentina, Brazil, Chile, Colombia, Mexico and Peru)	7

TOTAL:	87

The primary print services that the Company offers in North America relate to the production of retail inserts, catalogs, Sunday magazines and direct mail, which the Company refers to as marketing solutions services, and to the production of books, magazines and directories, which the Company refers to as publishing services. The Company also offers to its U.S. and Canadian clients various other print-related services, which the Company refers to as pre-media and logistics services. These services are described in more detail below.

The Company’s customers include many of the largest publishers, retailers and catalogers in the geographic areas in which it operates. With respect to retail inserts, the Company’s customers include Sears, JC Penney, Kohl’s, Albertson’s, Comp USA and Wal-Mart. The Company prints catalogs for customers such as Williams-Sonoma, Bass Pro, Redcats and Victoria’s Secret. The Company’s book publishing customers include Reader’s Digest Association, McGraw-Hill, Scholastic, Harlequin Enterprises, Thomas Nelson, Simon & Schuster and Imagitas, Inc.  The Company prints magazines for publishers including Time, Hearst, Hachette, Source Interlink Media, Wenner Media, Meister Media Worldwide, Amos Publishing, Reader’s Digest Association and Affinity Group Inc.  The Company’s directories customers include Dex Media, Yellow Book USA and Yellow Pages Group (Canada).  The Company also offers a range of marketing solutions services and publishing services in Latin America to marketers, retailers and publishers in their respective geographical areas.

On June 26, 2008, Quebecor World completed the sale of its European operations to Hombergh/De Pundert Group (“HHBV”), a Netherlands-based investment group (which has since become CirclePrinters Holding B.V.).  At the time the Company sold its European operations, these operations consisted of 16 printing and related facilities employing approximately 3,500 people in Austria, Belgium, Finland, France, Spain and Sweden and producing magazines, catalogs, retail inserts, direct mail products, books and directories.

The Company’s sales and marketing activities are highly integrated and are complemented by product-specific sales efforts.  Sales representatives are located in facilities or in regional offices throughout North America and Latin America, generally close to their customers and prospects.  Each sales representative has the ability to sell into any facility in the Company’s network. This enables the customer to coordinate simultaneous printing throughout the Company’s network through one sales representative.  Some larger customers prefer to centralize the purchase of printing services and, in this regard, the Company’s ability to provide broad geographical services is clearly an advantage over smaller regional competitors.

C.            Industry Overview

Commercial printing is a highly fragmented, capital-intensive industry. The North American and Latin American printing industries are very competitive in most product categories and geographic regions. The Company believes that the ten largest competitors in the North American commercial printing market have less than 25% of the total share of each of their respective markets.  In 2006, in the United States alone, there were approximately 30,700 commercial printers.

Commercial printers tend to compete within each product category based on price, quality, range of services offered, distribution capabilities, customer service, availability of printing time on appropriate equipment and state-of-the-art technology.  Small competitors are generally limited to servicing customers for a specific product category within a regional market. Larger and more diversified commercial printers with greater geographic coverage, such as the Company, have the ability to serve national and international customers across multiple print service categories.

The Company believes that the trend toward consolidation will continue as larger commercial printers displace medium-size printers and regional competitors. Industry trends in Latin America, which are mirroring historical developments in North America, indicate that this market may also undergo consolidation.  The Company has historically been a participant in such consolidation, and expects to continue to seek value-enhancing acquisition or merger opportunities in the future.

In addition, technological changes continue to increase the accessibility and quality of electronic alternatives to traditional delivery of printed documents through the increased use of the Internet and the electronic distribution of media content, documents and data.  While the acceleration of consumer acceptance of such electronic media will probably continue to increase, the Company believes that the value and role of printed media should continue to play a strong role in marketing, advertising and publishing because, in the Company’s view, print media is an efficient and effective vehicle to market and advertise products.  The Company believes that in a multi-channel marketing strategy, print should continue to play a key and important role.  The Company further believes that a significant percentage of the purchases over the Internet are based upon a buying decision that originated from a catalog or retail insert, and that print plays a synergistic role with many of the new technologies.

D.            Industry Trends and Outlook

Global economic conditions affect the Company’s customers’ businesses and the markets they serve. The current and ongoing credit crisis and global economic weakness has resulted in constrained advertising spending and, in certain cases, customer financial difficulties in the Company’s North American segment.  This has put significant downward pressure on volumes and, to a lesser degree, on price, across nearly all of North America’s printing and related services, particularly in the fourth quarter of 2008 and early 2009.

During 2008 and continuing in 2009, the Company undertook various initiatives to adapt its cost structure to the rapidly changing economic environment including:

•      Divesting its non-strategic operations in Europe, which allowed the Company to remain focused on its core business in the Americas and reduced the operational risks associated with the uncertainty of the long-term profitability of the European operations.

•      Implementing significant profit improvement initiatives to align its costs with assumed future volume decreases.  In June 2008, the Company integrated and rationalized the number of business divisions in the U.S. from six to three, which allows the Company to better serve existing and new customers by having more streamlined and customer driven operations. The Company also closed three of its facilities in 2008 and reduced corporate and plant staff levels by more than 10%.

•      Freezing salaries of all non-unionized North American employees effective January 1, 2009 and effective February 1, 2009, suspended employer’s contributions for non-unionized U.S. employees to the 401(k) plans and reduced senior management salaries by 5%.

•      Implementing, effective April 2009, a significant cost reduction plan.  This new plan includes a 10% wage reduction for all non-union salaried and hourly employees (including sales commissions), a reduction of employees’ paid vacation entitlement by one week, a reduction in pay for work on holidays from double time to time-and-a-half, and changes to the Company’s severance and overtime policies.  In connection with the implementation of this cost savings plan, the Company intends to seek similar concessions from its union employees.

The current North American recession is expected to continue to put downward pressure on volumes and prices as retailers and publishers further adjust their budgets for printing services. Competition in the industry remains intense as the industry is still in the process of consolidating and is still suffering from overcapacity. Under these conditions the Company is focusing on improving its product and segment mix, adding customer value through initiatives such as its new integrated multi-channel solutions and improving productivity through continuous improvement projects and technology. The Company is also aggressively aligning its cost structure to mitigate the impact of the economic downturn.

Latin America has not been, nor is it expected to be, as affected by the global economic difficulties as North America.  With planned investments in new capacity, this segment’s revenues are forecast to increase in line with expected growth from an existing customer base.

E.             Description of Business Segments and Print Services

The Company operates in the commercial print media segment of the printing industry and its business segments are located in two main geographical regions: North America and Latin America.  In North America, the Company’s print and print-related services are offered by four business groups: the U.S. based Marketing Solutions Group; Publishing Services Group; Pre-Media and Logistics Group; and the Canada Group.

The Company’s Latin American business group offers the same broad range of print services as its North American counterparts, other than direct mail products.

1.             Overview

On June 16, 2008, the Company merged its U.S. Retail Insert, Catalog, Sunday Magazine and Direct Mail divisions into a new integrated Marketing Solutions Group to better serve the marketing and advertising needs of its customers in multiple markets including retail, direct marketing, Sunday magazine, agency and financial services.  The U.S. Marketing Solutions Group produces direct mail products, retail inserts, catalogs and Sunday magazines in a coast-to-coast integrated network of more than 20 facilities in the United States.  This operating and sales structure has allowed the Company to improve its operational efficiency and enhance its integrated product offering to all of its customers.

On June 17, 2008, the Company integrated its U.S. Magazine, Book and Directory Divisions into the Publishing Services Group, and merged its U.S. Pre-Media and Logistics divisions into a single operating structure.  The new Publishing Services Group has streamlined the Company’s operations and improved services to better serve existing and new publishing customers.

The Company expects that the enhanced U.S. operating structure comprising the three divisions — Marketing Solutions Group, Publishing Services Group and Pre-Media and Logistics Group — will result in greater synergies, shared resources and faster decision-making with a focus on delivering complete value-added solutions to two principal customer bases, multi-channel marketers and publishers.

2.             Marketing Solutions Services

Through its U.S. Marketing Solutions Group, the Company offers and provides print services related to retail inserts, catalogs, Sunday magazines and direct mail.

Retail Inserts:  Major retail insert customers include some of the largest retailers, such as CVS, JC Penney, Kohl’s, Sears, Wal-Mart and Walgreens.  The Company believes that it is the leading retail insert printer in North America, where its unique coast-to-coast rotogravure and web offset network provides retailers with a dual-process option for long-run and multi-versioned advertising campaigns.

Catalogs:  The Company is one of the largest printers of catalogs in the U.S.  Its catalog customer base includes Williams-Sonoma, Oriental Trading Company, Victoria’s Secret, Cabela’s, Bass Pro, Redcats and many others.  The Company offers special catalog services, such as list services, to help customers compile effective lists for distribution co-mailing, co-stitching and selective-binding capacity, as well as providing ink-jet addressing and messaging to personalize messages for each recipient.  These and other value-added services allow the Company’s customers to vary catalog content to meet their customers’ demographic and purchasing patterns.  The Company’s geographic reach also allows the Company to offer its customers one-stop shopping for all of their catalog needs.

Sunday Magazines:  The Company believes that it is the U.S. industry leader in the production of the major weekend newspaper magazines, Parade and USA Weekend, as well as locally edited and distributed titles.  These are four-color magazines inserted in major-market weekend newspapers.

Direct Mail:  The Company is a U.S. leader in direct mail production. Two of its facilities, located in Atlanta, GA and Effingham, IL, are direct mail mega-facilities that provide complete direct mail production services, from the data programming stages through bulk mailing.  The Company can produce everything from traditional direct mail packages to complex personalized in-line finished packages.  Approximately 90% of the manufacturing (except for conventional envelopes) is done in-house, thereby streamlining the production process and reducing cycle time and transportation costs.  The Company’s sophisticated inkjet imaging technology allow it to apply variable messages in up to sixteen different locations on a single printed piece and in virtually any font or color with resolutions of up to 240 dpi.

Furthermore, the Company has the capability to combine and coordinate all the pieces of multi-component marketing materials in virtually one pass through the press. By combining these features with the Company’s highly complex in-line imaging capability, it can provide clients with more targeted and personalized marketing vehicles.

3.             Publishing Services

The Company’s U.S. Publishing Services Group integrates its book, magazine and directory print services.

Books:  The Company is an industry leader in U.S. book manufacturing. The Company prints books for many of the world’s leading publishers, including McGraw-Hill, Scholastic, Harlequin Enterprises, Simon & Schuster, Thomas Nelson, Time-Warner, Reader’s Digest Association, Imagitas and Pearson Education.  The Company is an industry leader in the application of new technologies for book production, including electronic pre-media, information networking and digital printing.  The Company serves more than 750 book publishing customers internationally.

In keeping with the Company’s full-service approach, it also provides on-demand digital printing services for small quantities of books, brochures, technical documents and similar products to be produced quickly and at a relatively low cost.

Magazines:  The Company is one of the leading printers of consumer magazines in the United States.  The Company prints more than 1,000 magazine titles, including industry-leading titles such as Elle for Hachette-Fillipachi Magazines US, Cosmopolitan and Good Housekeeping for Hearst Corp., Maxim for Alpha Media Publishing, Forbes for Forbes Inc., ESPN The Magazine for Walt Disney Corp., In Touch Weekly for Bauer Publishing USA, Family Handyman and Weekly Reader for Reader’s Digest Association and Rolling Stone, US Weekly and Men’s Journal for Wenner Media.  The Company operates an international print platform with operations in the United States, Canada and Latin America.  As the industry leader in weekly publishing, the Company produces more than 15 magazine titles for Time, Inc., including Time, Sports Illustrated, People, Entertainment Weekly, Time For Kids.  The Company also produces magazine titles such as Fortune, Money, Southern Living, Cooking Light, Coastal Living, Southern Accents and People en Español.

Directories:  The Company is the second largest printer of directories in the United States and Latin America.  The Company prints directories for some of the largest directory publishers in the world, including Dex Media, Yellow Book USA, RH Donnelley, Windstream and Frontier in the United States, and the Yellow Pages Group in Canada.

4.             Pre-Media and Logistics Services

The Company has invested in pre-media and post-press technology to enhance its ability to serve this market by providing publishers with before and after print services.

Pre-Media Services: The Company is a leader in the transition from conventional pre-press to an all-digital workflow, providing a complete spectrum of film and digital preparation services, from traditional creative services and color separation to state-of-the-art, all-digital pre-media, as well as digital photography and digital archiving.  Such pre-media services include the color electronic pre-media system, which takes art work from concept to final product, and desktop publishing, giving the customer greater control over the finished product.  These pre-media services are especially helpful to smaller customers, who may not have the capital to employ such equipment or who may have to rely on third-party vendors, which may result in coordination and delay problems.  The Company’s specialized digital and pre-media facilities, which are strategically located close to and, in certain cases, onsite at, customers’ facilities, provide its customers high-quality, 24-hour preparatory services linked directly to its various printing facilities. In addition, the Company’s computer systems enable it to electronically exchange both images and textual material directly between its facilities and its customers’ business locations.  The Company’s pre-media services bring together the full range of digital technologies and pre-media assets within its corporate group that allows the Company to focus on providing a more comprehensive range of solutions to its customer base.

Logistics Services:  Other value-added services provided by the Company, including mail list, shipping and distribution expertise, ink-jet personalizing, customer-targeted binding and creative services, are increasingly demanded by the Company’s customers.  The Company’s co-mailing and other logistics services help publishers reduce costs and improve distribution.  Quebecor World Logistics (“QWL”) provides logistics and mail list services for both Quebecor World and third-party customers, managing distribution and mailing services for catalogs, direct mail, magazine (subscriber copies and newsstand), newspaper inserts, books and bulk printed products. QWL uses scale to consolidate volume and a comprehensive menu of electronic tracking options to efficiently plan all deliveries. QWL provides customized, flexible mailing strategies based on customers’ specific in-home delivery requirements.

5.             Canada Group

The Company is one of the leading commercial printers in Canada. It offers publishers and retailers a coast-to-coast manufacturing platform of 13 facilities so customers are able to print closer to the end user, reducing distribution costs and cycle times. The Company is the leader in Canada in the production of retail inserts and directories and one of the leaders in the production of magazines, catalogs, books and direct mail products. Customers include many of Canada’s leading publishers and retailers, including Canadian Tire, Sears, Rona, Canada Wide, Jean Coutu,  Dell Canada, Best Buy, Staples and Home Depot.

6.             Latin America

The Company is the leading commercial printer in Latin America with seven facilities in Argentina, Brazil, Chile, Colombia, Mexico and Peru. It produces magazines, catalogs, retail inserts, books and directories for leading local, regional and international publishers and retailers. The Company provides a digitally linked network of facilities. The Company’s Latin American platform serves as a competitive alternative source to Asia in the printing of books for shipment to North America.  It is also well positioned to service North American book publishers in the printing of books for which time-to-market is not as significant a factor.

F.             Employees

As of March 31, 2009, the Company employed approximately 16,400 people in North America, of which approximately 5,500, or approximately 33%, are unionized.  The Company had 30 collective bargaining agreements in North America as of March 31, 2009.   Furthermore, seven collective bargaining agreements are currently in negotiations, one of which expired in 2006, two of which expired in 2007 and four of which expired in 2008.  In addition, five collective bargaining agreements will expire later in 2009.  As of March 31, 2009, of the Company’s 80 plants and related facilities in North America, 22 had union representation.

As at December 31, 2008, the Company employed approximately 2,400 people in Latin America, the majority of whom are either subject to labor agreements that apply industry-wide or to a collective bargaining agreement.

G.            Properties and Equipment

1.             Facilities

The Company owns or leases 67 facilities in the United States, 13 facilities in Canada and seven facilities in Latin America. Many of these facilities have multiple buildings and warehouses. The Company’s facilities occupy approximately 15.0 million square feet of premises in the United States, approximately 2.0 million square feet in Canada and approximately 1.3 million square feet in Latin America.

2.             Equipment

(a)          Description of Manufacturing Processes and Equipment

The Company principally uses two types of printing processes, rotogravure and offset, which are the most commonly used commercial printing processes.  Both processes have undergone substantial technological advances over the past decade, resulting in significant improvements in both speed and print quality.

Rotogravure:  The rotogravure process uses a copper-coated printing cylinder that is mechanically engraved using high-precision, computer-controlled and diamond-cutting heads.  Although the engraving of the printing cylinder is relatively expensive, the printing cylinder itself is extremely durable and cost-effective per long run.  The rotogravure process has an excellent reputation for the quality of its four-color reproductions on various grades of paper and the very high speed at which it is capable of running.  Rotogravure also provides the advantage of offering multiple cut-off sizes which can be tailored to minimize paper waste.  With 60 rotogravure presses, the Company is one of the largest printers using the rotogravure process.

The rotogravure process is well suited to long-run printing of retail inserts and circulars, weekend newspaper magazines and other high-circulation magazines and catalogs.  The Company believes that its coast-to-coast network of rotogravure facilities in North America offers both the capacity and broad geographic presence required by large retailers and publishers.  The Company’s advanced ability in rotogravure digital pre-media also ensures more efficient and accurate production of the same insert simultaneously in multiple locations, thereby offering the customer the efficiency and cost savings of manufacturing and distribution closer to its end-use markets in reduced time frames.

Offset:  In the offset process, ink is transferred from rollers to a metal plate and then to a rubber blanket, which in turn transfers the image to the web (paper). There are several types of offset printing processes: sheetfed and web; and heatset and coldset. Sheetfed presses print on sheets of paper, whereas web presses print on rolls of paper. Short-run printing is generally best served by sheetfed offset, whereas web offset is generally the best process for longer runs.

Heatset web offset involves a press which uses an oven to instantly set or dry the oil-based inks.  This permits high speed and better quality and is best suited for printing on glossier papers (coated paper). Heatset web offset is used to print retail inserts, magazines, catalogs and books. The Company operates 270 heatset web offset presses.

Coldset web offset involves a press that does not use an oven to dry the ink, instead using oil-based inks that are absorbed into the paper and dried by oxidation. Coldset web offset is used mainly to print newspapers, books, directories and some retail inserts. The Company operates 37 coldset web offset presses.

The Company also operates 62 sheetfed offset presses, which print books, promotional material, covers and direct-mail products.

(b)          Technology

The Company cooperates with large suppliers in the area of research and development of new printing technologies, materials and processes.  Its capital-improvement programs include adding, replacing and upgrading existing equipment.

In the past several years, the Company has invested in faster, more efficient and higher quality presses.  In July 2004, the Company announced, as part of its retooling program, its intention to purchase latest generation web offset presses targeted for the magazine, catalog, retail and book platforms of its U.S. operations.  This allowed it to further improve efficiency and meet the needs of both publishers and retailers.  Since July 2004, the Company has installed 20 new presses, due mainly to its retooling program.  As part of the restructuring process, the Company may re-allocate, re-purpose, move and de-commission a certain number of its presses with a view to maximizing the efficient use of its equipment and technology.

Pre-media has continued to adapt to ever changing technology advancements and embrace web-enabled digital workflows as part of its offerings to customers.  The latest hardware and software solutions help drive the services upstream in the creative process and downstream to print and web media options.  The Company has deployed content management systems and services to bridge the information to multiple media channels.  The Company has been an industry leader in bringing new on-line imaging services in conjunction with traditional pre-media services and color management, which streamline the production of pages for print.  The Company has pioneered the digital engraving process for gravure and early adoption to computer-to-plate process for offset printing to optimize the color quality and consistency on its presses.  Migration to a complete PDF workflow simplifies and standardizes the process.  The Company also believes that it has established one of the industry’s most efficient virtual private data communications network (VPN), capable of transmitting customer files from its pre-media centers to multiple print facility locations.  Virtual Soft Proofing™ technology has allowed viewing of images and pages across the Internet that will ultimately improve schedules and enable last-minute changes.

The Company has also upgraded its U.S. rotogravure network with a view to improving efficiency and service to its magazine, catalog, retail insert and weekend newspaper magazine customers. The Company was one of the first commercial printers in North America to install short cut-off tabloid offset presses.  These presses print more pages at faster speeds and use less paper than conventional tabloid presses.  The Company has also invested in new and emerging digital and web-based technologies to improve services, reduce costs and expand its range of products.

The Company operates a North American-wide telecommunications network, which enhances its ability to move digital files between its facilities and customers quickly, share work among facilities, and expand distribution and printing operations.

H.                                    Purchasing and Raw Materials

The principal raw materials used in the Company’s products are paper and ink.  In 2008, the Company spent approximately $1.4 billion on raw materials (excluding materials with respect to its European operations that it disposed of in June 2008).  The Company exercises its purchasing power to obtain pricing, terms, quality, quality control and service in line with its status as one of the largest industry customers.

For most of the Company’s purchases, it negotiates with a limited number of suppliers to maximize its purchasing power, but the Company does not rely on any single supplier. Purchasing activity at both the local plant and corporate level is coordinated in order to increase and benefit from economies of scale.  Inventory control operations are also integrated into the Company’s purchasing functions, which has resulted in improvements in inventory turnover. Inventories are also managed and tracked on a regional basis, increasing the utilization of existing inventories.

The Company takes pride in offering world-wide procurement services to its customers. It believes that its global procurement practices provide it with a competitive advantage, which allows it to reduce administrative costs, standardize procurement and provide customers with assured supply at attractive prices.

I.                                         Financial Statements and Recent Financial Results

Set forth in Appendix F hereto is QWI’s annual report on Form 20-F filed with the SEC for the fiscal year ended December 31, 2008, which includes, inter alia, the audited consolidated financial statements of QWI and its subsidiaries, prepared in accordance with Canadian generally accepted accounting principles, comprised of consolidated balance sheets as of December 31, 2008 and 2007, the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2008, and accompanying notes to the consolidated financial statements.  Set forth in Appendix G hereto is QWI’s quarterly report filed with the SEC on Form 6-K for the quarters ended March 31, 2009 and March 31, 2008, which includes, inter alia, the unaudited consolidated financial statements of QWI and its subsidiaries, prepared in accordance with Canadian generally accepted accounting principles, comprised of consolidated balance sheets for the quarters ended March 31, 2009 and 2008, the related consolidated statements of income (loss), comprehensive income (loss), retained earnings (loss) and cash flows for each of the quarters covered in such quarterly report, and accompanying notes to the consolidated financial statements.

J.                                      Environmental Regulations

The Company is subject to various laws, regulations, permit requirements, contractual obligations, and government policies relating to the protection of the environment, including, among other things, requirements relating to (a) the generation, storage, transportation, and disposal of solid waste, and (b) to releases of various substances into the environment, including air emissions and wastewater discharges.  The Company is also subject to various laws and regulations that allow regulatory authorities to compel (or seek reimbursement for) the cleanup of environmental contamination at the Company’s own sites and at off-site facilities where waste is or has been disposed of.  With respect to off-site facilities in the United States as to which one or more Debtors might otherwise have cleanup liabilities, it is the position of the Debtors that those liabilities give rise to Claims that must be addressed in the Chapter 11 Cases and that will be discharged upon confirmation of the Plan.  The Company has established a provision for expenses associated with environmental remediation obligations, as well as other environmental matters, when such amounts can be reasonably estimated.  The amount of the provision is adjusted as new information is known.  Such provision is believed to be adequate to cover the potential costs associated with the remediation of environmental contamination found on-site and off-site as well as other environmental matters.

The Company expects to incur ongoing capital and operating costs to maintain compliance with existing and future applicable environmental laws and requirements, as well as to address equipment and process upgrades over the next few years as part of an overall environmental compliance plan.  For example, the Company has been engaged in discussions with the United States Environmental Protection Agency concerning compliance with the Stratospheric Ozone Protection Provisions of the federal Clean Air Act, which regulate the use of chlorofluorocarbons (CFCs) that are used as refrigerants at many of the Company’s facilities. Those discussions could lead to an agreement that would result in increased capital and costs.  However, the Company does not anticipate that maintaining compliance with these or other existing environmental requirements will have a material adverse effect upon its competitive or consolidated financial position.

K.                                    Management of QWI and the Debtors

1.                                      QWI

OFFICERS:	Name	Position
	Jacques Mallette	Director, President and Chief Executive Officer
	Jeremy Roberts	Chief Financial Officer
	Régis Réhel	President, Quebecor World Canada
	Guy Trahan	President, Latin America
	David Blair	Senior Vice President, Operations, Technology and Continuous Improvement
	Michèle Bolduc	Senior Vice President, Legal Affairs and General Counsel
	Sylvain Levert	Senior Vice President, Corporate Services
	Ben Schwartz	Senior Vice President, Human Resources
	Mario D’Arienzo	Vice President, Real Estate
	Diane Dubé	Vice President, Corporate Controller
	Jo-Ann Longworth	Chief Accounting Officer
	Roland Ribotti	Vice President, Corporate Finance and Treasurer
	Tony Ross	Vice President, Communications
	Marie-Élizabeth Chlumecky	Corporate Secretary
	Lucie Desjardins	Assistant Corporate Secretary

DIRECTORS:	Douglas G. Bassett André Caillé Michèle Desjardins Jacques Mallette The Right Honourable Brian Mulroney (Chairman) Alain Rhéaume

2.                                      QWUSA

OFFICERS:	Name	Position
	David McCarthy	President
	Jeremy Roberts	Executive Vice President
	Kevin J. Clarke	President, Publishing Services Group
	Brian Freschi	President, Marketing Solutions Group
	Roland Ribotti	Vice President, Corporate Finance and Treasurer
	Marie-Élizabeth Chlumecky	Corporate Secretary
	Laura Norden	Assistant Corporate Secretary

DIRECTORS:	Jacques Mallette
David McCarthy
Kevin J. Clarke
Brian Freschi

3.                                      Debtors Other Than QWUSA

A list of the current officers and directors of the Debtors other than QWUSA is attached hereto as Appendix H.

V.            PREPETITION CAPITAL STRUCTURE OF QWI AND THE DEBTORS

A.                                    Equity of QWI

QWI is a public company whose authorized share capital consists of Subordinate Voting Shares, Multiple Voting Shares and First Preferred Shares issuable in series. QWI’s Subordinate Voting Shares, Series 3 Preferred Shares and Series 5 Preferred Shares traded on the TSX until April 17, 2009, when they were suspended from trading until further notice.  This suspension is to remain in place for the duration of the Insolvency Proceedings.

All of the existing share capital of QWI, which is comprised of the Subordinate Voting Shares, the First Preferred Shares issuable in series and the Multiple Voting Shares, will be changed into a new class of redeemable shares of the capital of QWI that will be automatically redeemed by QWI on the Effective Date for a nominal cash payment.  This will result in the effective cancellation of QWI’s current share capital for virtually no consideration.

Shares Outstanding (as of March 31, 2009)

Subordinate Voting Shares	158,178,000
Multiple Voting Shares	46,987,000
Series 2 Cumulative Redeemable First Preferred Shares	None
Series 3 Cumulative Redeemable First Preferred Shares	12,000,000
Series 4 Cumulative Redeemable First Preferred Shares	None
Series 5 Cumulative Redeemable First Preferred Shares	1,440,000

1.                                      Subordinate Voting Shares

QWI’s Subordinate Voting Shares carry one (1) vote per share.  In the aggregate, the voting rights associated with the Subordinate Voting Shares represented, as at March 31, 2009, 25.19% of the voting rights attached to all of its issued and outstanding voting securities.

2.                                      Multiple Voting Shares

QWI’s Multiple Voting Shares carry ten (10) votes per share.  They are convertible at any time into Subordinate Voting Shares on a one-for-one basis. They have never been publicly traded.

3.                                      Preferred Shares

All of QWI’s Preferred Shares are generally non-voting and participate in priority to the Subordinate Voting Shares and Multiple Voting Shares in the event of liquidation, dissolution, winding-up or other distribution of QWI’s assets. Each series of Preferred Shares ranks pari passu with every other series of QWI’s Preferred Shares.

In 2008, 5,303,572 of QWI’s issued and outstanding Series 5 Preferred Shares were converted into 69,057,316 Subordinate Voting Shares in accordance with the rights, privileges, restrictions and conditions attaching to the Series 5 Preferred Shares.

Effective March 2, 2009, 256,364 of the QWI’s issued and outstanding Series 5 Preferred Shares were converted into 3,536,220 Subordinate Voting Shares in accordance with the rights, privileges, restrictions and conditions attaching to the Series 5 Preferred Shares.

On March 30, 2009, QWI announced that it had received, on or prior to March 27, 2009, notices in respect of 340,000 of its issued and outstanding Series 5 Preferred Shares requesting conversion into the Subordinate Voting Shares.  Such Series 5 Preferred Shares are expected to be converted into a number of Subordinate Voting Shares on June 1, 2009 based on the applicable conversion ratio.  Unlike previous quarterly conversions of Series 5 Preferred Shares into Subordinate Voting Shares, the Subordinate Voting Shares issuable upon conversion of the 340,200

Series 5 Preferred Shares will not be listed on TSX in light of the trading suspension on all of QWI’s securities listed on TSX that has been in effect since after the close of markets on April 17, 2009.

4.                                      Suspension of Dividends

On November 7, 2006, concurrently with the release of the Company’s results for the third quarter of 2006, QWI announced that its Board of Directors had suspended the payment of dividends on QWI’s Subordinate Voting Shares and Multiple Voting Shares.

On November 26, 2007, QWI’s Board of Directors also suspended dividend payments on its Series 3 Preferred Shares and Series 5 Preferred Shares. As of February 28, 2009, an aggregate of C$27,727,000 in accrued dividends was unpaid on QWI’s Series 3 Preferred Shares and an aggregate of C$4,389,000 in accrued dividends was unpaid on QWI’s Series 5 Preferred Shares.

B.                                    Equity of the Debtors

QWI owns 100% of the equity of Quebecor Printing Holding Company (“QPHC”), a Debtor in these Chapter 11 Cases.  QWUSA is wholly-owned by QPHC, and QWUSA is, in turn, the direct or indirect 100% parent of each of the other Debtors and certain of their non-Debtor affiliates.

C.                                    Debt

The principal debt obligations of the Debtors outstanding as of the Petition Date were as follows:

1.                                      Syndicate Agreement

QWI and QWUSA are borrowers under an amended and restated credit agreement dated as of December 15, 2005, with QPHC, as guarantor, Royal Bank of Canada, as lender and administrative agent, and the other lenders and agents parties thereto.  This agreement provided for revolving credit facilities in the aggregate amount of up to $750 million, which were used for general corporate purposes including, without limitation, then ongoing working capital and operations requirements, commercial paper back-up and, subject to the terms and conditions of the Syndicate Agreement, for providing funding for acquisitions, investments and capital expenditures.

The Syndicate Agreement is guaranteed pursuant to a guaranty entered into by QPHC in connection with the First Amending Agreement to Credit Agreement dated as of August 12, 1999, and is guaranteed and secured by the following (collectively, the “Bank Security”), each of which was granted on October 26, 2007 in connection with the terms and conditions of the Fourth Amendment to the Syndicate Agreement, dated as of September 28, 2007 (the “Fourth Amendment”): (i) guarantees from certain of the Debtors other than Quebecor World Capital Corporation (“QWCC”) and Quebecor World Capital II LLC; (ii) a pledge of the shares of Debtor QW Memphis Corp. (“QW Memphis”) by Debtors QWUSA, the Webb Company and Quebecor World Memphis LLC; (iii) a pledge of the shares of QWUSA by QPHC; (iv) a security interest in all personal and real property of QW Memphis, excluding accounts receivable subject to the North American receivables sale program and certain real estate located in Covington, Tennessee; and (v) a security interest in all inventory of QWI located in Canada.  In connection with the Fourth Amendment, various financings were permitted, including approximately $400 million of financing made available to the borrowers to repurchase certain Private Notes (as hereinafter defined) in order to avoid breaching certain financial covenants.  As described below, similar guarantees and security interests were granted to Société Générale (Canada) on a pari passu basis in accordance with the Equipment Financing Agreement described below.  The aggregate amount of debt secured by liens or security interests under both the Syndicate Agreement and the Equipment Financing Agreement is $170 million (plus certain expenses), which was the maximum amount permitted under the indentures governing the Debtors’ Senior Notes at the time.  As of January 11, 2008, the aggregate principal amount of indebtedness outstanding under the Syndicate Agreement was approximately $735 million, of which approximately $135.6 million is secured.

The Creditors’ Committee has filed an avoidance action in respect of the Bank Security provided under the Fourth Amendment, as discussed in Section VI.B.11 below.  As provided under the Plan and as part of the settlements embodied in the Plan, particularly the Syndicate Compromise, such action will be dismissed with prejudice on the Effective Date.

2.                                      Equipment Financing Agreement

The Equipment Financing Agreement is set forth in a credit agreement dated as of January 13, 2006 (as amended) among QWI, as borrower, QWUSA, as guarantor, and Société Générale (Canada), as lender, and provided for an equipment financing credit facility in the aggregate amount of the Canadian dollar equivalent of €136,165,415.(2) The Equipment Financing Agreement is guaranteed and secured on a pari passu basis by the Bank Security.

As noted above, the aggregate amount of debt secured by liens or security interests under both the Syndicate Agreement and the Equipment Financing Agreement was $170 million (plus certain expenses), which is the maximum amount permitted under the documents governing the Debtors’ Senior Notes.  As of January 11, 2008, the aggregate principal amount outstanding under the Equipment Financing Agreement was approximately $155 million, of which approximately $34.4 million is secured.

The Creditors’ Committee has filed an avoidance action in respect of the issuance of the guarantees and security interests for the Equipment Financing Agreement, as discussed in Section VI.B.11 below.  The Plan, as currently contemplated, does not provide for the dismissal of this action.

3.                                      Senior Notes

Certain of the Debtors and QWI are obligors under the following series of senior notes (collectively, the “Senior Notes”):

•                  4.875% senior notes due in 2008 (the “4.875% Notes due 2008”) and 6.125% senior notes due in 2013 (the “6.125% Notes due 2013”), both issued pursuant to an indenture dated as of November 3, 2003 among Quebecor World Capital Corporation, as issuer, Quebecor World Inc., as guarantor, and Wilmington Trust Company, as trustee.  The aggregate principal amount outstanding under such senior notes are $200 million and $400 million, respectively.

•                  9.75% senior notes due in 2015 (the “9.75% Notes due 2015”), issued pursuant to an indenture dated as of December 18, 2006, and amended by the First Supplemental Indenture dated as of December 20, 2007, among Quebecor World Inc., as issuer, Quebecor World (USA) Inc., Quebecor World Capital II LLC and Quebecor World Capital II GP, as guarantors, and Wilmington Trust Company, as trustee.  The aggregate principal amount outstanding under such notes is $400 million.

•                  8.75% senior notes due in 2016 (the “8.75% Notes due 2016”), issued pursuant to an indenture dated as of March 6, 2006, and amended by the First Supplemental Indenture dated as of December 20, 2007, among Quebecor World Capital II GP, as issuer, Quebecor World Inc., Quebecor World (USA) Inc. and Quebecor World Capital II LLC, as guarantors, and Wilmington Trust Company, as trustee.  The aggregate principal amount outstanding under such notes is $450 million.

•                  6.50% senior notes due in 2027 (the “6.50% Notes due 2027”), issued pursuant to an indenture dated as of January 22, 1997 among Quebecor World Capital Corporation (f/k/a Quebecor Printing Capital Corporation), as issuer, Quebecor World Inc. (f/k/a Quebecor Printing Inc.), as guarantor, and The Bank of New York Mellon (as successor to Chase Manhattan Bank), as trustee.  The aggregate principal amount outstanding under such notes is $3.2 million.

All of the Senior Notes are unsecured and contain customary restrictive covenants and events of default.

(2) As of January 15, 2008, this is equivalent to approximately $202,571,926.

As noted above, the terms and conditions of the Senior Notes limited the aggregate principal amount of indebtedness that may be secured by liens or security interests under both the Syndicate Agreement and the Equipment Financing Agreement to approximately $170 million (plus certain expenses) but did not prevent the granting of such liens and security interests.

4.                                      Accounts Receivable Facility

Pursuant to a certain Receivables Purchase Agreement, dated as of September 24, 1999 (as amended, the “US Receivables Purchase Agreement”), certain of the Debtors sold, assigned and transferred to Quebecor World Finance Inc. (“QWF”) all of their right, title and interest in their respective accounts receivable.  Pursuant to a certain Receivables Purchase Agreement dated October 24, 2007 (the “Canadian Receivables Purchase Agreement”), the sellers under the Canadian Receivables Purchase Agreement sold, assigned and transferred to QWF all of their right, title and interest in their respective accounts receivable.  (The accounts receivable and other related rights sold pursuant to the US Receivables Purchase Agreement and the Canadian Receivables Purchase Agreement are collectively referred to herein as the “Receivables Portfolio”.)

QWF, in turn, sold, assigned and transferred a variable, undivided percentage interest in the Receivables Portfolio pursuant to a certain Amended and Restated Receivables Sale Agreement, dated as of December 22, 1999 (as amended, the “Receivables Sale Agreement” and together with the US Receivables Purchase Agreement and the Canadian Receivables Purchase Agreement and all related documents, the “Existing Receivables Facility”), among QWF, Quebecor Printing (USA) Holdings, Inc., as collection agent, Amsterdam Funding Corporation, as a conduit purchaser, and ABN AMRO Bank N.V., as agent for the Purchasers (as defined in the Receivables Sale Agreement) (the “Existing Receivables Facility Agent”), to the Purchasers (as defined in the Receivables Sale Agreement), with QWF retaining certain rights to collections received on account of the Receivables Portfolio in excess of the Existing Receivables Facility Agent’s and Purchasers’ interest therein (the “Remainder Interest”).

As of the Petition Date, the Existing Receivables Facility Agent and the Purchasers agreed to sell all their right, title and interest in the Receivables Portfolio and certain related rights to QWUSA for approximately $418 million plus expenses, pursuant to the terms of a payoff and assignment agreement dated as of January 24, 2008 among QWF, QWUSA, QWI, the Existing Receivables Facility Agent and the Purchasers (the “Purchase Agreement”) and QWF agreed to assign all its right, title and interest in the Remainder Interest and certain related rights to QWUSA pursuant to the Assignment Agreement dated as of January 24, 2008 between QWF and QWUSA (the “Remainder Assignment Agreement”). The sale of all right, title and interest of the Existing Receivables Facility Agent and the Purchasers in the Receivables Portfolio and certain related rights to QWUSA was to be effected by the assignment contained in the Purchase Agreement, and the transfer of all right, title and interest of QWF in the Remainder Interest and certain related rights to QWUSA was to be effected by the assignment contained in the Remainder Assignment Agreement.

Upon the entry of the Interim DIP Order and the satisfaction of the conditions to lending under and the availability of the DIP Facility, QWUSA was directed to, and did, acquire all right, title and interest of the Existing Receivables Facility Agent and the Purchasers in the Receivables Portfolio and certain related rights for a purchase price of approximately $418 million plus expenses pursuant to the terms of the Purchase Agreement, which sale was effected by the assignment contained in the Purchase Agreement, and QWF transferred all of its right, title and interest in the Remainder Interest to QWUSA in full satisfaction of certain revolving subordinated notes issued by QWF to QWUSA and certain other Debtors incident to the US Receivables Purchase Agreement and/or as a dividend to QWUSA as its sole equity holder, which transfer was effected by the Remainder Assignment Agreement.

Pursuant to the Final DIP Order, following the transfer to QWUSA of all right, title and interest in the Receivables Portfolio, all rights, liens and any claims of the Existing Receivables Facility Agent and the Purchasers in the Receivables Portfolio were terminated, and all right, title and interest in the accounts receivable and related rights comprising the Receivables Portfolio vested in QWUSA.

5.                                      Equipment Leasing Arrangements

As of the Petition Date, the Company was party to a significant number of lease transactions entered into for the purpose of financing the acquisition of presses, bindery equipment and other equipment utilized in the Company’s businesses.  As of the Petition Date, the Company had approximately $180 million in future minimum lease payments under such equipment leases.

6.                                      Other Debt

As of the Petition Date, the Company had approximately $220 million in future minimum lease payments under real property leases.

As of the Petition Date, the Company had outstanding obligations to trade vendors in the aggregate amount of approximately $336 million.

The Debtors were also party to a number of other contracts as of the Petition Date, the rejection of which in the Chapter 11 Cases could give rise to substantial additional claims.

VI.           THE CHAPTER 11 CASES

A.                                    Events Leading up to the Chapter 11 Cases

Quebecor World’s financial performance has suffered in the last several years as a result of a combination of factors, including declining prices and sales volume, and a temporary disturbance caused by a major retooling of its printing operations initiated in 2004.  The retooling program looked to upgrade the Company’s current equipment to reflect up-to-date technology, including the development of new printing technologies, the upgrade of existing printing assets and the further development of integrated services, in order to improve the Company’s efficiency and reduce costs.  As part of the retooling program, the Company also closed, announced the closure of or sold a total of 27 facilities.  By consolidating platforms into fewer but larger and more specialized plants, administrative costs were significantly reduced.  A major component of the retooling program included the purchase of the latest generation web offset presses targeted towards the magazine, catalog, retail and book platforms of the Company’s U.S. operations.  These new presses were meant to further improve efficiency and meet the needs of both publishers and retailers. Under this retooling program, the Company installed 20 new presses in its U.S. facilities.  During this period, the Company permanently de-commissioned or sold over 70 presses and relocated nearly 40 presses, excluding European operations.  While the Company substantially completed its retooling program in North America, and achieved, and even surpassed, its cost reduction objectives, the Company was unable to meet its forecasted earnings projections.  Rather, the combination of significant capital investments and continued operating losses in Europe resulted in increased financing needs.  In late 2007, it was also necessary for the Company to repurchase the Private Notes in order to avoid breaching certain financial covenants, while also facing reduction in amounts available under the Syndicate Agreement.  These factors had a significant impact on all of the members of Quebecor World’s corporate family, and, accordingly, adversely impacted the Debtors’ operations and financial position.

In 2006, restructuring initiatives related to the closure or downsizing of various facilities were undertaken, mainly in connection with the North American and European operations, including the closure of printing and binding facilities in Illinois in the catalog group, the closure of the Kingsport, Tennessee facility in the book group and the closure of the Red Bank, Ohio, and the Brookfield, Wisconsin facilities in the magazine group, which further affected the Debtors’ liquidity.

On November 7, 2007, QWI announced its consolidated financial results for the third quarter of 2007, and in this regard disclosed that its revenues had declined against the prior periods in 2006 and that it had an operating loss for the third quarter of 2007 of $315 million.  QWI further announced that it had completed its annual goodwill impairment testing, which resulted in the recognition of a goodwill impairment of its European operations in an amount equal to its entire carrying value of $166 million, and a $120 million impairment charge on long-lived assets in North America and Europe.

At the same time, certain other events further complicated the Debtors’ and QWI’s efforts to improve their balance sheets and financial position.  First, on November 13, 2007, QWI announced a refinancing plan consisting of a $250 million equity offering and a $500 million debt offering.  On November 20, 2007, however, QWI announced the withdrawal of such refinancing plan due to adverse financial market conditions.  Second, on December 13, 2007, QWI announced that it would not be able to consummate a previously announced transaction to sell its European operations, which would have resulted in proceeds to QWI of approximately $341 million, to be paid in cash, shares and through the assumption of indebtedness.

Although the Company aggressively sought to raise additional funds, it was not successful, and the lenders under the Syndicate Agreement indicated that under the circumstances that existed at the time they were not willing to provide any further advances under the bank facility beyond those permitted.  Facing year-end covenant defaults under the Syndicate Agreement, the Debtors and QWI obtained a waiver from the bank syndicate lenders and from the sponsors of its North American securitization program, subject to the satisfaction of certain conditions and refinancing milestones, including obtaining $125 million in new financing by January 15, 2008.

Moreover, the Company faced a severe liquidity crisis prior to the Petition Date.  Even if operations were conducted in the normal course of business, the Debtors’ and QWI’s cash flow projections indicated that they would require approximately $225 million to satisfy their obligations through the end of January 2008, with less than $50 million of availability under the Syndicate Agreement.  As of the Petition Date, QWI had aggregate outstanding trade payables of approximately $450 million, of which approximately $120 million were attributable to the Debtors, $110 million were attributable to QWI’s other North American operations (including Latin America) and $220 million were attributable to the European operations.  In addition to ordinary course payments, QWI was also contractually obligated to make debt payments of approximately $19.5 million by January 15, 2008 and to make payments related to pension obligations of approximately $10 million.

As a result of the unsuccessful efforts to obtain new financing, the inability to conclude the proposed sale of the European operations and continued operational demands, by mid-January 2008, the Company was experiencing a severe lack of liquidity and concluded it no longer had the ability to meet obligations which were falling due.  On January 20, 2008, QWI, together with each of the Debtors, commenced the Canadian Proceedings before the Canadian Court for a plan of compromise or arrangement under the CCAA.  On January 21, 2008, the Debtors filed voluntary petitions for relief in the U.S. Court under chapter 11 of the Bankruptcy Code to commence the Chapter 11 Cases. The Canadian Court appointed Ernst & Young Inc. to serve as Monitor for the Canadian Proceedings.

B.                                    Significant Events During the Bankruptcy Cases

1.                                      Bankruptcy Filing

As noted above, the Debtors filed for relief under chapter 11 of the Bankruptcy Code on January 21, 2008.  Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court in accordance with the Bankruptcy Code.  An immediate effect of the filing of the Debtors’ bankruptcy petitions was the imposition of the automatic stay under section 362(a) of the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors and the continuation of litigation against the Debtors.

2.                                      First Day Orders

Upon the commencement of the Chapter 11 Cases, the Debtors filed numerous motions seeking the relief provided by certain first day orders.  First day orders are intended to ensure a seamless transition between a debtor’s prepetition and postpetition business operations by approving certain normal business conduct that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court.  On January 22, 2008 the Bankruptcy Court entered an order scheduling expedited hearings on certain first day motions to be held on January 23, 2008 (the “First Day Hearing”).  At the First Day Hearing, the Bankruptcy Court granted the Debtors’ first day motions for various relief designed to stabilize the Debtors’

business operations and business relationships with customers, vendors, employees and others.  The first day orders in the Chapter 11 Cases authorized the Debtors to, among other things:

•                                          substantially maintain their existing bank accounts and continue to operate their cash management system;

•                                          enter into the DIP Credit Agreement to provide for debtor-in-possession financing, as described in greater detail below;

•                                          purchase all right, title and interest in certain accounts receivable and other related rights;

•                                          continue inter-company transactions, use existing correspondence and business forms and provide administrative priority status to postpetition inter-company claims;

•                                          honor prepetition obligations to the Debtors’ customers and continue customer programs and practices in the ordinary course of business;

•                                          pay certain prepetition claims relating to liens or interests and other claims, including mechanics liens and tax claims;

•                                          pay certain prepetition employee wages, salaries, benefits and continue employee benefit programs in the ordinary course of business and direct all banks to honor certain prepetition checks for payment of prepetition wage, salary and benefit obligations;

•                                          continue to use existing investment practices;

•                                          pay certain prepetition shipping and warehousing charges, including charges for goods in transit;

•                                          pay adequate assurance deposits to certain utility providers, including electric, gas, water, sewer and telephone providers, to ensure that the Debtors receive future utility services; and

•                                          retain the following professional to serve on behalf of the Debtors in the Chapter 11 Cases:  Donlin Recano & Company, Inc. as agent for the clerk of the United States Bankruptcy Court for the Southern District of New York.

These first day orders had the desired effect of allowing the Debtors to have a smooth entry into the chapter 11 process.

3.                                      DIP Credit Agreement

On January 22, 2008, the Debtors sought authority to execute and enter into a $1,000,000,000 Senior Secured Superpriority Debtor-in-Possession Credit Agreement (as subsequently amended by amendments dated January 25, 2008, February 26, 2008, March 27, 2008 and August 5, 2008, the “DIP Credit Agreement”) among QWI and QWUSA, as Borrowers, the Guarantors party thereto, Credit Suisse, as Administrative Agent, Initial Issuing Bank and Initial Swing Line Lender, General Electric Capital Corporation and GE Canada Finance Holding Company, as Collateral Agent, Morgan Stanley Senior Funding, Inc. and Wells Fargo Foothill, LLC, as Co-Syndication Agents, Wachovia Bank, N.A., as Documentation Agent, and the Initial Lenders and the other Lenders party thereto.  The DIP Credit Agreement is guaranteed by substantially all of the direct and indirect North American subsidiaries and certain foreign subsidiaries of QWI and QWUSA.  On January 23, 2008, the Bankruptcy Court granted interim approval of the DIP financing (the “Interim DIP Order”), and on April 1, 2008, the Bankruptcy Court entered a final order approving the DIP financing (the “Final DIP Order”).

The DIP financing is comprised of both a revolving credit facility with sub-facilities for Canadian dollar borrowings, swing line loans and issuance of letters of credit for an aggregate maximum commitment of the DIP

Lenders of $400 million (the “Revolving DIP Facility”) bearing interest at variable rates based on Base rate, or Eurodollar rate, Canadian Banker’s Acceptance rate or Canadian prime rate, plus applicable margins and a $600 million term loan (“DIP Term Loan”), bearing interest at variable rates based on Base rate, or Eurodollar rate, plus applicable margins, which was fully drawn immediately following the Interim DIP Order.  Amounts borrowed under the DIP Term Loan and repaid or prepaid may not be re-borrowed.  Under the Revolving DIP Facility, the availability of funds is determined by a borrowing base based on percentages of eligible receivables and inventory.  The unused portion of the Revolving DIP Facility is subject to a commitment fee of 0.50% per annum.  From the date of the Interim DIP Order up to the date of the Final DIP Order, the maximum availability under the Revolving DIP Facility was $150 million.  By the entry of the Final DIP Order, the maximum availability under the Revolving DIP Facility became $400 million.  On June 30, 2008, the Company repaid $74.5 million on the DIP Term Loan, using proceeds from the sale of its European operations.  As at March 27, 2009, the Company had outstanding borrowings of approximately $525.5 million under the DIP Term Loan and $36.4 million under the Revolving DIP Facility.

The Revolving DIP Facility and DIP Term Loan are secured by a perfected lien on, and security interest in, all present and after-acquired property of QWI, QWUSA and the Guarantors (collectively, the “DIP Loan Parties”). Such liens are junior to the liens securing the Company’s Syndicate Agreement and the Equipment Financing Agreement up to an aggregate amount of $170 million (plus certain expenses), to the extent such liens were determined to be valid, perfected and not voidable.

The DIP Credit Agreement contains restrictive covenants, financial ratios and events of default that are customary for a debtor-in-possession credit agreement.  The DIP Credit Agreement provides for various restrictions on, among other things, the ability of the Company and its subsidiaries to incur additional debt, secure such debt, make investments, dispose of their assets (including pursuant to sale and leaseback transactions and sales of receivables under securitization programs) and make capital expenditures.  Each of these transactions would require the consent of a majority of the DIP Lenders if they exceed certain thresholds set forth in the DIP Credit Agreement, and may, in certain cases, require the consent of the Monitor, the Bankruptcy Court and/or the Canadian Court (the Bankruptcy Court and the Canadian Court are collectively referred to herein as the “Courts”).

The Revolving DIP Facility and DIP Term Loan mature on the earliest to occur of (a) July 21, 2009 and (b) the substantial consummation of a plan of reorganization in the Chapter 11 Cases.  The DIP Credit Agreement may be prepaid or accelerated upon the occurrence of an event of default and contains mandatory prepayments including, among other things, the net proceeds of certain asset sales, issuance of certain debt and certain extraordinary receipts.

Should either the Chapter 11 Cases or the Canadian Proceedings be dismissed, or any order entered granting relief from the stays provided for thereunder, an event of default under the DIP Credit Agreement would occur and the outstanding debt would become due and payable immediately, which would, in all likelihood, lead to the liquidation of all the Debtors’ assets.

4.                                      Appointment of Creditors’ Committee

On January 31, 2008, the Office of the United States Trustee for the Southern District of New York (the “U.S. Trustee”) appointed, pursuant to section 1102 of the Bankruptcy Code, the Creditors’ Committee.

The following creditors were selected by the U.S. Trustee as members of the Creditors’ Committee: (i) Wilmington Trust Company; (ii) Pension Benefit Guaranty Corp.; (iii) The Bank of New York Mellon; (iv) MEGTEC Systems Inc.; (v) Abitibi-Consolidated Inc.; (vi) International Paper Company; and (vii) Cellmark Paper, Inc.  On February 8, 2008, the U.S. Trustee filed an amended appointment of the Creditors’ Committee appointing Abitibi Consolidated Sales Corp. in place of Abitibi-Consolidated Inc.  International Paper Company subsequently resigned from the Creditors’ Committee, and on March 7, 2008, the U.S. Trustee filed a second amended appointment of the Creditors’ Committee appointing Catalyst Pulp & Paper Sales, Inc.  Cellmark Paper, Inc. and Catalyst Pulp & Paper Sales, Inc. also later resigned from the Creditors’ Committee.  On July 22, 2008, the U.S. Trustee filed a third amended appointment of the Creditors’ Committee incorporating these changes.

The Creditors’ Committee is represented by Akin Gump Strauss Hauer & Feld LLP.  The Creditors’ Committee’s financial advisor is Mesirow Financial Consulting, LLC, and the Creditors’ Committee’s investment banker is Jefferies & Co., Inc.  The Creditors’ Committee’s conflicts counsel is Lowenstein Sandler PC, and the Creditors’ Committee’s Canadian counsel is Bennett Jones LLP.

5.                                      Cross-Border Insolvency Protocol and the Cross-Border Protocol on the Filing and Determination of Claims

To facilitate cross-border coordination between the Chapter 11 Cases and the Canadian Proceedings, the Company and its key creditor constituencies determined that it would be necessary and advisable to implement procedures to govern certain cross-border elements of the Insolvency Proceedings.

The Cross-Border Insolvency Protocol, as amended (the “Insolvency Protocol”) was approved by the Bankruptcy Court pursuant to an order entered April 9, 2008, and by the Canadian Court pursuant to an order dated April 21, 2008.  The purpose of the Insolvency Protocol was to implement basic administrative procedures necessary to coordinate certain activities between the Canadian Proceedings and Chapter 11 Cases to ensure the maintenance of the Courts’ respective independent jurisdiction and to give effect to the doctrine of comity.

The Cross-Border Protocol on the Filing and Determination of Claims (the “Claims Protocol”), which was attached as Appendix 4 to the Bar Date Order, was approved by the Bankruptcy Court and the Canadian Court on September 29, 2008, pursuant to the Bar Date Order entered on September 30, 2008 and the Canadian Bar Date Order entered on September 29, 2008, respectively.  The purpose of the Claims Protocol is to supplement the procedures established by the Courts in the Bar Date Order and the Canadian Bar Date Order to (i) provide clear and consistent notice concerning the procedures for claims filed against the Debtors and the Canadian Petitioners, (ii) avoid confusion relating to the filing of duplicate claims against the same entity in the Canadian Proceedings and the Chapter 11 Cases and (iii) establish an efficient and consistent procedure to address the determination of claims in the Insolvency Proceedings.  The Claims Protocol provides procedures by which (i) claims filed against the wrong Debtor in the Chapter 11 Cases may be deemed filed against a different Debtor and (ii) claims filed in the Chapter 11 Cases that should have been filed in the Canadian Proceedings may be deemed filed in the Canadian Proceedings, or vice versa.

6.                                      QWI Chapter 15 Filing

On September 29, 2008, the Canadian Court authorized the Monitor, in its capacity as the foreign representative of QWI, to petition the U.S. Court to initiate proceedings under chapter 15 of the Bankruptcy Code (the “Chapter 15 Proceedings”) with respect to QWI.  On September 30, 2008, the Monitor filed a Petition for Recognition of the Foreign Proceeding (the “Chapter 15 Petition”) in the Bankruptcy Court seeking the entry of an order: (i) recognizing the Canadian Proceedings as a “foreign main proceeding”; (ii) enforcing the Claims Procedure Order of the Canadian Court dated September 29, 2008 in the United States; and (iii) providing other and further relief as appropriate.

The Bankruptcy Court entered an order approving the form of notice and manner of service of the Chapter 15 Petition on October 1, 2008.  On November 14, 2008, the Bankruptcy Court entered an order recognizing the Canadian Proceedings as a foreign main proceeding pursuant to section 1517 of the Bankruptcy Code and enforcing the Claims Procedure Order against all U.S. creditors of QWI.

7.                                      Other Significant Bankruptcy Court Actions

In addition to the orders approving the first day motions and the other matters described above, the Debtors have sought and obtained certain orders from the Bankruptcy Court that are of particular importance in the operation of the Debtors’ businesses or in the administration of the Chapter 11 Cases.  Included among such orders are the following:

•                                          Exclusive Procedures for Section 503(b)(9) claims.  The Bankruptcy Court authorized the Debtors to establish and implement exclusive, global procedures for the allowance and payment of 11 U.S.C. § 503(b)(9) claims relating to goods received within 20 days prior to the Petition Date.

•                                          Extension of Time to Remove Actions.  Pursuant to an order entered on April 17, 2008, the Bankruptcy Court extended the time within which the Debtors may seek to remove actions pursuant to 28 U.S.C. §1452 and Rules 9027 and 9006 of the Federal Rules of Bankruptcy Procedure (the “Removal Period”) through the later to occur of (i) July 21, 2008 or (ii) 30 days after the entry of an order terminating the automatic stay with respect to a particular action sought to be removed.  Subsequently, by order entered on July 17, 2008, the Bankruptcy Court further extended the Removal Period until the later of (i) January 22, 2009 or (ii) 30 days after the entry of an order terminating the automatic stay with respect to a particular action sought to be removed, and by order entered December 18, 2008, the Removal Period was extended until the earlier of (i) the date on which an order confirming the Plan becomes final and nonappealable or (ii) 30 days after the entry of an order terminating the automatic stay with respect to a particular action sought to be removed.

•                                          Exclusivity.  Pursuant to an order entered on April 17, 2008, the Bankruptcy Court extended the Debtors’ exclusive period to propose a plan of reorganization (the “Filing Period”) through September 30, 2008 and to solicit acceptances of such plan (the “Solicitation Period”) through November 28, 2008.  Subsequently, by order entered on September 23, 2008, the Court extended the Filing Period through and including January 31, 2009 and the Solicitation Period was extended through and including March 31, 2009.  On January 12, 2009, the Debtors again moved to extend the Filing Period and the Solicitation Period.  The hearing on the Motion was adjourned until March 4, 2009, and in connection with such adjournment, the Court extended the Filing Period through March 9, 2009 and the Solicitation Period through May 8, 2009.  On March 3, 2009, a bridge order was entered which extended the Filing Period through March 30, 2009, and the Solicitation Period through May 29, 2009. On March 26, 2009, another bridge order was entered which extended the Filing Period through April 27, 2009, and the Solicitation Period through June 26, 2009.

•                                          Assumption and Rejection of Nonresidential Real Property Leases.  As of the Petition Date, the Debtors were lessees or sublessees under approximately 50 unexpired leases and subleases of non-residential real property.   By order dated April 17, 2008, the Bankruptcy Court extended the time within which the Debtors had to assume or reject unexpired leases of non-residential real property pursuant to section 365(d)(4) of the Bankruptcy Code through and including August 18, 2008.  As a result of the 2005 amendments to the Bankruptcy Code, the Debtors were not permitted to seek further extensions of the section 365(d)(4) deadline unless the Debtors obtained consent of the counterparty to the applicable unexpired lease of nonresidential real property.  On August 4, 2008, the Debtors filed three separate motions with respect to these Leases seeking authority to:  (1) assume certain of the leases, either in the form of such leases in effect on the Petition Date, or as amended by agreement among the Debtors and the applicable lessors during the pendency of these Chapter 11 Cases; (2) reject certain of the leases; and (3) extend, with the lessors’ consent, the time by which the Debtors must elect to assume or reject certain other leases.  Thus, to the extent the Debtors were not prepared to assume or reject certain unexpired leases by the applicable section 365(d)(4) deadline, the Debtors sought specific lessor consent to extend further the time within which the Debtors had to assume or reject such leases.  For leases for which the Debtors have obtained such consent, the Debtors have continued to review such leases and have filed applicable motions for rejection, assumption and further extension as necessary.

•                                          Sales Tax Procedures.  In order to resolve certain potential sales tax liabilities of various Debtor entities on account of transaction-based sales tax obligations to states and localities in which such Debtors had not previously registered, on October 17, 2008, the Debtors filed a motion to establish procedures to (a) provide notice to the applicable taxing authorities in such states and localities of such Debtors’ calculation of liability for unpaid sales tax, (b) establish a process under which such taxing authorities can review the Debtors’ determination of such tax liability and file a response or objection to such determination to the extent that they disagree with the Debtors’ calculation of such tax liability, (c) fix the amount of the Debtors’ prepetition liability on account of such sales tax, if any, owing to such taxing authority and (d) approve procedures regarding the payment of sales tax during the postpetition period.  The Bankruptcy Court granted the motion on October 30, 2008, and on November 14, 2008 entered an amended order approving procedures substantially in the form requested by the Debtors, with modifications to address objections raised by certain taxing authorities.  On December 8, 2008, the Debtors filed a motion to establish similar procedures with respect to certain cities and localities, and the Bankruptcy Court approved those procedures on December 18, 2008.  The procedures approved by the Bankruptcy Court provide a framework for the Debtors to resolve claims related to pre- and postpetition sales tax obligations.  Pursuant to these procedures the Debtors have now resolved their pre- and postpetition sales tax liabilities with all but eight taxing authorities, with whom the Debtors are continuing to negotiate to resolve such claims.  Most recently, on March 26, 2009, the Bankruptcy Court approved stipulations with four of these taxing authorities resolving certain disputes as to the Debtors’ postpetition compliance with their sales tax obligations to such taxing authorities.  Moreover, upon the resolution of all of the Debtors’ pre- and postpetition sales tax liabilities pursuant to the Bankruptcy Court-approved sales tax procedures and the general Claims resolution process, together with the continuance of the benefits afforded to the Debtors under the amnesty programs of certain taxing authorities upon the Effective Date, the Debtors anticipate being in full compliance with their sales tax obligations upon emergence from these Chapter 11 Cases.

8.                                      Sale of European Operations

Over the last few years, the Company’s European operations have faced difficult market conditions, including lower customer demand, greater price competition, growing presence of low-cost competitors in Eastern Europe and Asia, and traditional competitors operating at marginal cost.  These factors, in addition to the deterioration of European financial performance resulting from excess printing capacity in Europe, caused management of the Company to initiate a strategic review of the Company’s European operations.  Management concluded that the European operations were non-strategic to the Company’s core business in North America, given the uncertainty of the long-term profitability of the European operations and the negative returns in spite of new investments made by the Company over the last several years.

In a joint hearing on June 17, 2008, the Canadian Court and the U.S. Court approved the sale of the Company’s European operations to HHBV, a Netherlands based investment group (which has since become CirclePrinters Holding B.V).  The sale closed on June 26, 2008.  In consideration for the assets sold, the Company received €52.2 million in cash at closing, and HHBV issued a €21.5 million five-year note bearing interest at 7% per year payable to QWI.

9.                                      Sales of Non-Core Assets, Closure of Underperforming Facilities and other Cost-Savings Initiatives

In addition to the sale of the European operations, during the course of its reorganization, the Company has continuously reviewed its business to seek ways to enhance its operating efficiency, consolidate operations and dispose of unnecessary or underutilized assets.

Sale of Aircraft.  On April 1, 2008, the Court allowed Debtor Quebecor Printing Aviation Inc. to acquire all right, title and interest in an aircraft previously leased by Quebecor Printing Aviation Inc. from a third party and subsequently to sell it to Quebecor Media Inc. Quebecor Printing Aviation Inc. received cash consideration of $20.3 million from Quebecor Media Inc., resulting in a gain on disposal of $9.9 million, before taxes.

Sale of Indian Operations.  In November 2008, the Company completed the sale to Bandhu Industrial Resources Private Limited of its interest in TEJ Quebecor Printing Limited, which operates a printing facility located in Gurgaon, India, for a total net consideration of approximately $150,000.

Sales of Real Property.  During the Insolvency Proceedings, QWI sold a property at 2325 Dandurand, Montreal, Canada for CDN$1,200,000.  QWI sold the property due to the closure of the operations at that facility.  In addition, on August 18, 2008, QWI sold its property at 975 Gladstone Avenue, Ottawa, Canada, KIV 4W5 to Broccolini Construction (Ontario) Inc. for CDN$3,350,000.  For some years prior to the sale, QWI had not been using this facility for its operations.

Plant Closures and Other Cost Savings Initiatives.  The Company has undertaken various restructuring initiatives in order to ensure that its facilities are producing optimal pressroom efficiencies and higher returns.  During 2008, the North American workforce was reduced by 2,953 employees, or 13.8%, mainly due to these restructuring initiatives, including the closure of QWI’s Islington facility in Ontario, Canada, which was completed in the fourth quarter of 2008; the closure of QWI’s Magog facility in Quebec, Canada, which was completed in the first quarter of 2008;  and a significant downsizing of QWI’s Aurora/Richmond Hill facilities in Ontario, Canada.  Such initiatives also included the closure of the Debtors’ North Haven, CT facility, which was completed in the second quarter of 2008.  The Company has also reduced its workforce in most of its other facilities, including its corporate offices, in order to align itself with current market conditions.

10.                               New and Extended Customer Contracts

During the pendency of the Insolvency Proceedings, the Company has entered into significant new customer contracts.  These include the following:

•                  Simon & Schuster.  A multi-year extension to QWUSA’s contract with Simon & Schuster, Inc. Under this new agreement, the Company and Simon & Schuster will continue a long standing relationship for the printing and binding of high quality hard cover and soft cover consumer books. At current levels, the Company will supply Simon & Schuster with over 100 million books per year from its network of six dedicated book facilities in the United States.  The Bankruptcy Court approved the amendment on May 22, 2008.

•                  Reader’s Digest.  A multi-year agreement between QWUSA and R.D. Manufacturing Corporation, a subsidiary of the Reader’s Digest Association, to print magazines and books for the New York-based publisher. The agreement includes renewal work on titles such as Family Handyman, Reader’s Digest Large Print, Weekly Reader, QVC books and Select Editions books. The agreement also includes significant new work for the Company, including Weekly Reader Current Events and Reader’s Digest Milwaukee Magazine.  The Bankruptcy Court approved the amendment on June 19, 2008.

•                  Dex Media.  An extended and expanded multi-year agreement with Dex Media Inc. Under this expanded agreement, QWUSA extended its existing directory printing agreement covering Dex directories in 14 Western and Central states. In addition, the contract expands the products to be manufactured by the Company for Dex Media.  The Bankruptcy Court approved the amendment on June 19, 2008.

•                  PARADE Publications.  A renewed and extended agreement with PARADE Publications to print 100% of PARADE Magazine in the U.S. PARADE, a division of Advance Magazine Publishers, Inc., is one of the premier Sunday Magazines in the U.S., with more than 71 million weekly readers.  The Bankruptcy Court approved the amendment on August 14, 2008.

•                  Bed Bath & Beyond.  A multi-year extension of a printing agreement between Quebecor World Printing (USA) Corp. and Bed Bath & Beyond, a chain of retail stores operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY.  The Bankruptcy Court approved the amendment on September 19, 2008.

•                  Yellow Book USA.  An amendment of an agreement between QWUSA and Yellow Book USA, Inc. to, among other things, extend the agreement’s original term.  Yellow Book USA, Inc. is the largest independent publisher of yellow pages directories.  The Bankruptcy Court approved the amendment on October 22, 2008.

•                  United Stationers.  An amendment of an agreement between Quebecor World RAI, Inc. and United Stationers Supply Co. to, among other things, extend the term of the agreement.  United Stationers is North America’s largest broad line wholesale distributor of business products.  Under this agreement, the Company prints and produces for United Stationers its annual General Line Catalog and a series of other catalogs produced as part of United Stationers’ Supplemental Catalog Programs.  The Bankruptcy Court approved the amendment on December 18, 2008.

•                  Disney Book Group.  A multi-year extension of QWUSA’s contract with Disney Book Group, LLC.  Since 2005, QWUSA has printed and produced books for Disney Book Group, LLC, which is part of Disney Publishing Worldwide, Inc. - one of the world’s largest publishers of children’s books and magazines.  The Bankruptcy Court approved the amendment on March 26, 2009.

•                  RONA.  A multi-year contract with RONA, Canada’s largest hardware, home renovation and gardening products distributor and retailer, and its affiliates across Canada.  Pursuant to this new agreement, which prolongs and expands the scope of the existing partnership between QWI and RONA, QWI will print 100% of RONA’s advertising material, including its retail flyers.

•                  Imagitas.  A renewal of the Company’s agreement with Imagitas, Inc., a marketing services company, relating to products manufactured for Imagitas in the Company’s Book and Direct Mail facilities.

•                  Stamats Business Media.  A multi-year agreement to print 100% of a nine-title portfolio of magazines published by Stamats Business Media of Cedar Rapids, Iowa. Such titles include Archi-Tech, Buildings, Interiors & Sources and four regional editions of Meetings magazine.

•                  Meister Media Worldwide.  A new multi-year agreement to print 16 magazine titles for Meister Media Worldwide, a leading agricultural publisher based in Cleveland, Ohio. Titles include Cotton Grower, American Fruit Grower, American Vegetable Grower, Greenhouse Grower, CropLife and other titles. The all-new work for the Company includes 100% of Meister’s titles.

•                  Affinity Group.  A major multi-year renewal agreement with Affinity Group, Inc., to print 100% of the publisher’s 30 magazine titles, including MotorHome, American Rider, ATV Magazine, Trailer Life, Camping Life and Highways. The agreement extends a long-standing relationship with the Ventura, California-based publisher of recreational vehicle and enthusiast magazines. This new agreement also adds Powerboat magazine, a leading magazine in its category.

•                  Amos Publishing.  A multi-year agreement to print two weekly magazines for Amos Publishing of Sidney, Ohio. Coin World and Linn’s Stamp News are the flagship magazines of Amos, which is a leader in the hobbyist and collector publishing markets. The two weeklies join 14 other Amos titles currently printed by the Company.

•                  McGraw-Hill.  A new contract with The McGraw-Hill Companies extending into 2014 that covers a wide range of educational textbooks, ancillary products, professional learning products and catalogs.

•                  Wenner Media.  A new multi-year agreement with Wenner Media to print its three magazine titles - Rolling Stone, US Weekly and Men’s Journal. Under the new agreement the Company will increase its volume with Wenner Media by approximately 10% as the exclusive printer for Rolling Stone and Men’s Journal and will print more than one million copies of US Weekly each week. Wenner’s annual print volume with the Company could exceed 100 million copies.

•                  Bauer Publishing.  A new multi-year agreement with Bauer Publishing. Under the agreement, the Company will print Woman’s World, First for Women, In Touch Weekly, Life & Style, J-14 and Life Story.

•                  Canada Wide Media.  A new seven year agreement with Canada Wide Media Ltd. to print Magazines and Periodicals for the Vancouver-based publisher. The agreement includes renewal work on titles such as BC Business, Westworld Publications, BC Home, Alberta Home, Gardenwise and Granville Magazine.

•                  CVS Caremark Corporation.  A multi-year extension to the relationship between QWI and CVS Caremark Corporation.  Under the extension, QWI will continue to produce 100% of the CVS retail insert program as well as incremental volume from CVS Caremark’s recent acquisition of Long’s Drug Stores.

•                  Rodale, Inc.  A multi-year renewal agreement between QWI and Rodale, Inc. to print hardcover and paperback books.  Under the new agreement, QWI will print major portions of Rodale’s trade and direct response book business, which includes such best-selling titles as the South Beach Diet, Flat Belly Diet!, and The Abs Diet.  The agreement also includes the printing of “bookazines,” a Rodale publication format that combines elements of magazine and book content distributed via newsstands.

•                  Forbes.  A multi-year renewal agreement between QWI and Forbes Magazines extending a supplier relationship that has been in place for more than 25 years.  Under the new agreement, QWI will continue to print Forbes and related magazine titles well into the next decade.  The agreement also covers the printing and distribution of ForbesLife and ForbesLife Executive Women, as well as related ancillary printing projects.  The agreement includes premedia and logistics services, providing Forbes with a true end-to-end service solution.

•                  Boardroom Inc.  A multi-year agreement has been signed between QWI and Boardroom Inc., a Stamford, CT based company.  This agreement covers the printing and distribution of Boardroom’s “Bottom Line” series of newsletters and related books and special reports and represents more than a six-fold increase in QWI’s business volume with the company.

•                  Newsweek Budget Travel, Inc.  A multi-year agreement between QWI and Newsweek Budget Travel, Inc. to print Arthur Frommer’s Budget Travel, a monthly magazine with a print run exceeding 750,000 copies.  The agreement also allows for the printing of two annual special issues.  This is new business to QWI, which has printed the West Coast editions of Newsweek’s flagship title for 15 years.

11.                               Adversary Proceedings

(a)                               Private Notes Preference Action

On September 19, 2008, pursuant to Rule 7001 of the Bankruptcy Rules and §§ 502(d), 547(b) and 550(a) of the Bankruptcy Code, the Creditors’ Committee filed on behalf of the Debtors’ Estates an adversary proceeding against, among others, the American United Life Insurance Company, AUSA Life Insurance Company, Barclays Bank PLC, Deutsche Bank Securities Inc., and The Northwestern Mutual Life Insurance Company seeking to avoid and recover approximately $376 million in alleged preference payments made by the Company to such defendants during the ninety (90) days prior to the filing of the Chapter 11 Cases to redeem the following privately held notes (collectively, the “Private Notes”):

•                  8.42% Senior Notes, Series A, due July 15, 2010 issued pursuant to a Note Purchase Agreement dated as of July 12, 2000 by Quebecor World Capital Corporation and guaranteed by Quebecor World Inc. and Quebecor World (USA) Inc. (as successor to Quebecor Printing (USA) Holdings Inc.).

•                  8.52% Senior Notes, Series B, due July 15, 2012 issued pursuant to a Note Purchase Agreement dated as of July 12, 2000 by Quebecor World Capital Corporation and guaranteed by Quebecor World Inc. and Quebecor World (USA) Inc. (as successor to Quebecor Printing (USA) Holdings Inc.).

•                  8.54% Senior Notes, Series C, due September 15, 2015 issued pursuant to a Note Purchase Agreement dated as of September 12, 2000 by Quebecor World Capital Corporation and guaranteed by Quebecor World Inc. and Quebecor World (USA) Inc. (as successor to Quebecor Printing (USA) Holdings Inc.).

•                  8.69% Senior Notes, Series D, due September 15, 2020 issued pursuant to a Note Purchase Agreement dated as of September 12, 2000 by Quebecor World Capital Corporation and guaranteed by Quebecor World Inc. and Quebecor World (USA) Inc. (as successor to Quebecor Printing (USA) Holdings Inc.).

(b)                               Syndicate Agreement Guarantee Preference & Fraudulent Conveyance Action

On January 16, 2009, pursuant to §§ 502(d), 548(a) and 550(a) of the Bankruptcy Code, and §§ 273, 275 and 278 of the New York Debtor and Creditor Law, as made applicable to the proceeding by §544(b) of the Bankruptcy Code, the Creditors’ Committee filed on behalf of the Debtors’ Estates an adversary proceeding (Case No. 09-01012-JMP) against the defendants named therein seeking to avoid and recover fraudulent conveyances that certain of the Debtors allegedly made to Royal Bank of Canada, as administrative agent, and Computershare Trust Company of Canada, as collateral agent, for the benefit of themselves and the lenders under the Syndicate Agreement in late October 2007.  The allegedly fraudulent and avoidable conveyances include the following:

•                  Guarantees provided by certain of QWUSA’s subsidiaries with respect to all obligations under the amended Syndicate Agreement with the defendants, pursuant to a subsidiary guaranty dated October 26, 2007.  Under the guaranty, each guarantor is jointly and severally liable for all of the obligations under the amended Syndicate Agreement.

•                  Share pledges by The Webb Company and QWUSA of their respective shares of QW Memphis Corp. to Computershare Trust Company of Canada, as collateral agent, pursuant to a pledge agreement, dated October 26, 2007.

•                  Share pledge by Quebecor World Memphis LLC of its shares of QW Memphis Corp. to Computershare Trust Company of Canada, as collateral agent, pursuant to a pledge agreement joinder to The Webb Company’s pledge agreement, executed and delivered sometime in November 2007.

•                  Grant by QW Memphis Corp. of a lien on all of its personal and real property (other than accounts receivable subject to securitization programs and one piece of real property) to Computershare Trust Company of Canada, as collateral agent.

(c)                                Equipment Financing Agreement Guarantee Preference and Fraudulent Conveyance Action

Also on January 16, 2009, pursuant to §§ 502(d), 548(a) and 550(a) of the Bankruptcy Code, and §§ 273, 275 and 278 of the New York Debtor and Creditor Law, as made applicable to the proceeding by §544(b) of the Bankruptcy Code, the Creditors’ Committee filed on behalf of the Debtors’ Estates an adversary proceeding (Case No. 09-01013-JMP) against the defendants named therein seeking to avoid and recover fraudulent conveyances that certain of the Debtors allegedly made to Société Générale (Canada) and Computershare Trust Company of Canada in late October 2007.  The allegedly fraudulent and avoidable conveyances include the following:

•                  Guarantees provided by certain of QWUSA’s subsidiaries with respect to all obligations under the amended Equipment Financing Agreement with the defendants, pursuant to a subsidiary guaranty dated October 25, 2007.  Under the guaranty, each guarantor is jointly and severally liable for all of the obligations under the amended Equipment Financing Agreement.

•                  Share pledges by The Webb Company and QWUSA of their respective shares of QW Memphis Corp. to Computershare Trust Company of Canada, as collateral agent, pursuant to a pledge agreement, dated October 26, 2007.

•                  Share pledge by Quebecor World Memphis LLC of its shares of QW Memphis Corp. to Computershare Trust Company of Canada, as collateral agent, pursuant to a pledge agreement joinder to The Webb Company’s pledge agreement, executed and delivered sometime in November 2007.

•                  Grant by QW Memphis Corp. of a lien on all of its personal and real property (other than accounts receivable subject to securitization programs and one piece of real property) to Computershare Trust Company of Canada, as collateral agent.

(d)                               Syndicate Compromise

In connection with negotiations among the Syndicate Committee, the Ad Hoc Group of Noteholders and the Creditors’ Committee regarding the reorganization of the Debtors and QWI under the Insolvency Proceedings, the Syndicate Committee, the Ad Hoc Group of Noteholders, the Creditors’ Committee, QWI and the Debtors, along with their respective financial advisors and legal counsel, exchanged information and views regarding their respective positions as to the appropriate value and recovery to be attributed to the pre-petition obligations owing to the different creditor groups.  Among other things, the Syndicate Committee took the position that the liens and subsidiary guarantees granted to the lenders under the Syndicate Agreement and the Equipment Financing Agreement incident to the Fourth Amendment to the Syndicate Agreement resulted in the right of the lenders under the Syndicate Agreement and the Equipment Financing Agreement to a priority recovery over any recovery otherwise available to the holders of Allowed Senior Notes Claims and General Unsecured Claims.

The Ad Hoc Group of Noteholders and the Creditors’ Committee disagreed with certain of the positions asserted by the Syndicate Committee regarding the grant of such liens and subsidiary guarantees, and, as noted above, on January 16, 2009 the Creditors’ Committee filed certain adversary proceedings on behalf of the Debtors’ Estates in the Chapter 11 Cases seeking to avoid such guarantees and liens.  In the event that such adversary proceedings were to result in a finding that the guarantees and liens were avoidable as fraudulent conveyances under applicable U.S. federal and New York state law, the status of the Claims of the lenders under the Syndicate Agreement and the Equipment Financing Agreement as Secured Claims or Claims structurally senior to the Claims of the holders of Senior Notes and all other General Unsecured Claims would not be sustained.  Conversely, were the liens and guarantees issued incident to the Fourth Amendment to the Syndicate Agreement upheld, which liens and guarantees would be examined separately under the respective adversary proceedings based on the facts and circumstances applicable to each of the Syndicate Agreement and the Equipment Financing Agreement, the recovery available to the holders of Senior Notes Claims and the holders of General Unsecured Claims could be lower than is contemplated under the Plan.

In reaching an agreement for the reorganization of QWI and the Debtors under the Insolvency Proceedings acceptable to the Syndicate Committee, the Ad Hoc Group of Noteholders and the Creditors’ Committee that would allow for their successful exit from the Insolvency Proceedings with a new capital structure that would ensure their ability to continue their businesses in the ordinary course, the Syndicate Committee, the Ad Hoc Group of Noteholders and the Creditors’ Committee agreed to the Syndicate Compromise to settle the aforementioned litigation against the lenders and agents under the Syndicate Agreement.  Under the Syndicate Compromise, the lenders under the Syndicate Agreement will contribute the Syndicate Compromise Amount to the holders of Allowed Senior Notes Claims and Allowed General Unsecured Claims against the Nonoperating Debtors, and the Creditors’ Committee will agree to dismiss the Syndicate Adversary Proceeding upon the Effective Date of the Plan.

The lenders under the Equipment Financing Agreement, the Creditors’ Committee and the Ad Hoc Group of Noteholders have not, as of the date of this Disclosure Statement, reached agreement regarding the nature and amount of recovery on account of the Claims under the Equipment Financing Agreement acceptable to the Syndicate Committee, the Ad Hoc Group of Noteholders and the Creditors’ Committee.  Accordingly, the Plan calls for the Claims under the Equipment Financing Agreement to be treated as Disputed Claims, and for the Debtors to place into escrow as the Class 1 Reserve the amount of Cash, New Preferred Stock, New Common Stock and Warrant Bundles to which the holders of such Claims would be entitled under the Bankruptcy Code in the event that the SocGen Adversary Proceeding resulted in a finding that the liens and subsidiary guarantees granted in support of the Equipment Financing Agreement were valid.  Such amount would represent, on a percentage basis, a recovery for the holders of Claims under the Equipment Financing Agreement higher than the recovery to be received by the holders of Syndicate Claims under the Syndicate Compromise.  Upon the conclusion of the SocGen Adversary Proceeding, the Class 1 Reserve will be allocated among the holders of Allowed SocGen Claims and the holders of Allowed Class 4 Claims as the Bankruptcy Court will determine, with any proceeds of the Syndicate/SocGen Cash Distribution and the Syndicate/SocGen Preferred Shares Distribution distributable to holders of Class 4 Claims converted to shares of New Common Stock, as described in Exhibit 4.1 to the Plan.

(e)                                Trade Secrets Action

On April 23, 2008, QWUSA filed a complaint asserting eight causes of action, seeking, inter alia, to restrain and enjoin the named defendants from misappropriating QWUSA’s confidential information and trade secrets, as well as damages arising out of the named defendants’ alleged breaches of their obligations to QWUSA, and certain other tortious acts.  In response, Joseph S. Cha, one of the named defendants, asserted claims for damages arising out of the termination of his employment and for amounts allegedly due from QWUSA.  The litigation was settled, such settlement being approved by the Bankruptcy Court on October 30, 2008.

12.                               Summary of Claims Process, Bar Date, and Claims Filed

(a)                               Schedules and Statements of Financial Affairs

On July 18, 2008, each of the Debtors filed their respective Schedules of Assets and Liabilities and Statements of Financial Affairs (the “Schedules and Statements”) with the Bankruptcy Court.  Among other things, the Schedules and Statements set forth the Claims of known creditors against the Debtors as of the Petition Date based upon the Debtors’ books and records.  A copy of the Schedules and Statements can be obtained at no cost from Donlin, Recano & Company, Inc.’s website at http://www.donlinrecano.com or for a fee from the Bankruptcy Court’s website at http://ecf.nysb.usCourts.gov.  Moreover, hard copies can be obtained upon written request to Donlin, Recano & Company, Inc., 419 Park Avenue South, Suite 1206, New York, New York, 10016-8410, Attn:  Copy Request.

(b)                               Claims Bar Date

On September 30, 2008, the Bankruptcy Court entered the Bar Date Order establishing the general Bar Date for filing proofs of claim against the Debtors.  The deadline established by the Bankruptcy Court, including for Claims of governmental units and section 503(b)(9) claimants, was December 5, 2008 at 5:00 p.m.  The Debtors’ Claims Agent provided notice of the Bar Date by mailing Bar Date Packages, as set forth in the Bar Date Order.  In addition, the Debtors published notice of the Bar Date in The New York Times and The Wall Street Journal (National Edition).  On April 27, 2009, the Debtors provided the Supplemental Bar Date Notice of a supplemental bar date (as provided for under the Bar Date Order) to the individuals set forth on Exhibit A of such Supplemental Bar Date Notice.  The Supplemental Bar Date Notice, which requires the filing of proofs of claim on or before May 18, 2009 at 5:00 p.m., is only applicable to those individuals set forth on Exhibit A to such Supplemental Bar Date.

Pursuant to Article 9.6 of the Plan, the Debtors have established an Administrative Claims Bar Date.  All Administrative Claims Forms must be filed so as to actually be received on or before the Administrative Claims Bar Date, unless otherwise ordered by the Bankruptcy Court, and except as otherwise set forth in Article IX of the Plan.

(c)                                Proofs of Claim and Other Claims

The Debtors’ Claims Agent received approximately 8,900 timely filed proofs of claim as of the Bar Date totaling approximately $45.5 billion.  The Debtors believe that many of these proofs of claim are invalid, duplicative or otherwise substantially overstated in amount.  The Debtors are in the process of evaluating the proofs of claim and anticipate that they will file objections to many of the proofs of claim.

13.                               IRS Ruling Request

Pursuant to the Plan and in connection with emergence from the Insolvency Proceedings, the United States tax consolidated group of which QPHC is the common parent (the “QPHC Group”) will undertake certain transactions intended to recapitalize debt of the QPHC Group (the “United States Recapitalization”), to simplify and rationalize the complex corporate structure of the QPHC Group (the “United States Restructuring”) and to resolve certain intercompany indebtedness among members of the QPHC Group (the “Intercompany Debt Restructuring”).  Among other things, under the United States Recapitalization, certain pre-petition creditors of the QPHC Group will exchange their outstanding debt claims against members of the QPHC Group for the consideration described in the Restructuring Transactions Notice.  Under the United States Restructuring, the QPHC Group will be restructured, principally through the following transactions:  (i) certain subsidiaries of QWUSA will merge into QWCC or its wholly-owned limited liability company,(3) (ii) QWUSA will merge into QWCC, and (iii) certain other subsidiaries of QWUSA will merge into one or more corporations or limited liability companies directly or indirectly owned by QWCC.  Under the Intercompany Debt Restructuring, through a series of transactions, certain indebtedness between members of the QPHC Group will be settled, set-off, recapitalized, exchanged for stock, distributed, contributed or otherwise eliminated.

Upon consummation of the transactions described above, the QPHC Group expects that it will realize significant cancellation of debt (“COD”) income that will be excluded from income under the United States Internal Revenue Code of 1986, as amended (the “Tax Code”).  As a result of excluding COD from income, the Tax Code requires that certain attributes of the QPHC Group be reduced, including unused net operating losses, capital losses and tax credits as well as tax basis of assets.  Any excess COD income over the amount of tax attributes available for reduction is generally not included in gross income.  The amount of excluded COD income of the QPHC Group is expected to exceed by a substantial amount the aggregate amount of its unused net operating losses, capital losses and tax credits at the end of the year in which the debt discharges occur (expected to be the year ending December 26, 2009).  Accordingly, it is expected that excess excluded COD income will result in a reduction in the tax basis of the QPHC Group’s assets, subject to the limitation that the tax basis of a debtor member’s assets cannot be reduced in an amount greater than the excess of the aggregate tax basis of the assets over the member’s aggregate liabilities immediately after the discharge (the “Liability Floor”).  The reduction of the QPHC Group’s tax attributes is expected to increase significantly its post-emergence tax liability in comparison to the tax liability it would have incurred had there been no such reduction.

In December 2008 and in supplemental submissions, QPHC requested rulings from the United States Internal Revenue Service (the “IRS”) regarding certain United States income tax consequences of the Plan (the “Ruling Request”).  The IRS has issued the requested ruling.  Specifically, the IRS has ruled on certain aspects of the calculation of income from the recapture of “excess loss accounts” under the United States Treasury Regulations (“Treasury Regulations”) dealing with consolidated groups of corporations in connection with the United States Restructuring, the United States Recapitalization and the Intercompany Debt Restructuring.  The IRS has also ruled that (a) the calculation of the “Liability Floor” for QWCC and for each acquiring subsidiary will be made after taking into account all steps of the United States Restructuring; and (b) certain transactions that are part of the United States Restructuring will qualify as tax-free reorganizations.  Pursuant to Article XI of the Plan, it is a condition to confirmation of the Plan that the IRS will have issued the private letter ruling requested in the Ruling

(3) Specifically, certain subsidiaries of QWUSA will be merged into one or more single member limited liability companies that will be wholly-owned by QWCC and treated as disregarded and separate from QWCC for United States federal income tax purposes.

Request in form and substance acceptable to the Debtors, and reasonably acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent.

14.                               Exit Financing Engagement Letter

On May 7, 2009, the Bankruptcy Court entered an order authorizing the Debtors to enter into and perform their obligations under an exit financing engagement letter (the “Engagement Letter”) with Credit Suisse Securities (USA) LLC, GE Capital Markets, Inc. and Wachovia Capital Markets LLC (collectively, the “Lead Arrangers”).

The Debtors and QWI seek to establish up to approximately $750 million in senior secured credit facilities to be effective at or following the Effective Date, consisting of any combination of (a) term financing in the aggregate principal amount of approximately $300 million to $400 million (the “Term Facility”) (less the amount of any debt securities issued by the Debtors and/or QWI in lieu thereof) and (b) a senior secured asset-based revolving credit facility (with a letter of credit subfacility) in an aggregate principal amount of approximately $350 million to $450 million (the “Revolving Credit Facility” and, together with the Term Facility, the “Exit Facilities”).

The proceeds of the Exit Facilities will be used by the Debtors and QWI for (i) the refinancing of the DIP Credit Facility (ii) working capital, (iii) other general corporate purposes and (iv) for the payment of fees and expenses incurred in connection with the Exit Facilities and the Plan.

Pursuant to the Engagement Letter, the Lead Arrangers will use commercially reasonable efforts to arrange and manage the syndication of the Exit Facilities.

15.                               R.R. Donnelley Indication of Interest

On May 12, 2009, QWI received an unsolicited, non-binding and conditional indication of interest from R.R. Donnelley & Sons Company (“RRD”) to acquire all or substantially all of the assets of Quebecor World pursuant to a sale approved by the Bankruptcy Court under section 363 of the Bankruptcy Code (the “Indication of Interest”). Under the Indication of Interest, RRD has indicated that it would be prepared to offer to pay (i) Cash in an amount equal to the Cash estimated to be required for distribution under the Plan on or about the Effective Date, which RRD has presumed will be approximately $700 million; (ii) Cash equal to the amount estimated will be held by Quebecor World on its balance sheet at the time of the proposed sale, which RRD has presumed will be approximately $257 million; and (iii) 30 million shares of RRD common stock, having a value of $394.2 million based on the closing trading price on May 11, 2009.  RRD has indicated that the Indication of Interest is subject to due diligence, appropriate regulatory approvals (including the termination of the applicable waiting periods under the U.S. Hart-Scott-Rodino Act and the Competition Act Canada) and a mutually acceptable asset purchase agreement.

Upon its receipt of the Indication of Interest, QWI’s Board of Directors, together with its financial and legal advisors, has undertaken an initial review of the terms and conditions of the Indication of Interest and has discussed the Indication of Interest, on a preliminary basis, with its major stakeholders, including representatives of the Syndicate Agreement Agent, Ad Hoc Committee of Noteholders and the Creditors’ Committee.  The Company intends to continue its consideration and analysis of the Indication of Interest, and to continue to consult with its major stakeholders, including representatives of the Syndicate Agreement Agent, Ad Hoc Committee of Noteholders and the Creditors’ Committee, regarding the Indication of Interest, and to otherwise engage in discussions regarding the Indication of Interest, all while avoiding undue risks to the viability of the Plan.  In this regard, through the filing of the Disclosure Exhibit with the Bankruptcy Court, as the same may be updated from time to time, the Debtors intend to update the holders of Claims as to any material developments regarding discussions between the Company and RRD regarding any possible transaction between the parties.

C.                                    United Kingdom Administration Proceedings

On January 28, 2008, the Company announced that its British subsidiary, Quebecor World PLC (“QW UK”), based in Corby, was being placed into administration. Ian Best and David Duggins of Ernst & Young UK

were jointly appointed as administrators (the “Joint Administrators”) of QW UK by the company’s directors.  Absent a purchaser for the business as a going concern and due to continued customer exodus, the Joint Administrators terminated QW UK’s operations and commenced a liquidation process in February 2008.  The mandate of the Joint Administrators was converted in November 2008, to a Creditors’ Voluntary Liquidation (“CVL”), and the Joint Administrators became Joint Liquidators of QW UK (“Liquidators”) under the CVL.

On March 6, 2009, the Liquidators of QW UK declared and paid a first interim dividend of 7.5 pences in the pound (£) to creditors (whose claims have been agreed to by the Liquidators) for a total payment of £1,107,178.86 to QWSA (£601,122.45 to QWSA Fribourg and £506,056.41 to QWSA Luxembourg).  Any subsequent dividends are contingent upon the sale of the remaining properties of QW UK.  The timing of the sale of these properties is unknown at this time.

VII.         SUMMARY OF THE REORGANIZATION PLAN

The purpose of the Plan is to implement the Debtors’ restructuring based on a capital structure that can be supported by cash flows from the operations of the Debtors’ businesses.  The Debtors believe that the new capital structure for the Company resulting from the Plan will enable Reorganized Quebecor World to retain its important business and customer relationships, compete more effectively for future and expanded business opportunities and participate successfully in industry consolidation activities for the benefit of its stakeholders.  The Debtors believe that the reorganization contemplated by the Plan is in the best interests of the holders of Allowed Claims. If the Plan is not confirmed, the Debtors believe that they will be forced to either file an alternate plan of reorganization or liquidate under chapter 7 of the Bankruptcy Code. In either event, the Debtors believe that the holders of Allowed Claims would realize a less favorable distribution of value, or, in certain cases, none at all, for their Claims. See Section XI and the Liquidation Analysis attached as Appendix C hereto.

A.                                    Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors, and its shareholders.  In addition to permitting rehabilitation of the debtor, chapter 11 promotes equality of treatment of creditors and equity security holders who hold substantially similar claims against or interests in the debtors and its assets.  In furtherance of these goals, upon the filing of a petition for relief under chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the chapter 11 cases.

The consummation of a plan of reorganization is the principal objective of a chapter 11 case.  A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor.  Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan.  Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and may terminate all rights and interests of equity security holders.

THIS SECTION CONTAINS A SUMMARY OF THE STRUCTURE OF, CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS IN, AND IMPLEMENTATION OF THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO OR REFERRED TO THEREIN.  CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN WILL HAVE THE RESPECTIVE MEANINGS SET FORTH IN THE PLAN.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN.  THE

STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.  THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN, WHICH ARE OR WILL HAVE BEEN FILED WITH THE COURT, WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE OF THE PLAN, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN THE DEBTORS AND OTHER PARTIES IN INTEREST, REGARDLESS OF WHETHER OR HOW THEY HAVE VOTED ON THE PLAN.

B.                                    Overall Structure of the Plan

The Debtors believe that the Plan provides the best and most prompt possible recovery to holders of Claims. Under the Plan, Claims and Interests, except Administrative Claims, 503(b)(9)/Reclamation Claims and Priority Tax Claims, are divided into different Classes.  Under the Bankruptcy Code, claims and equity interests are classified beyond mere “creditors” or “shareholders” because such entities may hold claims or equity interests in more than one class.  If the Plan is confirmed by the Bankruptcy Court and consummated, then on or as soon as reasonably practicable after the Distribution Date, the Debtors will make distributions to holders of certain Allowed Claims as provided in the Plan.

The Plan contemplates that voting on and confirmation of the Plan, and distributions to holders of Claims and Interests in the Chapter 11 Cases and the Canadian Proceedings under the Plan and the Canadian Plan, will be effected as if the Estates of the Debtors and QWI were consolidated for such purposes, as more specifically described under “VII.F.  Means for Implementation of the Plan - 2. Limited Consolidation for Voting, Confirmation and Distribution Purposes” below.  Specifically, consistent with the Syndicate Compromise, and as elected by the Debtors, the Plan is premised on a consensual pooling of assets and liabilities of the Debtors and QWI to implement the settlements and compromises reached by the primary constituencies in the Chapter 11 Cases and the Canadian Proceedings.

The Plan contemplates that each and every Claim filed or to be filed in the Chapter 11 Cases against any Debtor will be considered filed against each of the Debtors and will be considered one Claim against and an obligation of each of the Debtors.  Further, to the extent that a creditor has a Claim in respect of the same underlying obligation in both the Chapter 11 Cases and the Canadian Proceedings against one or more of the Debtors and/or QWI, such creditor will receive a single recovery in respect of such Claim, which Claim will be satisfied as set forth herein and in the Canadian Plan.  Effectiveness of the Plan will be conditioned upon the effectiveness of the Canadian Plan in the Canadian Proceedings, and effectiveness of the Canadian Plan will be conditioned upon the effectiveness of the Plan.

C.                                    Administrative Expenses and Priority Tax Claims

1.                                      Treatment of Administrative Claims

An Administrative Claim is a Claim against a Debtor or its Estate arising on or after the Petition Date and prior to the Effective Date for a cost or expense of administration in the Chapter 11 Cases that is entitled to priority or superpriority under sections 364(c)(1), 503(b) (other than 503(b)(9)/Reclamation Claims), 503(c), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises); (b) Claims under the DIP Credit Agreement; (c) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code, including Professional Claims; and (d) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930.

Subject to the provisions of Article IX of the Plan, on the first Periodic Distribution Date occurring after the later of (a) the date when an Administrative Claim becomes an Allowed Administrative Claim or (b) the date when an Administrative Claim becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Administrative Claim, or in either case, such other date as the holder of such Allowed Administrative Claim and the applicable Reorganized Debtor may agree, a holder of an Allowed Administrative Claim will receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such other less favorable treatment which the Debtors (or the Reorganized Debtors) and the holder of such Allowed Administrative Claim will have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases and Allowed Administrative Claims arising under contracts assumed during the Chapter 11 Cases prior to the Effective Date will be paid by the Debtors or the Reorganized Debtors in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto; provided, however, that (i) any cure payments associated with the assumed executory contracts and unexpired leases will be paid in accordance with Article 2.1(a) or Article 2.1(b) of the Plan, except as otherwise provided in Article VII of the Plan, and (ii) the executory contracts and unexpired leases will not have been rejected pursuant to Article 7.5 of the Plan; and provided further, that in no event will a post-petition obligation that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity, or common law, be considered to be an obligation which is payable in the ordinary course of business.

2.                                      Treatment of 503(b)(9)/Reclamation Claims.

A 503(b)(9)/Reclamation Claim is a Claim against a Debtor or its Estate (a) pursuant to section 503(b)(9) of the Bankruptcy Code, for the value of goods received by such Debtor in the 20 days immediately prior to the Petition Date and sold to such Debtor in the ordinary course of the Debtor’s business and/or (b) arising from any valid demand against such Debtor for reclamation under section 546(c)(1) of the Bankruptcy Code.

Except as otherwise provided herein, and subject to the requirements of the Plan, on, or as soon as reasonably practicable after the later of (i) the Distribution Date or (ii) the Periodic Distribution Date immediately following the date on which a 503(b)(9)/Reclamation Claim becomes an Allowed 503(b)(9)/Reclamation Claim, or in either case, such other date as the holder of such Allowed 503(b)(9)/Reclamation Claim and the applicable Reorganized Debtor may agree, the holder of such Allowed 503(b)(9)/Reclamation Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed 503(b)(9)/Reclamation Claim, (a) Cash equal to the unpaid portion of such Allowed 503(b)(9)/Reclamation Claim or (b) such other less favorable treatment as to which such holder and the Debtors or the Reorganized Debtors will have agreed upon in writing.

3.                                      Treatment of Priority Tax Claims

A Priority Tax Claim is a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

Commencing on the first Periodic Distribution Date occurring after the later of (a) the date a Priority Tax Claim becomes an Allowed Priority Tax Claim or (b) the date a Priority Tax Claim first becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Priority Tax Claim, at the sole option of the Debtors (or the Reorganized Debtors), such holder of an Allowed Priority Tax Claim will be entitled to receive, on account of such Priority Tax Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Priority Tax Claim, (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (ii) treatment in any other manner such that its Allowed Priority Tax Claims will not be Impaired, including payment in accordance with the provisions of section 1129(a)(9)(C) of the Bankruptcy Code, or (iii) such other treatment as to which the Reorganized Debtor and such holder will have agreed upon in writing.  Clause (iii) of the preceding sentence will not be construed to avoid the need for Bankruptcy Court approval of a Priority Tax Claim when such Bankruptcy Court approval is otherwise required by the Bankruptcy Code.

D.                                    Classification and Treatment of Claims and Interests

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Interests in the Debtors. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, 503(b)(9)/Reclamation Claims and Priority Tax Claims, as described above, have not been classified and are not entitled to vote on the Plan. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim or Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date.

The Debtors will be treated as if they were consolidated solely for Plan voting, confirmation and distribution purposes as described in Article 6.2 of the Plan; provided, however, that if any Class of Impaired Claims votes to reject the Plan, the Debtors’ ability to confirm the Plan with respect to such rejecting Class pursuant to the cramdown standards of section 1129(b) of the Bankruptcy Code will be determined by reference to the treatment to which the holders of Claims in such Class would be entitled were (i) their Claims limited to the specific Debtor(s) and/or QWI that are liable for such Claims, and (ii) the Debtors and QWI not treated as consolidated for distribution and confirmation purposes.  This limited consolidation treatment is designed to consensually pool the assets and liabilities by the Debtors and QWI solely to implement the settlements and compromises reached by the primary constituencies in the Chapter 11 Cases and the Canadian Proceedings, including the Debtors, QWI, the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent.

The Plan classifies the following in separate Classes:

Class 1	Syndicate Claims/SocGen Claims
Class 2	Secured Claims
Class 3	General Unsecured Claims against the Operating Debtors
Class 4	Senior Notes Claims and General Unsecured Claims against the Nonoperating Debtors
Class 5	Convenience Claims
Class 6	Intercompany Claims
Class 7	Debtor Interests

Section 1122 of the Bankruptcy Code requires that a plan of reorganization classify the claims of a debtor’s creditors and the interests of its equity holders.  The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim of a creditor or an interest of an equity holder in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class.

The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest.  The Debtors believe that they have complied with such standard.  If the Bankruptcy Court finds otherwise, however, it could deny confirmation of the Plan if the Claimholders affected do not consent to the treatment afforded them under the Plan.

In addition, the definition of General Unsecured Claims contained in the Plan states that General Unsecured Claims include all Claims that do not fall within another class of Claims set forth in the Plan.  Accordingly, the Debtors believe that they have classified all Claims and Interests in compliance with the requirements of section 1122 of the Bankruptcy Code.  If a holder of a Claim or Interest challenges such classification of Claims or Interests and the Court finds that a different classification is required for the Plan to be confirmed, the Debtors, to the extent permitted by the Court, intend to make such modifications to the classifications of Claims or Interests under the Plan to provide for whatever classification might be required by the Court for confirmation.  UNLESS SUCH MODIFICATION OF CLASSIFICATION ADVERSELY AFFECTS THE TREATMENT OF A HOLDER OF A CLAIM OR INTEREST AND REQUIRES RE-SOLICITATION, ACCEPTANCE OF THE PLAN BY ANY

HOLDER OF A CLAIM OR INTEREST PURSUANT TO THE PLAN’S SOLICITATION WILL BE DEEMED TO BE A CONSENT TO THE PLAN’S TREATMENT OF SUCH HOLDER OF A CLAIM OR INTEREST REGARDLESS OF THE CLASS AS TO WHICH SUCH HOLDER IS ULTIMATELY DEEMED TO BE A MEMBER.

1.                                      Class 1 (Syndicate Claims/SocGen Claims).

Each holder of an Allowed Syndicate Claim and an Allowed SocGen Claim, respectively, will receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim, on the Effective Date, such holder’s Pro Rata share of the Class 1 Recovery, subject to the following:

(a)  Effective as of the Effective Date, the Syndicate Claims other than the BNPP F/X Claim (as defined below), and the respective secured and unsecured portions of such Syndicate Claims will be finally Allowed in an aggregate amount equal to $725,538,481.44.  An additional Syndicate Claim asserted by BNPP with respect to certain foreign exchange transactions, as more fully set forth in the proofs of claim filed by BNPP in the Chapter 11 Cases (the “BNPP F/X Claim”), will, to the extent that an objection is timely filed with respect thereto, constitute a Disputed Claim, and the portion of the Class 1 Recovery on account thereof shall be held in the Distribution Reserve pending final resolution of all objections to the BNPP F/X Claim.  Each holder of an Allowed Syndicate Claim (including, to the extent finally Allowed, the BNPP F/X Claim) will receive its Pro Rata share of (i) the Class 1 Recovery, as reduced by such holder’s Pro Rata contribution on account of the Syndicate Private Notes Contribution (after giving effect to the Syndicate Compromise); provided, however, that notwithstanding anything in the Plan to the contrary, in consideration of the settlement provided for in the Syndicate Compromise, the New Common Stock and Warrant Bundles that comprise the Syndicate Compromise Amount (and that would otherwise have been distributed to the holders of Allowed Syndicate Claims) will be distributed, upon the Effective Date, to the holders of Class 4 Claims in accordance with the treatment provided for such holders pursuant to Article 4.4 of the Plan, and (ii) the Syndicate Litigation Trust Recovery.  Notwithstanding the treatment of the Debtors and QWI as if they were consolidated for voting, confirmation and distribution purposes, the Syndicate Claims (including, to the extent finally Allowed, the BNPP F/X Claim) will be finally Allowed against each of the applicable Debtor obligors under the Syndicate Agreement and QWI (as provided in the Canadian Plan) as of Effective Date but will only be entitled to the single recovery provided for in the Plan and in the Canadian Plan.  After giving effect to the Syndicate Compromise but prior to giving effect to the Syndicate Private Notes Contribution, the holders of Allowed Syndicate Claims shall receive on the Effective Date a total Class 1 Recovery of (i) 47,155,754 shares of New Common Stock; (ii) the portion of the Syndicate/SocGen Cash Distribution allocable to the holders of Class 1 Claims constituting Syndicate Claims, except as reduced to the extent permitted under the definition of “Syndicate/SocGen Cash Distribution;” and (iii) the portion of the minimum of 12,500,000 shares of New Preferred Stock allocable to the holders of Class 1 Claims constituting Syndicate Claims, subject to increase to the extent permitted under the definition of “Syndicate/SocGen Preferred Shares Distribution” up to the portion of the maximum of 26,375,000 shares of New Preferred Stock allocable to the holders of Class 1 Claims constituting Syndicate Claims.

(b)  The SocGen Claims will be deemed Disputed Claims as of the Effective Date for all purposes (except for voting to accept or reject the Plan), including with respect to the right of any holder of a SocGen Claim to receive any distribution on account of the Class 1 Recovery, which recovery will be withheld in full until resolution of the SocGen Adversary Proceeding, with the Class 1 Reserve to be segregated and held in reserve by the Debtors or Reorganized Debtors pending entry of a Final Order by the Bankruptcy Court with respect to the SocGen Adversary Proceeding, whereupon the Class 1 Reserve will be allocated and distributed among the holders of the Allowed SocGen Claims and the holders of the Allowed Class 4 Claims as the Bankruptcy Court will determine, with any such amounts allocated on account of the Allowed SocGen Claims and the Allowed Class 4 Claims to be distributed among such holders of such Claims on a Pro Rata basis and within each such Class as determined by the Bankruptcy Court.  In connection with any such distribution of the Class 1 Reserve to the holders of the Allowed SocGen Claims and the Allowed Class 4 Claims, any proceeds of the Syndicate/SocGen Cash Distribution and the Syndicate/SocGen Preferred Shares Distribution then constituting a portion of the Class 1 Reserve distributable to the holders of Allowed Class 4 Claims will be converted to additional New Common Stock as set forth on Exhibit 4.1 to the Plan immediately prior to their distribution in accordance with the terms of the Plan and the Canadian Plan.

2.                                      Class 2 (Secured Claims).

Each holder of an Allowed Secured Claim will receive, in full satisfaction, settlement, release and discharge of and in exchange for, such Allowed Secured Claim, at the sole option of the Debtors or Reorganized Debtors: (i) Cash equal to the value of its Allowed Secured Claim; (ii) the return of the holder’s collateral securing the Secured Claim; (iii) Reinstatement of such holder’s security interest or lien; or (iv) such other less favorable treatment to which the Debtors or Reorganized Debtors and such holder will have agreed upon in writing.  Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all valid, enforceable, and perfected prepetition liens on property of the Debtors held by or on behalf of holders of Secured Claims with respect to such Claims will survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such holders of Secured Claims and/or applicable law until, as to each such holder of a Secured Claim, such time as (A) the holder of the Secured Claim: (i) has been paid Cash equal to the value of its Allowed Secured Claim; (ii) has received a return of the collateral securing the Allowed Secured Claim; (iii) has had the lien or security interest securing the Allowed Secured Claim Reinstated; or (iv) has agreed in writing with the Debtors or Reorganized Debtors such other less favorable treatment;  or (B) such purported lien or security interest has been determined by an order of the Bankruptcy Court to be invalid or otherwise avoidable.  Notwithstanding the foregoing, any Claim arising as a result of a tax lien that would otherwise be an Allowed Secured Claim will be paid in accordance with Article 2.3 of the Plan.

3.                                      Class 3 (General Unsecured Claims against the Operating Debtors).

Each holder of an Allowed General Unsecured Claim against any of the Operating Debtors will receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim, on the Effective Date, a principal amount of New Unsecured Notes equal to 50% of such holder’s Allowed Claim; provided, however, that if the aggregate Allowed Class 3 Claims exceed $150 million, each holder of an Allowed Class 3 Claim will receive such holder’s Pro Rata portion of $75 million in principal amount of New Unsecured Notes.

4.                                      Class 4 (Senior Notes Claims and General Unsecured Claims against the Nonoperating Debtors).

The Senior Notes Claims, as filed by the applicable Indenture Trustees, will be deemed Allowed, as of the Effective Date, in an amount equal to the unpaid principal and interest accrued as of the Petition Date, all as set forth on Exhibit 4.4 to the Plan, and all other Claims, except for Servicer Fee Claims, arising from the Senior Notes Claims will be deemed Disallowed.  Each holder of an Allowed Senior Notes Claim and Allowed General Unsecured Claim against any of the Nonoperating Debtors will receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim: (i) such holder’s Allocable Share of the Class 4 Securities Distribution, subject to such holder’s contribution of its Allocable Share of the Class 4 Private Notes Contribution to the Private Notes Reserve, and, with respect to holders of Allowed Senior Notes Claims, subject to such further reallocation of recovery distributable to such holders as they may otherwise agree and certify to the Debtors; and (ii) such holder’s Allocable Share of any Class 4 Litigation Trust Recovery, in each case, together with any other amounts allocated on account of the Allowed Class 4 Claims pursuant to Article 4.1(b) of the Plan.

5.                                      Class 5 (Convenience Claims).

On the Effective Date, each holder of an Allowed Convenience Claim will receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim, Cash equal to such holder’s Allowed Convenience Claim (as reduced, if applicable, pursuant to an election by the holder thereof in accordance with Article I.B.60 of the Plan).

For holders of Claims that elect the Convenience Class, such holder must consent to reduce the aggregate amount of its General Unsecured Claims to $2,500 pursuant to an election by the Claim holder made on the Ballot provided for voting on the Plan by the Voting Deadline.  Although the Debtors considered higher and lower amounts than $2,500 as the cap for the Convenience Class, the Debtors ultimately determined the $2,500 represented the appropriate amount to establish as the cap for Convenience Claims.

6.                                      Class 6 (Intercompany Claims).

Except as otherwise contemplated by the Restructuring Transactions, on the Effective Date, at the option of the Debtors or the Reorganized Debtors, the Intercompany Claims, including, but not limited to, any Intercompany Claims arising as a result of rejection of an Intercompany Executory Contract or Intercompany Unexpired Lease, will either be (a) Reinstated, in full or in part, and treated in the ordinary course of business, or (b) cancelled and discharged, in full or in part, in which case such discharged and satisfied portion will be eliminated and the holders thereof will not be entitled to, and will not receive or retain, any property or interest in property on account of such portion under the Plan; provided, however, that the Intercompany Creditor will receive new indebtedness representing a recovery consistent with that to be received by holders of Allowed Class 3 Claims and having terms and conditions reasonably satisfactory to the Creditors’ Committee, the Syndicate Agreement Agent and the Ad Hoc Group of Noteholders, which new indebtedness will be issued up to the extent of available value.

7.                                      Class 7 (Debtor Interests).

On the Effective Date, except as otherwise contemplated by the Restructuring Transactions, the Debtor Interests will be Reinstated.

E.                                      Secondary Liability Claims

Consistent with the intent to provide a single recovery in respect of all Claims filed against one or more of the Debtors and/or QWI, the classification and treatment of Allowed Claims (subject to Article 5.5 of the Plan) under the Plan will take into consideration and will be deemed to be in full satisfaction, release and discharge of, and in exchange for, all Allowed Claims and all Allowed Secondary Liability Claims related to such Allowed Claims, whether filed in the Chapter 11 Cases, the Canadian Proceedings or both, such that on the Effective Date, Allowed Secondary Liability Claims will be treated as follows:

The Allowed Secondary Liability Claims arising from or related to any Debtor’s joint or several liability for the obligations under any executory contract or unexpired lease that is being assumed or deemed assumed by another Debtor, Reorganized Debtor, QWI or Reorganized QWI or under any executory contract or unexpired lease that is being assumed by and assigned to another Debtor, Reorganized Debtor, QWI or Reorganized QWI will be Reinstated and the non-Debtor counterparty will be deemed to have adequate assurance of future performance under the applicable executory contract or unexpired lease.

Except as provided in Article 3.5(a) of the Plan, holders of Allowed Secondary Liability Claims against any Debtor or QWI will be entitled to only one distribution in respect of the primary and secondary liabilities related to the underlying Allowed Claim to which such Allowed Secondary Liability Claim relates and will be deemed satisfied in full by the distributions on account of the related underlying Allowed Claim. Notwithstanding the existence of a Secondary Liability Claim, no multiple recovery on account of any Allowed Claim against any Debtor or QWI will be provided or permitted except to the limited extent provided under Article 5.5 of the Plan, if applicable.  Any Intercompany Claim that constitutes a Secondary Liability Claim for indemnification, contribution or subrogation that any Debtor may have in respect of any obligation that is the basis of a Claim will be deemed to be without any value and will be released and cancelled as of the Effective Date.

F.                                      Means for Implementation of the Plan

1.                                      Continued Corporate Existence

Subject to the Restructuring Transactions, each of the Debtors and QWI will continue to exist after the Effective Date as a separate entity, with all the powers of a corporation, limited liability company, or partnership, as the case may be, under applicable law in the jurisdiction in which each applicable Debtor or QWI is incorporated or otherwise formed and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other organizational documents are amended and restated or reorganized by the Plan or the Canadian Plan, as applicable, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.  There are certain Affiliates of the Debtors that are not Debtors in these Chapter 11 Cases.  The continued existence, operation, and ownership of such non-Debtor Affiliates is a component of the Debtors’ businesses, and, as set forth in Article 10.1 of the Plan but subject to the Restructuring Transactions, all of the Debtors’ equity interests and other property interests in such non-Debtor Affiliates will revest in the applicable Reorganized Debtor or its successor on the Effective Date.

2.                                      Limited Consolidation for Voting, Confirmation and Distribution Purposes

Pursuant to the Confirmation Order, and subject to the provisions of Article 5.5 of the Plan, the Bankruptcy Court will approve the Debtors’ election to treat the Estates as if they were consolidated solely for the purpose of voting, confirmation (subject to Article 5.5 of the Plan) and distributions to be made under the Plan and under the Canadian Plan.  Accordingly, for purposes of implementing the Plan, pursuant to such order: (1) all assets and liabilities of the Debtors and QWI will be treated as if they are pooled; and (2) with respect to any guarantees by one Debtor or QWI of the obligations of any other Debtor or QWI, and with respect to any joint or several liability of any Debtor or QWI with any other Debtor or QWI, the holder of any Claims for such obligations will receive a single recovery on account of any such joint obligations of the Debtors and/or QWI, in each case except to the extent otherwise provided in Article 5.5 of the Plan.

Such election to treat the Estates as if they were consolidated solely for the purpose of implementing the Plan will not affect: (1) the legal and corporate structures of the Debtors, subject to the right of the Debtors to effect the Restructuring Transactions; (2) pre- and post-Effective Date guarantees, liens and security interests that are required to be maintained (a) in connection with contracts or leases that were entered into during the Chapter 11 Cases or executory contracts and unexpired leases that have been or will be assumed or (b) pursuant to the Plan; (3) Interests between and among the Debtors; (4) distributions from any insurance policies or proceeds of such policies;(5) preservation of the separate Estates for purposes of confirmation to the extent provided in Article 5.5 of the Plan and (6) the revesting of assets in the separate Reorganized Debtors pursuant to Article 10.1 of the Plan.  In addition, such election to treat the Estates as consolidated for the purpose of implementing the Plan will not constitute a waiver of the mutuality requirement for setoff under section 553 of the Bankruptcy Code, except to the extent otherwise expressly waived by the Debtors.

The Plan serves as a motion seeking entry of an order allowing the Debtors to treat the Estates as if consolidated solely for purposes of voting, confirmation and distributions under the Plan (subject to the provisions of Article 5.5 of the Plan), and to that end, pooling the assets and liabilities of the Debtors and QWI solely for the purposes of implementing the Plan, as described and to the limited extent set forth in Article 6.2(a) and (b) of the Plan.  Unless an objection to such election is made in writing by any creditor affected by the Plan, filed with the Bankruptcy Court and served on the parties listed in Article 13.8 of the Plan on or before five days before either the Voting Deadline or such other date as may be fixed by the Bankruptcy Court, such order (which may be the Confirmation Order) may be entered by the Bankruptcy Court.  In the event any such objections are timely filed, a hearing with respect thereto will occur at or before the Confirmation Hearing.  Notwithstanding anything to the contrary in the Plan, nothing therein will affect the obligation of each and every Debtor to pay quarterly fees to the Office of the United States Trustee in accordance with 28 U.S.C. §1930.

The Court may, in the exercise of its general equitable discretionary powers under section 105(a) of the Bankruptcy Code, permit the Debtors to treat the Estates as consolidated for the limited purpose of voting, confirmation and distributions under the Plan, to ensure the equitable treatment of creditors.

The Debtors believe that treating the Debtors as consolidated for the limited purpose of implementing the Plan, and the pooling of the assets and liabilities of the Debtors and QWI, for purposes of implementing the Plan and the Canadian Plan is in the best interests of creditors.

For all the foregoing reasons, the Debtors and QWI believe that the limited consolidation of Debtors solely for the purpose of implementing the Plan and the Canadian Plan, including for purposes of voting, confirmation and distributions to be made under the Plan and the Canadian Plan, and the pooling of the assets and liabilities of the Debtors and QWI, is appropriate.

In the event that the Bankruptcy Court does not approve the Debtors’ election to treat the Estates as if they are consolidated solely for voting, confirmation (subject to Article 5.5 of the Plan) and distribution purposes, (a) the Plan will be treated as a separate plan of reorganization for each Debtor and (b) the Debtors will not be required to re-solicit votes with respect to the Plan, and the Debtors reserve the right to request confirmation and consummation of the Plan on a deconsolidated basis.

If the Bankruptcy Court were not to allow the Debtors to pool the assets and liabilities of the Debtors and QWI, then except as specifically set forth in the Plan: (a) distributions under the Plan on account of Claims would not be affected; (b) nothing in the Plan or this Disclosure Statement would constitute or be deemed to constitute an admission that one of the Debtors is subject to or liable for any Claim against any other Debtor; (c) Claims against QWI or multiple Debtors would be treated as separate Claims with respect to QWI and each Debtor’s estate for all purposes (including, without limitation, distributions and voting), and such Claims will be administered as provided in the Plan; and (d) the Debtors would not be required to resolicit votes with respect to the Plan.

3.                                      Restructuring Transactions

On or following the Confirmation Date, the Debtors and QWI or the Reorganized Debtors and Reorganized QWI, as the case may be, will take such actions as may be necessary or appropriate to effect the relevant Restructuring Transactions as set forth in the Restructuring Transactions Notice, including, but not limited to, all of the transactions described in the Plan.  Such actions may include without limitation: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, guaranty, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (c) the filing of appropriate certificates of incorporation, merger, or consolidation with the appropriate governmental authorities under applicable law; and (d) all other actions that such Debtors, QWI, the Reorganized Debtors and Reorganized QWI determine are necessary or appropriate in connection with the relevant Restructuring Transactions, including, without limitation, the making of appropriate filings and/or recordings in respect of such Restructuring Transactions.  The form of each Restructuring Transaction will be determined by the boards of directors of a Debtor, QWI, Reorganized Debtor or Reorganized QWI party to any Restructuring Transaction.  In the event a Restructuring Transaction is a merger transaction, upon the consummation of such Restructuring Transaction, each party to such merger will cease to exist as a separate corporate entity and thereafter the surviving Reorganized Debtor, Reorganized QWI or affiliate of any of the Debtors organized as part of the Restructuring Transactions will assume and perform the obligations of such merged party under the Plan.  In the event a Reorganized Debtor is liquidated, the Reorganized Debtor(s) and/or Reorganized QWI which owned the equity interests of such liquidating Debtor prior to such liquidation will assume and perform the obligations of such liquidating Debtor.  Implementation of the Restructuring Transactions will not affect the distributions under the Plan.

As of the date of this Disclosure Statement, the Debtors believe that the entities set forth on Appendix B will be either merged, dissolved or liquidated.  QWI and the Debtors may add or subtract from this list in the Restructuring Transactions Notice, and the list is provided here solely for the purpose of relating QWI’s and the Debtors’ current intention with respect to the Restructuring Transactions.  For illustrative purposes, Appendix B includes a diagram representing the current organizational structure of QWI and its U.S. subsidiaries, including the Debtors.  Appendix B includes a second diagram showing the expected organizational structure of QWI and its U.S. subsidiaries following completion of the Restructuring Transactions.  The Restructuring Transactions Notice will provide greater detail with respect to the structure of the Restructuring Transactions, and the Debtors will include with their Restructuring Transactions Notice a supplemental updated illustrative diagram reflecting any changes to the foregoing diagrams.

4.                                      Corporate Governance

(a)                               Articles of Reorganization of Reorganized QWI

The Articles of Reorganization of Reorganized QWI, attached to the Plan as Exhibit 6.4(a), which will be in form and substance reasonably acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent, will be adopted and amended as may be required so that they are consistent with the provisions of the Plan, the Canadian Plan, the CBCA and the Bankruptcy Code.  Pursuant to the CCAA and the CBCA, the Articles of Reorganization of Reorganized QWI will be approved by the Canadian Court pursuant to the Sanction Order.  The Articles of Reorganization of Reorganized QWI will, among other things, authorize the issuance of an unlimited number of shares of New Common Stock and such number of shares of New Preferred Stock as are specified therein.

(b)                               Certificates of Incorporation and Bylaws of the Debtors

Each Debtor will amend its certificate of incorporation, charter, bylaws, or applicable organizational document to be consistent with the Plan and otherwise to comply with section 1123(a)(6) of the Bankruptcy Code.

(c)                                Change of Corporate Name

On the Effective Date, in connection with the filing of the Articles of Reorganization of Reorganized QWI and the amendment of the certificate of incorporation or other organizational documents of each Reorganized Debtor that will survive the Restructuring Transactions, each of Reorganized QWI and such Reorganized Debtors will change its name to delete reference to the word “Quebecor,” or any deceptively similar names.  No later than the date of the Confirmation Hearing, the Debtors will file with the Court the new names to be adopted by Reorganized QWI and the Reorganized Debtors intended to survive the Restructuring Transactions.  Thereafter, commencing on the Effective Date, Reorganized QWI and such Reorganized Debtors will transition and phase out and cease the use of their prior corporate names and any names, trademarks, trade names or logos bearing the name “Quebecor” or any similar names or variations or derivations thereof or any names, trademarks, trade names or logos that are deceptively similar to “Quebecor”; provided however, that (a) such restrictions on the use of their prior corporate name will not be applicable for a 90-day period of transition commencing on the Confirmation Date to allow for the sale of inventory existing at or around the Confirmation Date and to use any labeling, letterhead, packaging, shipping, billing and other processes that use the name “Quebecor” and any names, trademarks, trade names or logos bearing the name “Quebecor”; (b) Reorganized QWI and the Reorganized Debtors will have until the first anniversary of the Effective Date to replace all signage on each of their buildings and facilities that use the “Quebecor” name, which replacement will be done first with respect to all buildings and facilities in Canada and thereafter in the United States and Latin America and (c) the Debtors and the Reorganized Debtors will not be required to change the case names of the Chapter 11 Cases.

5.                                      Directors and Officers

(a)                               Board of Directors of Reorganized QWI

The initial Board of Directors of Reorganized QWI as of the Effective Date will be determined by a search committee through a search process designed to obtain board participation from independent, respected individuals having the experience, reputation, contacts and skills which are relevant to the success of Quebecor World’s business.  The search process will be undertaken by a search committee composed of four (4) representatives of the Syndicate Committee, two (2) representatives of the Ad Hoc Group of Noteholders and one (1) representative of the Creditors’ Committee.  The Board nominees selected by the search committee will be appointed to the Board of Directors of Reorganized QWI pursuant to the Sanction Order.

(b)                               Officers of Reorganized QWI

Unless otherwise provided in the Canadian Plan or the Debtors’ disclosure pursuant to section 1129(a)(5) of the Bankruptcy Code, the officers of QWI will continue to serve in their current capacities after the Effective Date. Each such officer will serve from and after the Effective Date pursuant to the terms of the articles of reorganization of Reorganized QWI, other constituent documents, and applicable corporation law. The identities and affiliations of any Person proposed to serve as an officer or director of Reorganized QWI will have been disclosed at or before the Confirmation Hearing.

(c)                                Directors and Officers of the Reorganized Debtors

Unless otherwise provided in the Debtors’ disclosure pursuant to section 1129(a)(5) of the Bankruptcy Code, the officers and directors of each of the Debtors will continue to serve in their current capacities after the Effective Date. The classification and composition of the boards of directors of the Reorganized Debtors will be consistent with their respective new certificates of incorporation and bylaws or other organizational documents. Each such director or officer will serve from and after the Effective Date pursuant to the terms of such new certificate of incorporation, bylaws, other organizational documents, and applicable state corporation law. In accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of any Person proposed to serve as an officer or director of the Reorganized Debtors will have been disclosed at or before the Confirmation Hearing.

6.                                      Sources of Cash for Plan Distributions

Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan and for Reorganized QWI to make payments pursuant to the Canadian Plan will be obtained from the Exit Financing Arrangements, existing Cash balances, and the operations of the Debtors, QWI, the Reorganized Debtors and Reorganized QWI.

7.                                      Establishment of Cash Reserve

On the Effective Date, the Debtors will fund the Cash Reserve in such amounts agreed upon by the Debtors, the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent (or as otherwise determined by the Bankruptcy Court), to be necessary to make the required future payments with respect to Administrative Claims, 503(b)(9)/Reclamation Claims, Priority Tax Claims and as otherwise provided by the Plan.

8.                                      Post-Effective Date Financing

On the Effective Date, the Reorganized Debtors and Reorganized QWI will enter into and perform and receive the proceeds of the Exit Financing Arrangements in an aggregate amount of up to approximately $750 million, which are expected to include an asset-backed revolving credit facility in an aggregate principal amount of approximately $350 million to $450 million and a term loan in an aggregate principal amount of approximately $300 million to $400 million, the terms of which are described in the exit financing term sheet attached to the Plan as Exhibit 6.8, as such term sheet may be amended, modified, or supplemented, to repay the DIP Facility Claims, make other payments required to be made on the Effective Date, and conduct their post-reorganization operations.  The Reorganized Debtors may execute all documents and enter into all agreements as may be necessary and appropriate in connection with the Exit Financing Arrangements provided that such term sheet (and any modifications made thereto) and such documents are in form and substance reasonably acceptable to each of the Creditors’ Committee, Syndicate Agreement Agent and the Ad Hoc Group of Noteholders.

9.                                      Issuance of New Securities

(a)                               New Common Stock

On the Effective Date, or as soon as reasonably practicable thereafter, Reorganized QWI will authorize and issue a total number of shares of New Common Stock necessary to satisfy obligations on account of Claims under the Plan and the Canadian Plan.  The issuance of the New Common Stock will be exempt from registration under applicable U.S. securities laws pursuant to section 1145(a) of the Bankruptcy Code and exempt from prospectus and dealer registration requirements under applicable Canadian securities laws, regulations and rules.

(b)                               New Preferred Stock

On the Effective Date, or as soon as reasonably practicable thereafter, Reorganized QWI will authorize and issue a total number of shares of New Preferred Stock necessary to satisfy obligations on account of Claims under the Plan and the Canadian Plan.  The issuance of the New Preferred Stock will be exempt from registration under applicable U.S. securities laws pursuant to section 1145(a) of the Bankruptcy Code and exempt from the prospectus and dealer registration requirements under applicable Canadian securities laws, regulations and rules.

(c)                                New Warrants

On the Effective Date, or as soon as reasonably practicable thereafter, Reorganized QWI will authorize and issue a total number of New Warrants necessary to satisfy obligations on account of Claims under the Plan and the Canadian Plan.  The issuance of the New Warrants and the New Common Stock underlying the New Warrants will be exempt from registration under applicable U.S. securities laws pursuant to section 1145(a) of the Bankruptcy Code and exempt from the prospectus and dealer registration requirements under applicable Canadian securities laws, regulations and rules.

(d)                               New Unsecured Notes

On the Effective Date, or as soon as reasonably practicable thereafter, Reorganized QWCC will authorize, and no later than the Distribution Date, will issue and deliver the aggregate principal amount of New Unsecured Notes necessary to satisfy obligations on account of Claims under the Plan. The issuance of the New Unsecured Notes will be exempt from registration under applicable U.S. securities laws pursuant to section 1145(a) of the Bankruptcy Code and exempt from the prospectus and dealer registration requirements under applicable Canadian securities laws, regulations and rules.

(e)                                Listing on the Toronto Stock Exchange

Provided that each of the classes or series of New Equity Securities will comply with the Toronto Stock Exchange’s listing requirements, or the Toronto Stock Exchange otherwise permits in writing the listing of each such class or series of New Equity Securities, on the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors will cause QWI or Reorganized QWI to use its reasonable best efforts to list and maintain the listing of the New Common Stock (including New Common Stock issuable upon any exercise of New Warrants or conversion of New Preferred Stock), New Preferred Stock and New Warrants on the Toronto Stock Exchange.

(f)                                   Registration Rights

Without limiting the effect of section 1145 of the Bankruptcy Code, as of the Effective Date, Reorganized QWI and the Reorganized Debtors will enter into a Registration Rights Agreement, substantially in the form of, or having material terms as set forth on, Exhibit 6.9(f) attached to the Plan, with each holder of Claims that would be an “underwriter” of Reorganized QWI within the meaning of section 2(11) of the Securities Act and/or any corresponding section(s) under Canadian securities laws.

(g)                               Section 1145 Exemption

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable nonbankruptcy law, the issuance of the New Common Stock, New Preferred Stock, New Warrants and New Unsecured Notes under the Plan will be exempt from registration under the Securities Act and all rules and regulations promulgated thereunder.

(h)                               Issuance and Distribution of New Securities

The New Common Stock, New Preferred Stock and New Warrants, when issued and distributed as provided in the Plan and the Canadian Plan, will be duly authorized, validly issued and not subject to any preemptive rights.  In addition, the New Common Stock and the New Preferred Stock will be issued as fully paid and non-assessable shares.  Each distribution and issuance under the Plan will be governed by the terms and conditions set forth in the Plan and the Canadian Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions will bind each person or entity receiving such distribution or issuance.

10.                               Cancellation of Senior Notes and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan or as otherwise required in connection with any Cure, (a) the Senior Notes and any other note, bond, debenture, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors as are Reinstated under the Plan, will be cancelled; provided, however, that except as contemplated by the Restructuring Transactions, Interests in the Debtors will not be cancelled, and (b) the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Senior Notes, and any other note, bond, debenture, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors as are Reinstated under the Plan, as the case may be, will be released and discharged; provided, further, that any indenture or other agreement (including the Senior Notes indentures and the Syndicate Agreement) that governs the rights of a holder of a Claim and that is administered by an indenture trustee (including the Senior Notes Indenture Trustee), agent (including the Syndicate Agreement Agent and the Syndicate Agreement Collateral Agent), or other servicer (each hereinafter referred to as a “Servicer”) will continue in effect solely for purposes of (x) allowing such Servicer to make the distributions on account of such Claims under the Plan as provided in Article VIII of the Plan and (y) permitting such Servicer to maintain any rights or liens it may have for fees, costs, expenses, indemnities or other amounts under such indenture or other agreement; provided further, that the preceding proviso will not affect the discharge of Claims against or Interests in the Debtors under the Bankruptcy Code, the Confirmation Order, the Plan or the Canadian Plan, or result in any expense or liability to the Reorganized Debtors.  The Reorganized Debtors will not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer) for any fees, costs, or expenses incurred on and after the Effective Date of the Plan except as expressly provided in Article 8.7 of the Plan; provided, however, that nothing in the Plan will preclude any Servicer (or any Disbursing Agent replacing such Servicer) from being paid or reimbursed for prepetition or postpetition fees, costs, and expenses from the distributions being made by such Servicer (or any Disbursing Agent replacing such Servicer) pursuant to such indenture or other agreement in accordance with the provisions set forth therein, all without application to or approval by the Bankruptcy Court.

11.                               Litigation Trust

(a)                               Establishment of the Litigation Trust

The Litigation Trust will be established for pursuit of the Contributed Claims and will become effective on the Effective Date as summarized below and in accordance with the terms and conditions set forth in more detail in the Litigation Trust Agreement attached to the Plan as Exhibit 6.11(a).  The Litigation Trust will be administered by a Litigation Trustee, who will be acceptable to the Creditors’ Committee, the Ad Hoc Committee of Noteholders and the Syndicate Agreement Agent, and will be identified no later than the Exhibit Filing Date and approved by the Bankruptcy Court at the Confirmation Hearing.

(b)                               Transfer of Assets

The transfer of the Contributed Claims to the Litigation Trust will be made, as provided in the Plan, for the benefit of the Litigation Trust Beneficiaries as set forth in the Plan.  On the Effective Date, the Contributed Claims will be transferred to the Litigation Trust in exchange for Litigation Trust Interests for the benefit of the Litigation Trust Beneficiaries.  Upon transfer of the Contributed Claims to the Litigation Trust, QWI, the Debtors and Reorganized QWI and the Reorganized Debtors will have no interest in or with respect to the Contributed Claims or the Litigation Trust Interests.

(c)                                Trust Distributions

All Contributed Claims Recoveries will be distributed among the Litigation Trust Beneficiaries as provided for under the Plan and otherwise as set forth in the Litigation Trust Agreement.  To the extent deemed “securities,” the issuance of the Litigation Trust Interests to the Litigation Trust Beneficiaries will be in compliance with the applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.

(d)                               Management of the Litigation Trust

The Litigation Trust will be managed and operated by the Litigation Trustee.  A Governing Board composed of seven (7) members will have certain approval rights on key issues relating to the operation and management of the Litigation Trust as set forth in the Litigation Trust Agreement.  The Governing Board will be comprised of four (4) members selected by the Ad Hoc Group of Noteholders, two (2) members selected by the Syndicate Agreement Agent and one (1) member selected by the Creditors’ Committee.  The Litigation Trust Agreement shall provide, among other things, that significant decisions with respect to (i) any material settlement, dismissal (with or without prejudice) or other resolution of the Private Notes Adversary Proceeding, or (ii) any appeal of any judgments or orders dismissing any Claims, shall in each case require the agreement of not less than 75% of those members of the Governing Board voting on such decision.

(e)                                Funding the Litigation Trust

As provided in the Canadian Plan, the Litigation Trust will be funded by secured loans from Reorganized QWI in an aggregate amount not to exceed $5 million to be used by the Litigation Trust for the purposes of pursuing the Contributed Claims (collectively with interest thereon, the “Funding Loan”).  The Funding Loan will be repaid in full from the Litigation Trust, from the proceeds of any litigation recoveries, before any funds are distributed to the Litigation Trust Beneficiaries.  No further amounts will be paid or payable by Reorganized QWI or any of the Reorganized Debtors to the Litigation Trust for any purpose whatsoever and the source of funds and repayment thereof for any additional contributions required by the Litigation Trust will be determined by the Litigation Trustee in consultation with the Governing Board.  The Funding Loan will be non-recourse, and any failure or inability of the Litigation Trust to obtain funding will not affect the consummation of the Plan.  Reorganized QWI will have a first priority perfected security interest in all of the Litigation Trust’s assets and property to secure repayment of the Funding Loan.

(f)                                   Distributions by the Litigation Trust

After repayment in full of the Funding Loan in accordance with the provisions of the Litigation Trust Agreement relating thereto, any Contributed Claims Recoveries will be distributed by the Litigation Trustee to the Litigation Trust Beneficiaries as set forth in the Plan.

(g)                               Duration of the Litigation Trust

The Litigation Trust will have an initial term of five (5) years, provided that if reasonably necessary to realize maximum value with respect to the assets in the Litigation Trust and following Bankruptcy Court approval, the term of the Litigation Trust may be extended for one or more one (1) year terms.  The Litigation Trust may be terminated earlier than its scheduled termination if: (i) the Bankruptcy Court has entered a Final Order closing all of or the last of the Chapter 11 Cases pursuant to section 350(a) of the Bankruptcy Code; and (ii) the Litigation Trustee has administered all assets of the Litigation Trust and performed all other duties required by the Plan and the Litigation Trust Agreement.

(h)                               Certain Federal Income Tax Matters

For United States federal income tax purposes, QWI, the Debtors, the Litigation Trustee and the Litigation Trust Beneficiaries will treat the transfer of assets to the Litigation Trust and issuance of Litigation Trust Interests as a transfer by the Debtors of the assets to the Litigation Trust Beneficiaries, followed by a transfer of such assets by the Litigation Trust Beneficiaries to the Litigation Trust in exchange for direct or indirect beneficial interests in the Litigation Trust. For United States federal income tax purposes, the Litigation Trust will be treated as a grantor trust, and the Litigation Trust Beneficiaries will be treated as the grantors, deemed owners and beneficiaries of the Litigation Trust.  Because a grantor trust is disregarded as an entity for United States federal income tax purposes, no tax should be imposed on the Litigation Trust itself or on the income earned or gain recognized by the Litigation

Trust. Instead, the Litigation Trust Beneficiaries will be taxed on their allocable shares of such net income or gain in each taxable year (determined in accordance with the Litigation Trust Agreement), whether or not they received any distributions from the Litigation Trust in such taxable year.

The Litigation Trustee, QWI and the Debtors will determine, in consultation with the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent, the fair market value as of the Effective Date of all assets transferred to the Litigation Trust, which determination will be made in a reasonable manner, after consultation with members of the Governing Board, and such determined fair market value will be used by QWI, the Debtors, the Litigation Trust, the Litigation Trustee and the Litigation Trust Beneficiaries for all United States federal income tax purposes.

Although, for United States federal income tax purposes, the Litigation Trust has been structured with the intention of complying with guidelines established by the IRS in Revenue Procedure 94-45, 1994-2 C.B. 684, for the formation of “liquidating trusts,” it is possible that the IRS could require a different characterization of the Litigation Trust, which could result in different and possibly greater tax liability to the Litigation Trust and/or the holders of the Claims. No ruling has been or will be requested from the IRS concerning the tax status of the Litigation Trust, and there can be no assurance the IRS will not require an alternative characterization of the Litigation Trust. If the Litigation Trust were determined by the IRS to be taxable not as a “liquidating trust” (as defined for United States federal income tax purposes), the taxation of the Litigation Trust and the transfer of assets to the Litigation Trust could be materially different than as described herein and could have a material adverse effect on the holders of Claims.

(i)                                  Private Notes Reserve

The Private Notes Reserve will be held in reserve by the Debtors or the Reorganized Debtors pending resolution of the Private Notes Adversary Proceeding by Final Order of the Bankruptcy Court, whereupon, to the extent that the holders of the Private Notes return any amounts to the Litigation Trust as to which they do not waive any resulting Claim, such holders of the Private Notes will be deemed holders of Class 4 Claims entitled to participate in the treatment accorded holders of Class 4 Claims under Article 4.4 of the Plan, and, to that end, will receive such shares of New Common Stock and Warrant Bundles held in the Private Notes Reserve to which they would be entitled as holders of Class 4 Claims, chargeable to each of the Syndicate Private Notes Contribution, the SocGen Private Notes Contribution and the Class 4 Private Notes Contribution, in accordance with the percentage in which the holders of Syndicate Claims, SocGen Claims and Class 4 Claims contributed to the Private Notes Contribution, with any remaining shares of New Common Stock and Warrant Bundles to be thereafter distributed to the respective holders of Syndicate Claims, SocGen Claims and the Class 4 Claims (other than the holders of the Private Notes) to the extent and in the proportion of their contribution to the Private Notes Reserve; provided, however, that to the extent that there will not have been a Final Order terminating the SocGen Adversary Proceeding, any such shares otherwise distributable to the holders of the SocGen Claims will be transferred to the Class 1 Reserve.  Exhibit 6.11(i) of the Plan sets forth the number of shares of New Common Stock and New Warrants comprising each of the Class 4 Private Notes Contribution, the SocGen Private Notes Contribution and the Syndicate Private Notes Contribution, which will collectively make up the Private Notes Reserve as of the Effective Date.

12.                               Employee and Retiree Benefits

(a)                               General

Except with respect to any Rejected Employee Agreements, on and after the Effective Date, the Reorganized Debtors may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs, and plans (collectively, “Employee Plans”) for, among other things, compensation (including bonus compensation), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity at any time; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued and unused vacation time arising prior to the Petition Date; provided, however, that the

Debtors’ or Reorganized Debtors’ performance of any employment agreement that is not a Rejected Employee Agreement will not entitle any Person to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan. Nothing in the Plan will limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.  The Reorganized Debtors may, without any need for further approval of the Bankruptcy Court, establish new Employee Plans effective on or after the Effective Date that provide persons who participated in the Rejected Employee Agreements with benefits of equal or lesser value than the benefits that would have been provided under the Rejected Employee Agreements subject to such persons irrevocably waiving and forfeiting any and all claims such persons have or may have in the Chapter 11 Cases in respect of the Rejected Employee Agreements.  Prior to the Effective Date, the Debtors will provide all Persons who were participants in the Rejected Employee Agreements with additional information relating to (a) any new Employee Plans and (b) how to waive and release Employee Claims under the Rejected Employee Agreements in order to become eligible for benefits under any new Employee Plans.   Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, will continue to be paid in accordance with applicable law.

(b)                               Rejected Employee Agreements

Any and all Rejected Employee Agreements will be set forth on Exhibit 6.12(b), which will be completed on or before the date of the Confirmation Hearing.  All persons holding or wishing to assert Employee Claims with respect to such Rejected Employee Agreements must file with the Bankruptcy Court and serve upon the Debtors a separate, completed, and executed proof of claim (substantially conforming to Form. No. 10 of the Official Bankruptcy Forms) no later than 30 days after the Effective Date.  All such Employee Claims not filed within such time will be forever barred from assertion against the Debtors and their estates or the Reorganized Debtors and their property. Any Employee Claims arising out of the Rejected Employee Agreements on or after the Effective Date will be disallowed in their entirety. The Debtors and the Reorganized Debtors may, without any need for further approval of the Bankruptcy Court, expunge and disallow any and all Employee Claims filed by Persons that elect to participate in the new Employee Plans, as set forth in Article 6.12(a).

(c)                                U.S. Pension Plans.

Notwithstanding anything to the contrary in Article 6.12(a) and (b), the U.S. Pension Plans will not be modified or affected by any provision of the Plan and will be continued after the Effective Date in accordance with their terms.  The Debtors or the Reorganized Debtors will satisfy the minimum funding standards under 26 U.S.C. §§ 412, 430, and 29 U.S.C. § 1082, 1083 and be liable for the payment of PBGC premiums in accordance with 29 U.S.C. §§ 1306 and 1307 subject to any and all applicable rights and defenses of the Debtors, and administer the U.S. Pension Plans in accordance with the provisions of ERISA and the Internal Revenue Code.  In the event that the U.S. Pension Plans terminate after the Effective Date, the Reorganized Debtors and each of its controlled group members will be responsible for the liabilities imposed by Title IV of ERISA.

PBGC has filed the following eighteen claims against each of the Debtors individually for their joint and several liability relating to the U.S. Pension Plans: (a) six estimated claims for the U.S. Pension Plans’ unfunded benefit liabilities, which total approximately $239,600,000; (b) six estimated claims for unpaid minimum funding contributions, which total $4,406,600; and (c) six unliquidated claims for insurance premiums. PBGC’s claims assert priority under sections 503(b)(1)(B) and 507(a)(1),(4) and (8) of the Bankruptcy Code. PBGC’s claims are contingent upon the termination of the U.S. Pension Plans. PBGC will withdraw its claims provided that the Debtors continue the U.S. Pension Plans upon the Effective Date.

13.                               Preservation of Causes of Action

In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in the Plan (including with respect to Contributed Claims), the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions and all other similar claims arising under applicable state laws, including, without limitation, fraudulent transfer claims, if any, and all other Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code, other than the Contributed Claims.  The Debtors or the Reorganized

Debtors, as applicable, in their sole and absolute discretion, will determine whether to bring, settle, release, compromise, or enforce any such Retained Actions other than Contributed Claims (or decline to do any of the foregoing), and will not be required to seek further approval of the Bankruptcy Court for such action (except with respect to the SocGen Adversary Proceeding).  The Reorganized Debtors or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action.

14.                               Reservation of Rights

With respect to any Contributed Avoidance Actions and the SocGen Adversary Proceeding, the Debtors reserve all rights, including the right under section 502(d) of the Bankruptcy Code to use defensively such Contributed Avoidance Actions and the SocGen Adversary Proceeding, as applicable, as a ground to object to all or any part of a claim against any Estate asserted by a creditor which remains in possession of, or otherwise obtains the benefit of, the avoidable transfer.

15.                               Syndicate Compromise; Settlement of Syndicate Adversary Proceeding

On, and effective as the Effective Date, the Syndicate Compromise Amount otherwise allocable to the holders of Allowed Syndicate Claims will be instead distributed to the holders of Class 4 Claims in accordance with Article 4.1 of the Plan, in full satisfaction, settlement, release and discharge of all possible claims, actions, causes of actions, demands, and liabilities against the Syndicate Released Parties.  Upon the distribution of the Syndicate Compromise Amount to the holders of Class 4 Claims, (i) the Syndicate Adversary Proceeding will be deemed withdrawn with prejudice, and the Creditors’ Committee will take all actions necessary to promptly effect such withdrawal with prejudice, and (ii) each Debtor, in its individual capacity and as a debtor-in-possession for and on behalf of its Estate, and, as provided in the Canadian Plan, QWI in its individual capacity and on behalf of its estate, will release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged all Syndicate Released Parties for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on, or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim of any Syndicate Released Party or any other matter whatsoever, including, but not limited to, any claims or Causes of Action that have been or could have been asserted in the Syndicate Adversary Proceeding or that may otherwise relate to the Syndicate Agreement or any other Loan Document (as such term is defined in the Syndicate Agreement); provided, however, that notwithstanding anything herein to the contrary, any holders of SocGen Claims in their capacities as such will not be deemed to be Syndicate Released Parties, and the foregoing release will not constitute a release of the holders of SocGen Claims with respect to the SocGen Adversary Proceeding.  The Reorganized Debtors, Reorganized QWI, and any newly-formed entities that will be continuing the Debtors’ or QWI’s businesses after the Effective Date will be bound, to the same extent the Debtors and QWI are bound, by the releases and discharges set forth above.

16.                               Exclusivity Period

The Debtors, in consultation with the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent, will retain the exclusive right to amend or modify the Plan, and to solicit acceptances of any amendments to or modifications of the Plan, through and until the Effective Date.

17.                               SocGen Adversary Proceeding and SocGen Disputed Claims

(a)                               Funding.

Following the Effective Date, Reorganized Quebecor World will provide funds necessary with respect to the continuation of the SocGen Adversary Proceeding as provided for in Article 13.6 of the Plan.

(b)                               Settlement.

The Debtors may, at any time prior to the Confirmation Date, enter into an agreement to settle or resolve the SocGen Adversary Proceeding (i) on the terms provided for the treatment of the SocGen Claims in the

Restructuring Term Sheet, assuming SocGen failed to elect the SocGen Litigation Alternative, as defined and provided for therein or (ii) on such other terms as are acceptable to the Debtors and which do not alter any recoveries under the Plan other than those of SocGen and holders of Class 4 Claims; provided, however, that the terms and conditions of any such settlement under (i) or (ii) above are acceptable to the SocGen Litigation Steering Committee, and provided further that in all events the terms and conditions of any such settlement of the SocGen Adversary Proceeding are on terms no more favorable than the treatment accorded the Syndicate Claims pursuant to Article 4.1(a) of the Plan.  For the avoidance of doubt, any distribution provided to holders of Allowed SocGen Claims pursuant to any such settlement shall not consist of any consideration other than Cash, New Preferred Stock and New Common Stock, and any Cash or New Preferred Stock distributable to holders of Allowed SocGen Claims (per dollar of such Allowed Claims) shall not exceed the respective percentages of Cash and New Preferred Stock distributable to holders of Allowed Syndicate Claims (per dollar of such Allowed Claims).  The Debtors may propose modifications to the Plan at any time prior to the Confirmation Date, including with respect to the treatment of the SocGen Claims and the Class 4 Claims under Article IV thereof, in order to implement the resolution of the SocGen Adversary Proceeding and the terms of any settlement hereof under (i) or (ii) above; provided, however, that to the extent that any such modifications implicate the treatment and recovery of the holders of Class 4 Claims, such modifications to the Plan will only be effective in the event and to the extent that the SocGen Litigation Steering Committee confirms on behalf of all holders of Class 4 Claims that voted to accept the Plan that all such holders of Class 4 Claims consent to such modification of the Plan and do not elect to change their acceptance of the Plan as a result of such modifications.  In this regard, any holder of a Class 4 Claim who votes to accept the Plan will be deemed to have (1) irrevocably granted the SocGen Litigation Steering Committee the authority to consent on behalf of such holder to any modifications to the Plan as are necessary to resolve, enter into and implement the settlement or resolution of the SocGen Adversary Proceeding on the terms and conditions described in (i) or (ii) above, (2) agreed to be bound by the terms of a settlement or resolution of the SocGen Adversary Proceeding in accordance with the provisions of Article 6.17(b) of the Plan, (3) waived any right pursuant to section 1127(d) of the Bankruptcy Code to change such holder’s previous acceptance of the Plan and (4) otherwise consented to the provisions of Article 6.17(b) of the Plan.  To the extent that the SocGen Adversary Proceeding has not been settled or resolved by the Confirmation Date, the provisions of Article 4.1(b) of the Plan will control as to the disposition of the SocGen Adversary Proceeding.

(c)                                Class 1 Reserve.

Upon the final resolution of the SocGen Adversary Proceeding by entry of a Final Order by the Bankruptcy Court, the Class 1 Reserve will be allocated and distributed as set forth in Article 4.1(b) of the Plan.

18.                               Corporate Action

The Restructuring Transactions; the adoption of Articles of Reorganization and new or amended and restated bylaws for Reorganized QWI; the adoption of new or amended and restated certificates of incorporation and bylaws (or comparable organizational documents) for the Reorganized Debtors; the initial selection of directors and officers for Reorganized QWI and each Reorganized Debtor; the entry into the Exit Financing Arrangements and receipt of the proceeds thereof; the establishment of the Litigation Trust and appointment of the Litigation Trustee; the issuance of the New Common Stock, New Preferred Stock and New Warrants; the issuance of the New Unsecured Notes; the distribution of the New Common Stock, New Preferred Stock, New Warrants, New Unsecured Notes and Cash pursuant to the Plan; the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements; and the other matters provided for under the Plan involving the corporate structure of the Debtors and Reorganized Debtors or corporate action to be taken by or required of a Debtor or Reorganized Debtor will be deemed to occur and be effective as of the Effective Date, in the order provided in the Restructuring Transactions Notice, if no such other date is specified in such other documents, and will be authorized, approved, adopted and, to the extent taken prior to the Effective Date, ratified and confirmed in all respects and for all purposes without any requirement of further action by holders of Claims or Interests, directors of the Debtors, QWI, the Reorganized Debtors or Reorganized QWI, as applicable, or any other Person.

19.                               Effectuating Documents; Further Transactions

Each of the Chief Executive Officer, Chief Financial Officer and General Counsel of QWI and of each of the Debtors, or their respective designees, will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan or to otherwise comply with applicable law.  The secretary or assistant secretary of each of the Debtors will be authorized to certify or attest to any of the foregoing actions.

20.                               Consummation of Divestiture Transactions

In the event that the Bankruptcy Court enters an order on or prior to the Effective Date authorizing a Debtor(s) to sell assets free and clear of liens, claims, and encumbrances, such Debtor(s) will be permitted to close on the sale of such assets subsequent to the Effective Date free and clear of liens, claims, and encumbrances pursuant to sections 363 and 1123 of the Bankruptcy Code.

21.                               Exemption from Certain Transfer Taxes and Recording Fees

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to the Plan or the Canadian Plan (including, for this purpose, in connection with the Restructuring Transactions), including, without limitation, the granting or recording of any lien or mortgage on any property under the Exit Financing Arrangements, will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

22.                               Special Provisions Regarding Insured Claims

Distributions under the Plan to each holder of an Allowed Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies of the Debtors and applicable law; provided, however, that no distributions under the Plan will be made on account of an Allowed Insured Claim that is payable pursuant to an Insurance Contract until the holder of such Allowed Insured Claim has exhausted all remedies with respect to such Insurance Contract; and provided further, that distributions to holders of Allowed Insured Claims by any Insurer will be in accordance with the provisions of the applicable Insurance Contract. To the extent that one or more of the Insurers agrees to satisfy an Allowed Insured Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Allowed Insured Claim may be expunged to the extent of any agreed upon satisfaction on the claims register by the Claims Agent without a claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.  The Plan will not expand the scope of, or alter in any other way, the rights and obligations of the Insurers under the Insurance Contracts and nothing contained in the Plan will constitute or be deemed a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, or causes of action or liabilities that any entity may hold against any other entity.

Except with respect to those Insurance Contracts set forth on Exhibit 7.5 to the Plan which will be deemed rejected as of the Effective Date under Article 7.5 of the Plan, from and after the Effective Date, each of the Insurance Contracts will be, as applicable, either deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code as of the Effective Date or continued in accordance with its terms such that each of the parties’ contractual, legal and equitable rights under each Insurance Contract will remain unaltered, and the parties to each Insurance Contract will continue to be bound by such Insurance Contract as if the Chapter 11 Cases had not occurred. Nothing in the Plan will affect, impair or prejudice the rights and defenses of the Insurers or the Reorganized Debtors under the Insurance Contracts in any manner, and such Insurers and Reorganized Debtors will retain all rights and defenses under the Insurance Contracts, and the Insurance Contracts will apply to, and be enforceable by and against, the Reorganized Debtors and the applicable Insurer(s) as if the Chapter 11 Cases had not occurred.

G.                                    Treatment of Executory Contracts and Unexpired Leases

1.                                      Executory Contracts and Unexpired Leases to be Assumed.

(a)                               Assumption and Assignment Generally.

Except as otherwise provided in the Plan, in any contract, instrument, release or other agreement or document entered into in connection with the Plan or in a Final Order of the Bankruptcy Court, or as requested in any motion filed on or prior to the Effective Date, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Debtors will assume or assume and assign, as indicated, each executory contract or unexpired lease listed on Exhibit 7.1 of the Plan; provided, however, that the Debtors and Reorganized Debtors, as applicable, reserve the right, at any time on or prior to the Effective Date, to amend Exhibit 7.1 to the Plan to: (i) delete any executory contract or unexpired lease listed therein, thus providing for its rejection pursuant to Article 7.5 of the Plan; (ii) add any executory contract or unexpired lease thereto, thus providing for its assumption or assumption and assignment pursuant to Article 7.1(a) of the Plan; or (iii) modify the amount of the Cure Amount Claim. Moreover, the Debtors or the Reorganized Debtors, as applicable, reserve the right, at any time until the date that is 30 days after the Effective Date, to amend Exhibit 7.1 to the Plan to identify or change the identity of the Reorganized Debtor party that will be an assignee of an executory contract or unexpired lease. Each contract and lease listed on Exhibit 7.1 to the Plan will be assumed only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on Exhibit 7.1 to the Plan will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including any modifications, amendments, supplements, restatements, or other related agreements as described in Article 7.1(b) of the Plan) is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder.

(b)                               Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in the Plan, each executory contract or unexpired lease that is assumed will include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and all executory contracts and unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.  Modifications, amendments, supplements, and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases will not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

(c)                                Customer Agreements

To the extent (i) the Debtors are party to any contract, purchase order or similar agreement providing for the sale of the Debtors’ products or services, (ii) any such agreement constitutes an executory contract and (iii) such agreement (A) has not been rejected pursuant to a Final Order of the Bankruptcy Court, (B) is not subject to a pending motion for reconsideration or appeal of an order authorizing the rejection of such executory contract or unexpired lease, (C) is not subject to a motion to reject such executory contract or unexpired lease filed on or prior to the Effective Date, (D) is not listed on Exhibit 7.1 to the Plan, (E) is not listed on Exhibit 7.5 to the Plan or (F) has not been designated for rejection in accordance with Article 7.5 of the Plan, such contract (including any modifications, amendments, supplements, restatements, or other related agreements as described in Article 7.1(b) of the Plan), purchase order or similar agreement will be deemed assumed by the Debtors and assigned to the Reorganized Debtor or any Affiliate of the Reorganized Debtors that will be the owner of the business that performs the obligations to the customer under such agreement in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.  The Cure Amount Claim to be paid in connection with the assumption of such a customer-related contract, purchase order or similar agreement that is not specifically identified on Exhibit 7.1 to the Plan will be $0.00. Listing a contract, purchase order or similar agreement providing for the sale of the Debtors’ products or services on Exhibit 7.5 to the Plan will not constitute an admission by a Debtor or Reorganized Debtor that such agreement (including any modifications, amendments, supplements, restatements, or other related agreements as described in Article 7.1(b) of the Plan) is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder.

2.                                      Approval of Assumptions and Assignments; Assignments Related to Restructuring Transactions

The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumption (including any related assignment resulting from the Restructuring Transactions or otherwise) of executory contracts or unexpired leases pursuant to Article VII of the Plan as of the Effective Date, except for executory contracts or unexpired leases that (a) have been rejected pursuant to a Final Order of the Bankruptcy Court, (b) are subject to a pending motion for reconsideration or appeal of an order authorizing the rejection of such executory contract or unexpired lease, (c) are subject to a motion to reject such executory contract or unexpired lease filed on or prior to the Effective Date, (d) are rejected pursuant to Article 7.5 of the Plan or (e) are designated for rejection in accordance with the last sentence of this paragraph. As of the effective time of an applicable Restructuring Transaction, any executory contract or unexpired lease to be held by any Debtor or Reorganized Debtor and assumed hereunder or otherwise in the Chapter 11 Cases, if not expressly assigned to a third party previously in the Chapter 11 Cases or assigned to a particular Reorganized Debtor or Affiliate of a Reorganized Debtor pursuant to the procedures described above, will be deemed assigned to the surviving, resulting or acquiring corporation in the applicable Restructuring Transaction, pursuant to section 365 of the Bankruptcy Code. If an objection to a proposed assumption, assumption and assignment or Cure Amount Claim is not resolved in favor of the Debtors or the Reorganized Debtors, as applicable, the applicable executory contract or unexpired lease may be designated by the Debtors or the Reorganized Debtors for rejection within five (5) Business Days after the entry of a Final Order of the Bankruptcy Court resolving the matter against the Debtors. Such rejection will be deemed effective as of the Effective Date.

3.                                      Payments Related to the Assumption of Executory Contracts or Unexpired Leases

To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each executory contract or unexpired lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the applicable Debtor or Reorganized Debtor: (a) by payment of the Cure Amount Claim in Cash on the Effective Date; or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease. If there is a dispute regarding: (a) the amount of any Cure Amount Claim; (b) the ability of the applicable Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (c) any other matter pertaining to the assumption of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code will be made within thirty (30) days following the entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors, in consultation with the Creditors’ Committee, or Reorganized Debtors, in consultation with the Joint Claims Oversight Committee, as applicable, and the counterparty to the executory contract or unexpired lease.  Any counterparty to an executory contract and unexpired lease that fails to object timely to the proposed assumption of any executory contract or unexpired lease will be deemed to have consented to such assumption. The Debtors or Reorganized Debtors, as applicable, reserve the right either to reject or nullify the assumption of any executory contract or unexpired lease no later than five (5) Business Days after the entry of a Final Order determining the Cure Amount Claim or any request for adequate assurance of future performance required to assume such executory contract or unexpired lease.

4.                                      Contracts and Leases Entered into or Assumed after the Petition Date

Contracts, leases and other agreements entered into after the Petition Date by a Debtor, including, without limitation, any executory contracts or unexpired leases assumed by a Debtor, will be performed by such Debtor or Reorganized Debtor in the ordinary course of its business, as applicable. Accordingly, such contracts and leases (including any assumed executory contracts or unexpired leases) will survive and remain unaffected by entry of the Confirmation Order or the occurrence of the Effective Date; provided, however, that any executory contracts or unexpired leases assumed by a Debtor and not previously assigned will be assigned to the Reorganized Debtor or

Affiliate thereof identified on Exhibit 7.4 to the Plan.  The Debtors and Reorganized Debtors reserve the right, at any time until the date that is 30 days after the Effective Date, to amend Exhibit 7.4 to the Plan to identify or change the identity of the Reorganized Debtor party or Affiliate thereof that will be the assignee of an executory contract or unexpired lease.

5.                                      Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except for an executory contract or unexpired lease that was previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court or that is assumed pursuant to Article VII of the Plan (including any modifications, amendments, supplements, restatements, or other related agreements as described in Article 7.1(b) of the Plan), each executory contract or unexpired lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code. The executory contracts or unexpired leases to be rejected will include the executory contracts or unexpired leases listed on Exhibit 7.5 to the Plan.  Each contract and lease listed on Exhibit 7.5 to the Plan will be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on Exhibit 7.5 to the Plan will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including any modifications, amendments, supplements, restatements, or other related agreements as described in Article 7.1(b) of the Plan) is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder. Irrespective of whether an executory contract or unexpired lease is listed on Exhibit 7.5 of the Plan, it will be deemed rejected unless such contract (a) is listed on Exhibit 7.1 to the Plan, (b) was previously assumed, assumed and assigned or rejected by order of the Bankruptcy Court or (c) is deemed assumed pursuant to the other provisions of Article VII of the Plan.  The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the later of: (a) the Effective Date; or (b) the resolution of any objection to the proposed rejection of an executory contract or unexpired lease. Any Claims arising from the rejection of any executory contract or unexpired lease will be treated as a Class 3 Claim or Class 4 Claim, as applicable based on the primary obligor in respect of such executory contract or unexpired lease, subject to the provisions of section 502 of the Bankruptcy Code.

6.                                      Bar Date for Rejection Damages

Except as otherwise provided in a Final Order of the Bankruptcy Court approving the rejection of an executory contract or unexpired lease, Claims arising out of the rejection of an executory contract or unexpired lease pursuant to the Plan must be filed with the Bankruptcy Court on or before the later of: (a) 30 days after the Effective Date; or (b) for executory contracts identified on Exhibit 7.5 to the Plan, 30 days after (i) the service of a notice of such rejection is served under the Contract Procedures Order, if the contract counterparty does not timely file an objection to the rejection in accordance with the Contract Procedures Order or (ii) if such an objection to rejection is timely filed with the Bankruptcy Court in accordance with the Contract Procedures Order, the date that an Order is entered approving the rejection of the applicable contract or lease or the date that the objection to rejection is withdrawn. Any Claims not filed within such applicable time periods will be forever barred from receiving a distribution from the Debtors, the Reorganized Debtors or the Estates.

7.                                      Executory Contract And Unexpired Lease Notice Provisions

In accordance with the Contract Procedures Order, the Debtors or Reorganized Debtors, as applicable, will provide (a) notice to each party whose executory contract or unexpired lease is being assumed pursuant to the Plan of: (i) the contract or lease being assumed; (ii) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; (iii) any assignment of an executory contract or unexpired lease (pursuant to the Restructuring Transactions or otherwise); and (iv) the procedures for such party to object to the assumption of the applicable executory contract or unexpired lease, the amount of the proposed Cure Amount Claim or any assignment of an executory contract or unexpired lease; (b) notice to each party whose executory contract or unexpired lease is being rejected pursuant to the Plan; (c) notice to each party whose executory contract or unexpired lease is being assigned pursuant to the Plan; (d) notice of any amendments to Exhibit 7.1 to the Plan, or Exhibit 7.5 to the Plan; and (e) any other notices relating to the assumption, assumption and assignment or rejection executory contracts or unexpired leases required under the Plan or Contract Procedures Order in accordance with the Contract Procedures Order.

8.                                      Assumption of Utility Service Agreements

In the event that there is in effect any utility service agreement or related agreement between the Debtors and any utility immediately prior to the Effective Date, which agreement has not been previously assumed, rejected or terminated but which is considered to be an executory contract, such agreement will be deemed to be assumed pursuant to section 365 of the Bankruptcy Code and Article 7.1 of the Plan; provided, however, that no Cure will be owed with respect to any such agreement, and in the event that a utility asserts any Cure, at the election of the Debtors such utility agreement will not be deemed assumed and will instead be deemed rejected pursuant to section 365 of the Bankruptcy Code under the Plan.

9.                                      No Change in Control

The consummation of the Plan, the implementation of the Restructuring Transactions or the assumption or assumption and assignment of any executory contract or unexpired lease to another Reorganized Debtor is not intended to, and will not, constitute a change in ownership or change in control under any employee benefit plan or program, financial instrument, loan or financing agreement, executory contract or unexpired lease or contract, lease or agreement in existence on the Effective Date to which a Debtor is a party.

10.                               Pre-existing Obligations to the Debtors under Executory Contracts and Unexpired Leases

Rejection or repudiation of any executory contract or unexpired lease pursuant to the Plan or otherwise will not constitute a termination of pre-existing obligations owed to the Debtors under such contracts or leases.  In particular, notwithstanding any nonbankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected or repudiated executory contracts.

11.                               Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court will retain jurisdiction with respect to any consensual request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H.                                    Provisions Governing Distributions

1.                                      Time of Distributions

Except as otherwise provided for in the Plan or ordered by the Bankruptcy Court, distributions under the Plan will be made on a Periodic Distribution Date.

2.                                      No Interest on Disputed Claims

Unless otherwise specifically provided for in the Plan, including Article 8.10(e) of the Plan, or as otherwise required by section 506(b) of the Bankruptcy Code, interest will not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim becomes an Allowed Claim.

3.                                      Postpetition Interest on Claims

Except as expressly provided in the Plan, the Confirmation Order or any contract, instrument, release, settlement or other agreement entered into in connection with the Plan, or as required by applicable bankruptcy law, postpetition interest will not be treated as accruing on account of any Claim for purposes of determining the allowance of and distribution on account of such Claim.

4.                                       Disbursing Agent

The Disbursing Agent will make all distributions required under the Plan except with respect to any holder of a Claim or Interest whose Claim or Interest is governed by an agreement and is administered by a Servicer, which distributions will be deposited with the appropriate Servicer, as applicable, who will deliver such distributions to the holders of Claims or Interests in accordance with the provisions of the Plan and the terms of any governing agreement; provided, however, that if any such Servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such Servicer, will make such distributions.

5.                                       Application of Distribution Record Date

At the close of business on the Distribution Record Date, the claims registers for all Claims will be closed, and there will be no further changes in the record holders of such Claims.  Except as provided in the Plan, the Reorganized Debtors, the Disbursing Agent and the Servicers, and each of their respective agents, successors, and assigns will have no obligation to recognize any transfer of Claims occurring after the Distribution Record Date and will be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the claims registers as of the close of business on the Distribution Record Date irrespective of the number of distributions to be made under the Plan to such Persons or the date of such distributions.

6.                                       Surrender of Securities or Instruments

On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Claim (a “Certificate”) will surrender such Certificate to the Disbursing Agent, or, with respect to indebtedness that is governed by an agreement and administered by a Servicer, the respective Servicer (if the Servicer so requests), and such Certificate will be cancelled solely with respect to the Debtors and such cancellation will not alter the obligations or rights of any non-Debtor third parties vis-a-vis one another to such instruments; provided, however, that Article 8.6 of the Plan will not apply to (i) any notes issued pursuant to the Syndicate Agreement or (ii) Claims Reinstated pursuant to the terms of the Plan.  No distribution of property hereunder will be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the respective Servicer or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the respective Servicer.  Any holder who fails to surrender or cause to be surrendered such Certificate, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective Servicer prior to the first anniversary of the Effective Date, will be deemed to have forfeited all rights and Claims in respect of such Certificate and will not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including any dividends or interest attributable thereto, will revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.

7.                                       Services of Indenture Trustees, Agents and Servicers

The services, with respect to implementation of the distributions contemplated by the Plan, of Servicers under the relevant agreements that govern the rights of holders of Claims will be as set forth elsewhere in the Plan.  The Reorganized Debtors will reimburse any Servicer (including the Indenture Trustees and the Syndicate Agreement Agent) for reasonable and necessary services performed by it (including reasonable attorneys’ fees and documented out-of-pocket expenses) in connection with the making of distributions under the Plan to holders of Allowed Claims, without the need for the filing of an application with, or approval by, the Bankruptcy Court.  To the extent that there are any disputes that the reviewing parties are unable to resolve with the Servicers, the reviewing parties will report to the Bankruptcy Court as to whether there are any unresolved disputes regarding the reasonableness of the Servicers’ (and their attorneys’) fees and expenses.  Any such unresolved disputes may be submitted to the Bankruptcy Court for resolution.

8.                                       Claims Administration Responsibility

(a)                               Reorganized Debtors

The Reorganized Debtors will retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving all Claims against the Debtors and making distributions (if any) with respect to all Claims, except as otherwise described in Article VIII of the Plan.

(b)                               Joint Claims Oversight Committee

On the Effective Date, there will be formed a Joint Claims Oversight Committee.  Notwithstanding anything to the contrary set forth in the Plan or in the Confirmation Order, the Joint Claims Oversight Committee will monitor the Claims reconciliation and settlement process conducted by the Reorganized Debtors, provide guidance to the Reorganized Debtors, and address the Bankruptcy Court if the Joint Claims Oversight Committee disagrees with the Reorganized Debtors’ determinations requiring claims resolution.  The Joint Claims Oversight Committee will be comprised of two (2) members selected by the Ad Hoc Group of Noteholders and two (2) members selected by the Creditors’ Committee.  For so long as the claims reconciliation process will continue, the Reorganized Debtors will make regular reports to the Joint Claims Oversight Committee.  The Joint Claims Oversight Committee may employ, without further order of the Bankruptcy Court, professionals to assist it in carrying out its duties as limited by the Plan, including any professionals retained in these Chapter 11 Cases, and the Reorganized Debtors will pay the reasonable costs and expenses of the Joint Claims Oversight Committee and its members, including reasonable professional fees (provided that, except as otherwise agreed to by the Reorganized Debtors, such aggregate fees will not exceed $200,000 per annum), in the ordinary course without further order of the Bankruptcy Court.

(c)                                Filing of Objections

Unless otherwise extended by the Bankruptcy Court, any objections to Claims will be served and filed on or before the Claims Objection Deadline.  Notwithstanding any authority to the contrary, an objection to a Claim will be deemed properly served on the holder of the Claim if the Debtors or Reorganized Debtors effect service in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) to the extent counsel for a holder of a Claim is unknown, by first class mail, postage prepaid, on the signatory on the proof of claim or other representative identified on the proof of claim or any attachment thereto (or at the last known addresses of such holders of Claims if no proof of claim is filed or if the Debtors have been notified in writing of a change of address); or (iii) by first class mail, postage prepaid, on any counsel that has appeared on behalf of the holder of the Claim in the Chapter 11 Cases and has not withdrawn such appearance.

(d)                               Determination of Claims

Any Claim determined and liquidated pursuant to (i) an order of the Bankruptcy Court, or (ii) applicable non-bankruptcy law (which determination has not been stayed, reversed, or amended and as to which determination (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending) will be deemed an Allowed Claim in such liquidated amount and satisfied in accordance with the Plan.  Nothing contained in Article 8.8 of the Plan will constitute or be deemed a waiver of any claim, right, or Cause of Action that the Debtors or the Reorganized Debtors may have against any Person in connection with or arising out of any Claim or Claims, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

(e)                                Claims Bar Date

Any Claim (whether a newly filed Claim or an amendment to a previously filed Claim) filed after the later of (i) the Effective Date, (ii) with respect to Claims for rejection damages, the bar date established pursuant to Article 7.6 of the Plan for the filing of such claims, or (iii) with respect to Claims that are Administrative Claims, the bar date established pursuant to Article 9.6 of the Plan, will not be recognized, or recorded on the claims register, by the Claims Agent and will be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors unless such untimely filing is expressly authorized by an order of the Bankruptcy Court.  Nothing in the Plan will in any way alter, impair, or abridge the legal effect of the Bar Date Order and the Debtors’, Reorganized Debtors’ and other parties in interest’s rights to object to such Claims on the grounds that they are time-barred or otherwise subject to disallowance or modification.

9.                                       Delivery of Distributions

(a)                               Allowed Claims

Distributions to holders of Allowed Claims will be made by the Disbursing Agent or the appropriate Servicer (a) at the addresses set forth on the proofs of claim filed by such holders of Claims (or at the last known addresses of such holders of Claims if no proof of claim is filed or if the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or (d) in the case of a holder of a Claim whose Claim is governed by an agreement and administered by a Servicer, at the addresses contained in the official records of such Servicer.

(b)                               Undeliverable Distributions

If any distribution to a holder of a Claim is returned as undeliverable, no further distributions to such holder of such Claim will be made unless and until the Disbursing Agent or the appropriate Servicer is notified of the then-current address of such holder of the Claim, at which time all missed distributions will be made to such holder of the Claim without interest.  Amounts in respect of undeliverable distributions will be returned to the Reorganized Debtors or Litigation Trustee, as applicable, until such distributions are claimed.  The Debtors will make reasonable efforts to locate holders of undeliverable distributions.  All claims for undeliverable distributions must be made on or before the later of (i) the first anniversary of the Effective Date or (ii) six months after such holder’s Claim becomes an Allowed Claim, after which date all unclaimed property will revert to the Reorganized Debtors free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property will be discharged and forever barred, notwithstanding federal or state escheat laws to the contrary.

(c)                                Taxpayer Identification Request Form

As soon as practicable after the Effective Date, the Debtors will cause the Disbursing Agent to send a notice to each holder of an Allowed Class 5 Claim advising such holder of the effectiveness of the Plan and requesting the completion and return of the Taxpayer Identification Request Form.  The Class 5 distribution of any holder of an Allowed Class 5 Claim, as the case may be, who fails to return the Taxpayer Identification Request Form within 90 days following the mailing by the Disbursing Agent of the Taxpayer Identification Request Form will be automatically deemed an Undeliverable Distribution pursuant to Article 8.9 (b) of the Plan at the expiration of such 90 day period without further order of the Bankruptcy Court.

10.                                Procedures for Treating and Resolving Disputed and Contingent Claims

(a)                               No Distributions Pending Allowance

Except as otherwise provided in the Canadian Plan, no payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order of the Bankruptcy Court, and the Disputed Claim has become an Allowed Claim or Allowed Interest, and the holder of such Claim has complied with the requirements of Article 8.9(c) of the Plan, if applicable.  All objections to Claims must be filed on or before the Claims Objection Deadline.  Notwithstanding any provision in the Plan to the contrary, the Syndicate Agreement Agent and other members of the Syndicate Committee each shall have the independent right (in addition to the right of the Debtors to object) on behalf of the other holders of Syndicate Claims, to challenge or otherwise object to the BNPP F/X Claim.

(b)                               Distribution Reserve

The Debtors will establish one or more Distribution Reserves of New Common Stock, New Preferred Stock, New Warrants, New Unsecured Notes and Cash for the purpose of effectuating distributions to holders of Disputed Claims pending the allowance or disallowance of such claims or interests in accordance with the Plan.  The Debtors or the Disbursing Agent will establish a reserve to hold the New Common Stock, New Preferred Stock, New Warrants, New Unsecured Notes and Cash that would otherwise be distributed to holders of Disputed Claims based on the amounts of such Claims or Interests estimated by the Bankruptcy Court or agreed to by the holder of such Claim and the Debtors or as otherwise provided in the Plan.

(c)                                Estimation of Claims for Distribution Reserves

Other than with respect to the Class 1 Reserve and the Private Notes Reserve (the amounts of which will be determined as set forth in the Plan), to the extent that any Claims remain Disputed Claims as of the Effective Date, the Debtors or Reorganized Debtors will seek an order from the Bankruptcy Court establishing the amounts to be withheld as part of the Distribution Reserve.  Without limiting the foregoing, the Debtors or the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim, including any such Claim arising from the Debtors’ or Reorganized Debtors’ rejection of an executory contract, pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors have previously objected to such Claim, and the Bankruptcy Court will retain jurisdiction to estimate any Disputed Claim at any time during litigation concerning any objection to any Disputed Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount may, as determined by the Bankruptcy Court, constitute either (a) the Allowed amount of such Disputed Claim, (b) a maximum limitation on such Disputed Claim, or (c) in the event such Disputed Claim is estimated in connection with the estimation of other Claims within the same Class, a maximum limitation on the aggregate amount of Allowed Claims on account of such Disputed Claims so estimated; provided, however, that if the estimate constitutes the maximum limitation on a Disputed Claim, or on more than one such Claim within a Class of Claims, as applicable, the Debtors may elect to pursue supplemental proceedings to object to any ultimate allowance of any such Disputed Claim.  All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another.  Disputed Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

(d)                               No Recourse to Debtors or Reorganized Debtors

Any Disputed Claim that ultimately becomes an Allowed Claim will be entitled to receive its applicable distribution under the Plan solely from the Distribution Reserve established on account of such Disputed Claim.  In no event will any holder of a Disputed Claim have any recourse with respect to distributions made, or to be made, under the Plan to holders of such Claims to any Debtor or Reorganized Debtor or QWI or Reorganized QWI on account of such Disputed Claim, regardless of whether such Disputed Claim will ultimately become an Allowed Claim or regardless of whether sufficient Cash, New Common Stock, New Preferred Stock, New Warrants, New Unsecured Notes or other property remains available for distribution in the Distribution Reserve established on account of such Disputed Claim at the time such Claim becomes entitled to receive a distribution under the Plan.

(e)                                Distributions After Allowance

Payments and distributions from any Distribution Reserve to each respective holder of a Claim on account of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, will be made in accordance with provisions of the Plan that govern distributions to such holder of a Claim.  On the first Periodic Distribution Date following the date when all disputes concerning a Disputed Claim are finally resolved such that all or any portion thereof becomes an Allowed Claim, the Disbursing Agent will distribute to the holder of such Allowed Claim any Cash, New Common Stock, New Preferred Stock, New Warrants, New Unsecured Notes or other property, from the Distribution Reserve that would have been distributed on the dates when distributions were previously made had such Allowed Claim been an Allowed Claim on such dates.  After a Final Order of the Bankruptcy Court has been entered, or other final resolution has been reached with respect to all Disputed Claims, any remaining New Common Stock, New Preferred Stock, New Warrants, New Unsecured Notes and Cash in the Distribution Reserves will be cancelled, converted, or reallocated and delivered, as applicable, to the holders of Allowed Claims in the Classes to which such New Common Stock, New Preferred Stock, New Warrants, New Unsecured Notes and Cash relate, in each case in accordance with the provisions of the Plan that govern distributions to such holders.  Subject to Article 8.2 of the Plan, all distributions made under Article 8.10(e) of the Plan on account of an Allowed Claim will be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates when distributions were previously made to holders of Allowed Claims included in the applicable class.

The Disbursing Agent will be deemed to have voted any New Preferred Stock and New Common Stock held in the Distribution Reserve in the same proportion as shares previously disbursed by the Disbursing Agent.  The Servicers will be deemed to have voted any New Preferred Stock and New Common Stock held by such Servicers in the same proportion as shares previously disbursed by such Servicers.

(f)                                   De Minimis Distributions

Neither the Disbursing Agent nor any Servicer will have any obligation to make a distribution on account of an Allowed Claim from any Distribution Reserve or otherwise if (i) the aggregate amount of all distributions authorized to be made from such Distribution Reserve or otherwise on the Periodic Distribution Date in question is or has a value of $250,000 or less; provided, however, that the Debtors will make a distribution on a Periodic Distribution Date of $250,000 or less if the Debtors expect that such Periodic Distribution Date will be the final Periodic Distribution Date or (ii) the amount to be distributed to the specific holder of the Allowed Claim on the particular Periodic Distribution Date does not both (x) constitute a final distribution to such holder and (y) has a value of $50.00 or less.

11.                                Fractional Securities

Payments of fractions of shares of New Common Stock, New Preferred Stock and New Warrants will not be made.  Fractional shares of New Common Stock, New Preferred Stock and New Warrants that would otherwise be distributed under the Plan will be rounded to the nearest whole number.

12.                                Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim to which a distribution under the Plan relates is comprised of indebtedness and accrued but unpaid interest thereon, such distribution will, to the extent permitted by applicable law, be allocated for United States and Canadian federal income tax purposes to the principal amount of the Claim (including the secured and unsecured portion of the principal amount of such Claim) first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest (including interest in respect of any secured portion of such Claim).

13.                                Tax Reporting Matters

The Debtors, each member of Class 1 and each member of Class 4 agree, for United States and Canadian income tax purposes, to treat the transfers of (i) the Syndicate Compromise Amount and (ii) the New Equity Securities comprising the Private Notes Reserve that are chargeable to each of the Syndicate Private Notes Contribution, the SocGen Private Notes Contribution and the Class 4 Private Notes Contribution in accordance with Article 6.11(i), as transfers of the applicable New Securities by QWI or, if applicable, one or more of its Affiliates, directly to the holders of Allowed Class 4 Claims together with the other property distributed pursuant to Article 4.4.

I.                                         Allowance and Payment of Certain Administrative Claims

1.                                       DIP Facility Claims

(a)                               DIP Facility Claims

On the Effective Date, the DIP Facility Claims will be paid in full in Cash in accordance with the DIP Credit Agreement; provided, however, that with respect to letters of credit issued under the DIP Facility, such claims may be satisfied in full by the cash collateralization of such letters of credit, or by procuring back-up letters of credit, in each case, in accordance with the DIP Credit Agreement or as otherwise agreed to by the DIP Administrative Agent.

(b)                               Cancellation of Liens

Upon compliance with the foregoing clause (a), all liens and security interests granted to secure the DIP Facility Claims will be deemed cancelled and released will be of no further force and effect.  To the extent that the DIP Lenders have filed or recorded publicly any liens and/or security interests to secure the Debtors’ obligations under the DIP Facility, the DIP Lenders will take any commercially reasonable steps requested by the Debtors that are necessary to cancel and/or extinguish such publicly-filed liens and/or security interests.

2.                                       Professional Claims

(a)                               Final Fee Applications

All final requests for payment of Professional Claims and requests for reimbursement of expenses of members of the Creditors’ Committee must be filed no later than the last day of the third full month after the Effective Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims and expenses will be determined by the Bankruptcy Court.

(b)                               Payment of Interim Amounts

Subject to the Holdback Amount, on the Effective Date, the Debtors or Reorganized Debtors will pay all amounts owing to Professionals and members of the Creditors’ Committee for all outstanding amounts payable relating to prior periods through the Confirmation Date.  To receive payment on the Effective Date for unbilled fees and expenses incurred through the Confirmation Date, the Professionals will estimate fees and expenses due for periods that have not been billed as of the Confirmation Date and will deliver such estimate to the Debtors, counsel for the Creditors’ Committee, and the United States Trustee for the Southern District of New York.  Within 45 days after the Effective Date, a Professional receiving payment for the estimated period will submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order or the Ordinary Course Professional Order, as applicable.  Should the estimated payment received by any Professional exceed the actual fees and expenses for such period, this excess amount will be credited against the Holdback Amount for such Professional or, if the award of the Holdback Amount for such matter is insufficient, disgorged by such Professional and returned to the Reorganized Debtors.

(c)                                Holdback Amount

On the Effective Date, the Debtors or the Reorganized Debtors will segregate Cash equal to the aggregate Holdback Amount for all Professionals (for the avoidance of doubt, such amount will include the Holdback Amount attributable to any and all estimates submitted pursuant Article 9.2(b) of the Plan for fees and expenses).  The Disbursing Agent will maintain the Holdback Escrow Account in trust for the Professionals with respect to whom fees have been held back pursuant to the Professional Fee Order.  Such funds will not be considered property of the Debtors, the Reorganized Debtors or the Estates.  The remaining amount of Professional Claims owing to the Professionals will be paid to such Professionals by the Disbursing Agent from the Holdback Escrow Account when such claims are finally allowed by the Bankruptcy Court.  When all Professional Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, will be paid to the Reorganized Debtors.

(d)                               Post-Confirmation Date Retention

Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will employ and pay professionals in the ordinary course of business.  For the avoidance of doubt, after the Confirmation Date, Professionals will no longer be required to file fee applications and the Professional Fee Order will no longer be in effect; provided however, for any fees and expenses incurred prior to the Confirmation Date, Professionals will be required to file a fee application and comply with the Professional Fee Order in all respects.

3.                                       Servicer Fees

The Reorganized Debtors will pay any Servicer Fee Claims in Cash in immediately available funds (a) in respect of outstanding invoices submitted on or prior to the tenth Business Day immediately preceding the Effective Date, on the Effective Date, and (b) in respect of invoices submitted after the tenth Business Day immediately preceding the Effective Date, within ten (10) Business Days following receipt by the Reorganized Debtors of the applicable invoice, in each case without the need for the Senior Notes Indenture Trustee or the Syndicate Agreement Agent to file an application for allowance with the Bankruptcy Court; provided, however, that to receive payment pursuant to Article 9.3 of the Plan, each Senior Notes Indenture Trustee and the Syndicate Agreement Agent will provide reasonable and customary detail along with or as part of all invoices submitted in support of its
Servicer Fee Claims to counsel to the Reorganized Debtors, and parties will have the right to file objections to such Servicer Fee Claims based on a “reasonableness” standard within ten (10) days after receipt of such invoices, including supporting documentation.  Any disputed amount of the Servicer Fee Claims will be subject to the jurisdiction of, and resolution by, the Bankruptcy Court.   Upon payment of such Servicer Fee Claim in full or by resolution of the Bankruptcy Court, each Senior Notes Indenture Trustee or the Syndicate Agreement Agent, as applicable, will be deemed to have released its lien and priority rights for its fees and expenses under the respective Senior Notes indenture or the Syndicate Agreement, as applicable, solely to the extent of such Servicer Fee Claim.  Distributions received by holders of Senior Note Claims and Syndicate Claims, as applicable, pursuant to the Plan will not be reduced on account of the payment of any Servicer Fee Claim.

4.                                       Substantial Contribution Compensation and Expenses Bar Date

Any Person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court on or before the 45th day after the Effective Date (the “Substantial Contribution Deadline”), and serve such application on counsel for the Debtors, the Creditors’ Committee, the United States Trustee for the Southern District of New York, and such other parties as may be decided by the Bankruptcy Court and the Bankruptcy Code on or before the Substantial Contribution Deadline, or be forever barred from seeking such compensation or expense reimbursement.

5.                                       503(b)(9)/Reclamation Claims

The Plan does not modify any Bar Date Order already in place, including Bar Dates for Claims entitled to administrative priority under section 503(b)(9) of the Bankruptcy Code, nor the date by which any reclamation claims were required to be filed against the Debtors pursuant to section 546(c)(1) of the Bankruptcy Code.  On or within 90 days after the Effective Date (unless such objection period is extended by the Bankruptcy Court), the Debtors will, with respect to any 503(b)(9)/Reclamation Claim not then agreed to by the Debtors or consensually resolved with the applicable holder, file an objection with the Bankruptcy Court seeking a determination of such claim (the “503(b)(9)/Reclamation Claims Objection Deadline”).

6.                                       Other Administrative Claims

All other requests for payment of an Administrative Claim (other than as set forth in Article 9.1, Article 9.2, Article 9.3, Article 9.4 and Article 9.5 of the Plan) must be filed, in substantially the form of the Administrative Claim Form attached to the Plan as Exhibit 9.6, with the Claims Agent and served on counsel for the Debtors and the Creditors’ Committee or Joint Claims Oversight Committee, as applicable, no later than the Administrative Claims Bar Date.  Any request for payment of an Administrative Claim pursuant to Article 9.6 of the Plan that is not timely filed and served will be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors.  The Debtors or the Reorganized Debtors may settle an Administrative Claim without further Bankruptcy Court approval.  Unless the Debtors or the Reorganized Debtors object to an Administrative Claim within 150 days after the Administrative Claims Bar Date (unless such objection period is extended by agreement of the Debtors or Reorganized Debtors, as applicable, and the Creditors’ Committee or Joint Claims Oversight Committee, as applicable or by Order of the Bankruptcy Court), such Administrative Claim will be deemed allowed in the amount requested.  In the event that the Debtors or the Reorganized Debtors, as applicable, or the Joint Claims Oversight Committee object to an Administrative Claim, the Bankruptcy Court will determine the allowed amount of such Administrative Claim.  Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable in the ordinary course of business.

J.                                      Effect of Plan Confirmation

1.                                       Revesting of Assets

Except as otherwise explicitly provided in the Plan, on the Effective Date, all property comprising the Estates (including Retained Actions, but excluding the Contributed Claims and any property that has been abandoned pursuant to an order of the Bankruptcy Court) will, subject to the Restructuring Transactions, revest in each of the Reorganized Debtors which owned such property or interest in property as of the Effective Date, free and clear of all Claims, liens, charges, encumbrances, rights, and interests of creditors and equity security holders.  As of and following the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

2.                                       Discharge of the Debtors

Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in the Plan or in the Confirmation Order, the distributions and rights that are provided in the Plan will be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims and Causes of Action, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims, rights, and Interests, including, but not limited to, Claims and Interests that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to, on or after the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim or interest based upon such Claim, debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such Claim, debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (c) the holder of such a Claim, right, or Interest accepted the Plan.  The Confirmation Order will be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the occurrence of the Effective Date.

3.                                       Compromises and Settlements

In accordance with and subject to Article 8.8 of the Plan, pursuant to Bankruptcy Rule 9019(a), the Debtors may, consistent with the Claims Protocol, compromise and settle various (a) Claims against, or Interests in, the Debtors and (b) Causes of Action that the Debtors have against other Persons up to and including the Effective Date.

After the Effective Date, any such right (except with respect to Contributed Claims) will pass to the Reorganized Debtors as contemplated in Article 10.1 of the Plan, without the need for further approval of the Bankruptcy Court; provided, however, that (i) with respect to settlements in excess of $1,000,000, the Reorganized Debtors may do so only upon reasonable prior notice to the Joint Claims Oversight Committee; (ii) Bankruptcy Court approval will be required after the Effective Date if the Joint Claims Oversight Committee objects to a proposed settlement of any Claims; and (iii) the Reorganized Debtors will not settle the BNPP F/X Claim without the consent of the Syndicate Agreement Agent.

4.                                       Release by the Debtors of Certain Parties

Pursuant to section 1123(b)(3) of the Bankruptcy Code, but subject to Article 10.10 of the Plan, effective as of the Effective Date, each Debtor, in its individual capacity and as a debtor-in-possession for and on behalf of its Estate, will release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged all Released Parties for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on, or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan or the Canadian Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases or the Canadian Proceedings, or any act, omission, occurrence, or event in any manner related to any such Claims, Interests, restructuring, or the Chapter 11 Cases or the Canadian Proceedings, including, but not limited to, any claim relating to, or arising out of the Chapter 11 Cases or the Canadian Proceedings, the negotiation and filing of the Plan or the Canadian Plan, the filing of the Chapter 11 Cases or the Canadian Proceedings, the formulation, preparation, negotiation, dissemination, filing, implementation, administration, confirmation, or consummation of the Plan or the Canadian Plan, the Disclosure Statement, the Information Circular (as defined in the Canadian Plan), the Plan Exhibits, any employee benefit plan, instrument, release or other agreement or document created, modified, amended or entered into in connection with the Plan or the Canadian Plan.  The Reorganized Debtors and any newly-formed entities that will be continuing the Debtors’ businesses after the Effective Date will be bound, to the same extent the Debtors are bound, by the releases and discharges set forth above; provided, however, that notwithstanding anything to the contrary in the Plan or the Canadian Plan, any holders of SocGen Claims in their capacities as such will not be deemed to be Released Parties for the purposes of Article 10.4 of the Plan or otherwise in the Plan.

5.                                       Release by the Holders of Claims and Interests

On the Effective Date, (a) each Person who votes to accept the Plan in its capacity as the holder of any Claim or Interest and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity (other than a Debtor), which has held, holds, or may hold a Claim against or Interest in the Debtors or QWI in its capacity as the holder of any Claim or Interest, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and Cash, New Common Stock, New Preferred Stock, New Warrants, New Unsecured Notes and other contracts, instruments, releases, agreements, or documents to be delivered in connection with the Plan or the Canadian Plan (each, a “Release Obligor”), will have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged all Released Parties for and from any claim or Cause of Action existing as of the Effective Date in any manner arising from, based on, or relating to, in whole or in part, any or all of the Debtors and QWI, the subject matter of, or the transaction or event giving rise to, the claim of such Release Obligor, the business or contractual arrangements between or among any Debtor and QWI and Release Obligor or any Released Party, the restructuring of the claim prior to or in the Chapter 11 Cases or the Canadian Proceedings, or any act, omission, occurrence, or event in any manner related to such subject matter, transaction, obligation, restructuring or the Chapter 11 Cases or the Canadian Proceedings, including, but not limited to, any claim relating to, or arising out of the Debtors’ Chapter 11 Cases or the Canadian Proceedings , the negotiation and filing of the Plan or the Canadian Plan, the filing of the Chapter 11 Cases or the Canadian Proceedings, the formulation, preparation, negotiation, dissemination, filing, implementation, administration, confirmation, or consummation of the Plan or the Canadian Plan, the Disclosure Statement, the Information Circular (as defined in the Canadian Plan), the Plan Exhibits, any employee benefit plan, instrument, release, or other agreement or document created, modified, amended or entered into in connection with the Plan or the Canadian Plan; provided, however, that Article 10.5 of the Plan is subject to and limited by Article 10.10 of the Plan.  For greater certainty, the foregoing release will include all Claims of each of the Persons and entities described in clauses (a) and (b) above relating in any way to the subject matter of the Syndicate Adversary Proceeding.

6.                                       Setoffs

Subject to Article 10.10 of the Plan and except as otherwise provided in the Plan, the Debtors may, but will not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder will constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such holder of such Claim.

7.                                       Subordination Rights

All Claims against the Debtors and all rights and claims between or among holders of Claims relating in any manner whatsoever to distributions on account of Claims against or Interests in the Debtors, based upon any claimed subordination or other intercreditor rights, whether asserted or unasserted, legal or equitable, will be deemed satisfied by the distributions under the Plan to holders of Claims having such subordination or other intercreditor rights, and such subordination and other intercreditor rights will be deemed waived, released, discharged, and terminated as of the Effective Date.  Except as otherwise specifically provided for in the Plan, distributions to the various Classes of Claims hereunder will not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any subordination or other intercreditor rights or otherwise, so that each holder of a Claim will have and receive the benefit of the distributions in the manner set forth in the Plan.  Notwithstanding the foregoing, nothing in the Plan or the Confirmation Order will affect the rights, remedies, indemnities or other protections of any Servicer under any agreement, instrument or document (including, as applicable, any Senior Note Indenture or the Syndicate Agreement) to which such Servicer is a party or beneficiary from or against any holder of any Claims subject to any such agreement, instrument or document.

Except as otherwise provided in the Plan (including any Plan Exhibits) or the Confirmation Order, the right of any of the Debtors or Reorganized Debtors to seek subordination of any Claim or Interest pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim or Interest that becomes a subordinated Claim or Interest at any time will be modified to reflect such subordination.  Unless the Plan (including Plan Exhibits) or the Confirmation Order otherwise provides, no distributions will be made on account of a Claim subordinated pursuant to Article 10.7(b) of the Plan unless the Claims senior to such subordinated Claims are satisfied in full.  Any subrogation, indemnification or contribution rights related to any subordinated Claims will be deemed to be without any value and will be conclusively, absolutely, unconditionally, irrevocably and forever released and cancelled.

8.                                       Exculpation and Limitation of Liability.

Subject to Article 10.10 of the Plan, the Debtors, the Reorganized Debtors, QWI, Reorganized QWI, the Syndicate Released Parties, the current and former members of the Creditors’ Committee in their capacities as such, the current and former members of the Ad Hoc Group of Noteholders in their capacities as such, the current and former members of the Syndicate Committee in their capacities as such, the DIP Lenders in their capacities as such, and any of such parties’ respective current or former members, officers, directors, committee members, affiliates, employees, advisors, attorneys, representatives, accountants, financial advisors, consultants, investment bankers, or agents, and any of such parties’ successors and assigns, will not have or incur, and are hereby released from, any claim, obligation, Cause of Action, or liability to any party, or any of its agents, employees, representatives, current or former members, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Debtors’ Chapter 11 Cases, the negotiation and filing of the Plan, the filing of the Chapter 11 Cases, the formulation, preparation, negotiation, dissemination, filing, implementation, administration, confirmation or consummation of the Plan, the Disclosure Statement, the

Plan Exhibits, any employee benefit plan, instrument, release or other agreement or document created, modified, amended or entered into in connection with the Plan, except for their willful misconduct or gross negligence and except with respect to obligations arising under confidentiality agreements, joint interest agreements, and protective orders, if any, entered during the Chapter 11 Cases, and in all respects will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.  Other than as provided for in Article 10.8 of the Plan and in Article 10.10 of the Plan, no party or its agents, employees, representatives, current or former members, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, will have any right of action against the parties listed in Article 10.8 of the Plan for any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, the formulation, preparation, negotiation, dissemination, filing, implementation, administration, confirmation or consummation of the Plan, the Disclosure Statement, any employee benefit plan, instrument, release or other agreement or document created, modified, amended or entered into in connection with the Plan.  Notwithstanding anything to the contrary in the Plan, (i) the exculpatory provisions of Article 10.8 of the Plan, which apply to postpetition conduct, are not intended, nor will they be construed, to bar any governmental unit from pursuing any police or regulatory action and (ii) nothing in the Plan or the Confirmation Order will be construed as discharging, releasing or relieving any Person, including the Debtors, Reorganized Debtors or any of the Released Parties, in any capacity, from any liability with respect to the U.S. Pension Plans or the PBGC. The PBGC and the U.S. Pension Plans will not be enjoined or precluded from seeking to enforce such liability as a result of any provision of the Plan or the Confirmation Order.  Moreover, nothing in the Plan will be deemed to release any of the Debtors, Reorganized Debtors, QWI or Reorganized QWI from their obligations under the Plan or the Canadian Plan or the transactions contemplated thereby.  Notwithstanding anything to the contrary in the Plan, the exculpatory provisions of Article 10.8 of the Plan will not operate to release any holders of SocGen Claims in their capacities as such.

9.                                       Indemnification Obligations

Subject to Article 10.10 of the Plan, in satisfaction and compromise of the Indemnitees’ Indemnification Rights: (a) all Indemnification Rights will be released and discharged on and as of the Effective Date except for Continuing Indemnification Rights (which will remain in full force and effect to the fullest extent allowed by law or contract on and after the Effective Date and will not be modified, reduced, discharged, or otherwise affected in any way by the Chapter 11 Cases); (b) the Debtors or the Reorganized Debtors, as the case may be, will maintain directors’ and officers’ insurance providing coverage for those Indemnitees currently covered by such policies for the remaining term of such policy and will maintain tail coverage under policies in existence as of the Effective Date for a period of six years after the Effective Date, to the fullest extent permitted by such provisions, in each case insuring such parties in respect of any claims, demands, suits, Causes of Action, or proceedings against such Persons based upon any act or omission related to such Person’s service with, for, or on behalf of the Debtors in at least the scope and amount as currently maintained by the Debtors (the “Insurance Coverage”) and hereby further indemnify such Indemnitees without Continuing Indemnification Rights solely to pay for any deductible or retention amount that may be payable in connection with any claim covered under either the foregoing Insurance Coverage or any prior similar policy; (c) the insurers who issue the Insurance Coverage will be authorized to pay any professional fees and expenses incurred in connection with any action relating to any Indemnification Rights and Continuing Indemnification Rights; and (d) the Debtors or the Reorganized Debtors, as the case may be, will indemnify Indemnitees with Continuing Indemnification Rights and agree to pay for any deductible or retention amount that may be payable in connection with any claim covered under either the foregoing Insurance Coverage or any prior similar policy.

10.                                Exclusions and Limitations on Exculpation, Indemnification, and Releases.

Notwithstanding anything in the Plan to the contrary, no provision of the Plan or the Confirmation Order, including, without limitation, any exculpation, indemnification, or release provision, will modify, release, or otherwise limit the liability of any Person not specifically released hereunder, including, without limitation, any Person who is a co-obligor or joint tortfeasor of a Released Party or who is otherwise liable under theories of vicarious or other derivative liability.

11.                               Injunction

Subject to Article 10.10 of the Plan, the satisfaction, release, and discharge pursuant to Article X of the Plan will act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim, Interest, or Cause of Action satisfied, released, or discharged under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

K.            Confirmation of the Plan

1.                                      Conditions to Confirmation

The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with Article 11.3 of the Plan:

(a)                               the Bankruptcy Court will have approved by Final Order a Disclosure Statement with respect to the Plan, which Final Order will be in form and substance acceptable to the Debtors, and reasonably acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent;

(b)                               the Confirmation Order will be in form and substance acceptable to the Debtors, and reasonably acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent; and

(c)                                the Internal Revenue Service will have issued the private letter ruling requested in the Ruling Request in form and substance acceptable to the Debtors, and reasonably acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent, or will have provided such other guidance related to the matters set forth in the Ruling Request in form and substance acceptable to each of the Debtors, the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent.

2.                                      Conditions to the Effective Date

The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 11.3 of the Plan:

(a)                               the Reorganized Debtors and Reorganized QWI will have entered into the Exit Financing Arrangements and all conditions precedent to the consummation thereof will have been waived or satisfied in accordance with the terms thereof;

(b)                               the Canadian Plan will have become effective in accordance with its terms, the Sanction Order and the CCAA;

(c)                                the Bankruptcy Court will have entered one or more orders, which may include the Confirmation Order, authorizing the assumption and rejection of executory contracts and unexpired leases by the Debtors as contemplated by Article VII of the Plan;

(d)                               the Confirmation Order will have been entered by the Bankruptcy Court and will be a Final Order, the Confirmation Date will have occurred, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code will have been made, or, if made, will remain pending;

(e)                                subject to each of the classes or series of New Equity Securities meeting the listing requirements of the Toronto Stock Exchange or the Toronto Stock Exchange otherwise permitting in writing the listing, the New Preferred Stock, New Common Stock and New Warrants will have been approved for listing on the Toronto Stock Exchange, subject to official notice of issuance; and

(f)                                   each Exhibit, document, or agreement to be executed in connection with the Plan will be in form and substance reasonably acceptable to the Debtors with each such Exhibit, document, or agreement that is material to the consummation of the Plan and the transactions contemplated thereby being in form and substance reasonably acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent.

3.                                      Waiver of Conditions to Confirmation or Consummation of the Plan

The conditions set forth in Articles 11.1(a), 11.1(c), 11.2(c), 11.2(e), and 11.2(f) of the Plan may be waived, in whole or in part, by the Debtors, such waiver to be reasonably acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent, without any notice to any other parties-in-interest or the Bankruptcy Court and without a hearing.  The failure of the Debtors to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right, which may be asserted at any time.

4.                                      Termination Date

Except with the consent of the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent, in the event that the Effective Date shall not have occurred on or prior to the earlier of (a) the ninetieth (90th) day following the entry of a Final Order resolving all appeals of or relating to the Confirmation Order, or (b) January 31, 2010, the Plan shall expire and be of no further force and effect.

L.                                     Retention of Jurisdiction

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court will have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among others, the following matters:

(i)                                    to hear and determine motions for (i) the assumption or rejection or (ii) the assumption and assignment of executory contracts or unexpired leases to which any of the Debtors are a party or with respect to which any of the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;

(ii)                                to adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases, the Plan, or that were the subject of proceedings before the Bankruptcy Court prior to the Effective Date, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing, including, but not limited to, the SocGen Adversary Proceeding and any Contributed Claims;

(iii)                            to adjudicate any and all disputes arising from or relating to the distribution or retention pursuant to the Plan of the New Common Stock, New Preferred Stock, New Warrants, New Unsecured Notes, Litigation Trust Interests or other consideration under the Plan;

(iv)                             to ensure that distributions to holders of Allowed Claims and Allowed Interests are accomplished as provided in the Plan;

(v)                                to hear and determine any and all objections to the allowance or estimation of Claims or Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim or Interest, in whole or in part;

(vi)                            to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, and/or vacated;

(vii)                         to issue orders in aid of execution, implementation, or consummation of the Plan;

(viii)                     to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(ix)                             to hear and determine all applications for allowance of compensation and reimbursement of Professional Claims under the Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;

(x)                                to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation and reimbursement of expenses of parties entitled thereto;

(xi)                             to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Litigation Trust or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan or the Litigation Trust;

(xii)                          to hear and determine all suits or adversary proceedings to recover assets of any of the Debtors and property of their Estates, wherever located;

(xiii)                       to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(xiv)                      to resolve any matters relating to the pre- and post-confirmation sales of the Debtors’ assets;

(xv)                          to hear any other matter not inconsistent with the Bankruptcy Code;

(xvi)                       to hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

(xvii)                    to enter a final decree closing the Chapter 11 Cases; and

(xviii)                 to enforce all orders previously entered by the Bankruptcy Court.

Notwithstanding anything contained in the Plan to the contrary, the Bankruptcy Court will retain exclusive jurisdiction to adjudicate and to hear and determine disputes concerning Retained Actions and any motions to compromise or settle such disputes or Retained Actions.  Despite the foregoing, if the Bankruptcy Court is determined not to have jurisdiction with respect to the foregoing, or if the Reorganized Debtors choose to pursue any Retained Actions in another court of competent jurisdiction, the Reorganized Debtors will have authority to bring such action in any other court of competent jurisdiction.

M.                                 Miscellaneous Provisions

1.                                      Binding Effect

Upon the Effective Date, the Plan will be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all current and former holders of Claims, all current and former holders of Interests, and all other parties-in-interest and their respective heirs, successors, and assigns.

2.                                      Payment of Statutory Fees

All fees payable pursuant to section 1930 of title 28 of the United States Code, as of the entry of the Confirmation Order as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on the Effective Date.  The Reorganized Debtors will continue to pay fees pursuant to section 1930 of title 28 of the United States Code until the earlier of the entry of an order dismissing, converting or closing the Chapter 11 Cases.

3.                                      Post-Confirmation Reporting

The Reorganized Debtors will file reports of their respective activities and financial affairs with the Bankruptcy Court on a quarterly basis, within thirty (30) days after the conclusion of each such period, or within such other period as they may agree mutually with the Office of the United States Trustee. In consultation with the Office of the United States Trustee, the Reorganized Debtors will prepare such reports substantially consistent with (both in terms of content and format) the applicable Bankruptcy Court and United States Trustee guidelines.

4.                                      Modification and Amendments

The Debtors may alter, amend, or modify the Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing with the consent of the Creditors’ Committee, Ad Hoc Group of Noteholders and Syndicate Agreement Agent, which consent will not be unreasonably withheld.  The Debtors may alter, amend, or modify any Exhibits to the Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date; provided, however, that to the extent that the documents that are the subject of any Exhibit to the Plan require the reasonable consent of the Creditors’ Committee, Ad Hoc Group of Noteholders and Syndicate Agreement Agent, any alterations, amendments or modifications to such documents shall also require such reasonable consent.  After the Confirmation Date and prior to substantial consummation of the Plan with respect to any Debtor as defined in section 1101(2) of the Bankruptcy Code, any Debtor may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan.

5.                                      Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith and distributions thereunder, the Debtors will comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder will be subject to any such withholding and reporting requirements.

6.                                      Committees

Effective on the Effective Date, the Creditors’ Committee will dissolve automatically (except with respect to any then pending litigation or contested matter to which the Creditors’ Committee is a party, any appeals filed regarding the confirmation of the Plan, the resolution of any substantial contribution applications, and the resolution of applications for Professional Claims), and its members will be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code; provided, however, that (a) obligations arising under confidentiality agreements, joint interest agreements, and protective orders, if any, entered during the Chapter 11 Cases will remain in full force and effect according to their terms, and (b) the Creditors’ Committee may make application for Professional Claims and members of the Creditors’ Committee may make requests for compensation and reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code for making a substantial contribution in any of the Chapter 11 Cases.  The Reorganized Debtors will continue to compensate the Creditors’ Committee’s professionals in the ordinary course of business for reasonable services provided in connection with any of the foregoing post-Effective Date activities.

7.                                        Revocation, Withdrawal, or Non-Consummation

(a)                               Right to Revoke or Withdraw

Each of the Debtors reserves the right to revoke or withdraw the Plan with respect to such Debtor at any time prior to the Effective Date with the agreement of the Syndicate Committee Agent, the Ad Hoc Group of Noteholders and the Creditors’ Committee.

(b)                               Effect of Withdrawal, Revocation, or Non-Consummation

If any of the Debtors revokes or withdraws the Plan as to such Debtor prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then the Plan, any settlement or compromise embodied in the Plan with respect to such Debtor or Debtors (including the fixing or limiting to an amount certain any Claim or Class of Claims with respect to such Debtor or Debtors, or the allocation of the distributions to be made hereunder), the assumption or rejection of executory contracts or leases effected by the Plan with respect to such Debtor or Debtors, and any document or agreement executed pursuant to the Plan with respect to such Debtor or Debtors will be null and void as to such Debtor or Debtors.  In such event, nothing contained in the Plan or in the Disclosure Statement, and no acts taken in preparation for consummation of the Plan, will be deemed to constitute a waiver or release of any Claims by or against such Debtor or Debtors or any other Person, to prejudice in any manner the rights of any such Debtor or Debtors, the holder of a Claim or Interest, or any other Person in any further proceedings involving such Debtor or Debtors or to constitute an admission of any sort by the Debtors or any other Person.  Notwithstanding anything to the contrary, in the event that any one or more of the Debtors will revoke or withdraw the Plan as to itself prior to the Effective Date, but, with the consent of the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Committee Agent, the Effective Date will otherwise occur, the Syndicate Compromise will be effective and the Syndicate Adversary Proceeding will be dismissed with prejudice on the Effective Date, and the releases and exculpations set forth in Article 6.15 of the Plan will be effective, as to all of the Debtors, including any such revoking or withdrawing Debtors.

(c)                                Notices

Any notice required or permitted to be provided to the Debtors, QWI, the Creditors’ Committee, the Syndicate Committee or the Ad Hoc Group of Noteholders will be in writing and served by (a) certified mail, return receipt requested, (b) hand delivery, or (c) overnight delivery service, to be addressed as follows:

If to the Debtors:

Arnold & Porter LLP

399 Park Avenue

New York, New York 10022

Attention:  Michael J. Canning, Esq.

Neil M. Goodman, Esq.

Joel M. Gross, Esq.

(Counsel to the Debtors)

If to Quebecor World Inc.:

Ogilvy Renault LLP

1 Place Ville Marie

Suite 2500

Montreal, Quebec

Canada H3B 1R1

Attention:  Louis J. Gouin, Esq.

Sylvain Rigaud, Esq.

(Counsel to QWI)

-and-

Allen & Overy LLP
1221 Avenue of the Americas
New York, New York 10020

Attention:  Ken Coleman

(Counsel to the Monitor in the Canadian Proceedings)

If to the Creditors’ Committee:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention:   Ira S. Dizengoff, Esq.

David H. Botter, Esq.

(Counsel to the Creditors’ Committee)

If to the Syndicate Committee, the Syndicate Agreement Agent or any Syndicate Released Party:

Latham & Watkins LLP
Sears Tower, Suite 5800
233 South Wacker Drive
Chicago, Illinois 60606
Attention:  Richard Levy, Esq.

Peter Knight, Esq.

Donald Schwartz, Esq.

(Counsel to the Syndicate Agreement Agent)

If to the Ad Hoc Group of Noteholders:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas
New York, New York 10019

Attention:  Andrew N. Rosenberg, Esq.

Elizabeth R. McColm, Esq.

(Counsel to the Ad Hoc Group of Noteholders)

(d)                               Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, will remain in full force and effect until the Effective Date.

(e)                                Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York will govern the construction and implementation of the Plan, any agreements, documents, and instruments executed in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreements will control).  Corporate governance matters will be governed by the laws of the state of incorporation of the applicable Debtor.

(f)                                   No Waiver or Estoppel

Upon the Effective Date, each holder of a Claim or Interest will be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, be secured, or not be subordinated by virtue of an agreement made with the Debtors and/or their counsel, the Creditors’ Committee and/or its counsel or any other party, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court.

(g)                               Conflicts

In the event that the provisions of the Disclosure Statement and the provisions of the Plan conflict, the terms of the Plan will govern.

VIII.        APPLICABILITY OF U.S. FEDERAL, CANADIAN AND OTHER SECURITIES LAWS TO THE NEW SECURITIES TO BE DISTRIBUTED UNDER THE PLAN

A.                                    New Securities to be Issued Under the Plan

1.                                      United States Laws

Except for persons or entities who could be Affiliates of Reorganized QWI or the Reorganized Debtors following consummation of the Plan, the Debtors do not believe that registration under the Securities Act or comparable state laws is required with respect to the New Securities to be distributed to holders of Claims.

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied:  (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold claims against or interests in the debtor; and (iii) the securities must be issued in exchange (or principally in exchange) for the recipient’s claim against or interest in the debtor.  The Debtors believe that the issuance of the New Securities under the Plan to holders of Claims satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and is, therefore, exempt from registration under the Securities Act and state securities laws.

2.                                      Canadian Securities Laws

Canadian securities laws provide for a specific statutory exemption from the dealer registration and prospectus requirements when securities are issued or distributed in connection with either (i) a reorganization or arrangement that is under a statutory procedure or (ii) a reorganization or arrangement that is (a) described in an information circular made pursuant to applicable regulations or in a similar disclosure record and the information circular or similar disclosure record is delivered to each security holder whose approval of the reorganization or arrangement is required before it can proceed and (b) is approved by the security holders referred to in (a). The Debtors believe that the issuance and distribution of the New Securities under the Plan to any Canadian-resident holders of Claims falls within one of the statutory exemptions under Canadian securities laws described in this paragraph and is thus exempt from the dealer registration and prospectus requirements.

B.                                    Subsequent Transfers of New Securities

1.                                      United States Laws

To the extent that the New Securities are issued under the Plan and are covered by section 1145(a)(1) and (2) of the Bankruptcy Code, they may be resold by the holders thereof without registration unless, as more fully described below, the holder is an “underwriter” with respect to such securities.  Generally, section 1145(b)(l) of the Bankruptcy Code defines an “underwriter” as any person who:

(i)                                     purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest;

(ii)                                 offers to sell securities offered under a plan for the holders of such securities;

(iii)                              offers to buy such securities from the holders of such securities, if the offer to buy is:

(A)                              with a view to distributing such securities; and

(B)                                under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; or

(iv)                              is an “issuer” with respect to the securities, as the term “issuer” is defined in Section 2(11) of the Securities Act.

Under Section 2(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.

To the extent that Persons who receive New Securities pursuant to the Plan are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code, resales by such Persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.  Such Persons would, however, be permitted to sell such New Securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act or other available exemption from the registration requirements of the Securities Act.  In particular, Rule 144 permits the public sale of securities received by such Person if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met.

Whether or not any particular person would be deemed to be an “underwriter” with respect to the New Securities to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person.  Accordingly, the Debtors express no view as to whether any particular Person receiving New Securities under the Plan would be an “underwriter” with respect to such New Securities.

Given the complex and subjective nature of the question of whether a particular holder may be an underwriter, the Debtors make no representation concerning the right of any Person to trade in the New Securities.  The Debtors recommend that potential recipients of the New Securities consult their own counsel concerning whether they may freely trade the New Securities without compliance with the registration or other requirements of the Securities Act, the Exchange Act or similar state and federal laws.

2.                                      Canadian Securities Laws

Under Canadian securities laws, once issued, the New Securities will, except for “control distributions” described below,  be generally freely tradeable in Canada without the need for the holder of such New Securities to prepare and file a prospectus or rely on an exemption from the prospectus requirements, provided (i) the issuer is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade, (ii) no unusual effort is made to prepare the market or to create a demand for the security that is the subject of the trade, (iii) no extraordinary commission or consideration is paid to a person or company in respect of the trade and (iv) if the selling security holder is an insider or officer of the issuer, the selling security holder has no reasonable grounds to believe that the issuer is in default of securities legislation. QWI is currently a reporting issuer in each of the provinces of Canada and it is currently anticipated that, at the Effective Date, it will remain a reporting issuer and will have been a reporting issuer for the four months preceding the Eeffective Date in each of the provinces of Canada.

If, however, the resale or trade of the New Securities constitutes a “control distribution”, then any resale or trade of the New Securities would require either (i) the preparation and filing of a prospectus in the relevant Canadian jurisdiction(s) in order to qualify such resale or trade for public distribution in Canada and render the subject New Securities freely tradeable in such Canadian jurisdiction(s), (ii) in the absence of a Canadian prospectus, the reliance on a separate statutory or discretionary exemption from the applicable prospectus requirements for the resale or trade of the New Securities or (iii) the giving of notice and filing of a prescribed form with the CSA at least seven days before the first resale or trade that is part of the control distribution indicating the selling security holder’s intention to distribute securities and particulars of the proposed trade, including the number and class of securities proposed to be sold and whether the sale will occur privately or on an exchange or market.

In general terms, a “control distribution” is a distribution effected by a “control person”, being (i) a person or company who holds a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer, and, if a person or company holds more than 20% of the voting rights attached to all outstanding voting securities of an issuer, the person or company is deemed, in the absence of evidence to the contrary, to hold a sufficient number of the voting rights to affect materially the control of the issuer or (ii) each person or company in a combination of persons or companies, acting in concert by virtue of an agreement, arrangement, commitment or understanding, which holds in total a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer, and, if a combination of persons or companies holds more than 20% of the voting rights attached to all outstanding voting securities of an issuer, the combination of persons or companies is deemed, in the absence of evidence to the contrary, to hold a sufficient number of the voting rights to affect materially the control of the issuer.

Given the complex and subjective nature of the question of whether a particular holder may be a “control person” under Canadian securities laws, the Debtors and QWI make no representation concerning the right of any Person to trade in the New Securities in Canada. The Debtors recommend that potential recipients of the New Securities consult their own counsel concerning whether they may freely trade the New Securities in Canada in compliance with applicable Canadian securities laws.

IX.           CERTAIN RISK FACTORS TO BE CONSIDERED

In addition to the other information included in this Disclosure Statement, the holders of Claims against the Debtors should carefully consider the following risks before deciding whether to vote to accept or reject the Plan.

Risks Relating to the Plan

The Plan is subject to the approval of the Bankruptcy Court, and the Canadian Plan is subject to the approval of the Canadian Court.

On January 21, 2008, the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.  From the date of the filing of the petitions, the Debtors have operated their businesses and managed their assets as debtors-in-possession, subject to the supervision of the Bankruptcy Court.  In order for the Plan to be consummated, the Plan must be confirmed by the Bankruptcy Court and the Canadian Plan must be confirmed by the Canadian Court.  There can be no assurance that the Bankruptcy Court will approve the Plan, and the Canadian Court will approve the Canadian Plan, as submitted, or at all.

There is a risk that all Creditor Classes will not vote to accept the Plan, and the Debtors’ ability to confirm the Plan will depend on meeting the “cram-down” standard of section 1129(b) of the Bankruptcy Code.

The Plan provides treatment for each Class as described elsewhere in this Disclosure Statement.  Each Creditor Class must vote on the Plan.  In the event that a particular Class does not agree to the treatment provided in the Plan, the Debtors will seek to confirm the Plan over their objection pursuant to section 1129(b) of the Bankruptcy Code.  The Bankruptcy Court will determine whether or not the Debtors meet the requirements of section 1129(b) of the Bankruptcy Code for purposes of confirmation of the Plan.

Parties in interest may object to the Debtors’ classification of Claims.

Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class.  The Company believes that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there is no assurance that the Bankruptcy Court will necessarily hold that the Debtors’ Proposed Claims classification complies with the Bankruptcy Code.

The Debtors may not be able to obtain confirmation or consummation.

The Debtors cannot ensure that they will receive the requisite acceptances to confirm the Plan. Even if the Debtors receive the requisite acceptances, the Debtors cannot ensure that the Bankruptcy Court will confirm the Plan. A non-accepting creditor might challenge the adequacy of this Disclosure Statement or the solicitation procedures and results as not being in compliance with the Bankruptcy Code or the Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met. As discussed in further detail in Section XI, section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a plan of reorganization and requires, among other things: findings by a bankruptcy court that the plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes, that confirmation is not likely to be followed by a liquidation or a need for further financial reorganization, and that the value of distributions to non-accepting holders of claims and interests within a particular class under the plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code. While there can be no assurance that these requirements will be met, the Debtors believe that the Plan complies with section 1129 of the Bankruptcy Code.  Confirmation and consummation are also subject to certain conditions described in Article XI of the Plan.  If the Plan is not confirmed, it is unclear whether a restructuring of the Debtors could be implemented and what distributions holders of Allowed Claims or Interests ultimately would receive.

If the Plan or an alternative plan is not confirmed, or if the Canadian Plan is not confirmed, the Debtors and QWI could be forced to liquidate.

If the Plan and the Canadian Plan are not confirmed and consummated, there can be no assurance that the Chapter 11 Cases and the Canadian Proceedings will continue rather than be converted to a liquidation, or that any alternative plan of reorganization would be on terms as favorable to holders of Claims as the terms of the Plan.  If a liquidation or protracted reorganization were to occur, there is a risk that there would be little, if any, value available for distribution to the holders of Claims.  See Appendix C attached to this Disclosure Statement for a hypothetical liquidation analysis of QWI and each individual Debtor.

The actual Allowed Claims may differ from the estimated Claims and adversely affect the percentage recovery of Claims.

The estimated Claims set forth in the Disclosure Statement are based on various assumptions, and the actual allowed amounts of Claims may significantly differ from the estimates.  Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual allowed amounts of Claims may vary from the estimated Claims contained in the Disclosure Statement.  Such differences may materially and adversely affect, among other things: the percentage recoveries to holders of Allowed Claims under the Plan; the Debtors’ ability to consummate the Plan; the Reorganized Debtors’ ability to meet the Projections; and the Company’s need to raise additional debt or equity financing.

Undue delay in confirmation may significantly disrupt the operations of the Company.

The impact that a continued prolonging of the Insolvency Proceedings may have on operations of the Company cannot be accurately predicted or quantified.  The continuation of the Chapter 11 Cases or the Canadian Proceedings, particularly if the Plan and the Canadian Plan are not approved or confirmed in the time frame currently contemplated, is likely to adversely affect the Company’s operations and relationships with the Company’s customers, vendors and employees.  If confirmation and consummation do not occur expeditiously, the Insolvency Proceedings could result in, among other things, increased costs, professional fees, and similar expenses. Prolonged Insolvency Proceedings may also make it more difficult to retain and attract management and other key personnel, and would require senior management to spend a significant amount of time and effort dealing with the Company’s financial reorganization instead of focusing on the operation of the Company’s businesses.  Furthermore, the Company’s DIP Facility matures on July 21, 2009, and there can be no assurance that the Company would be able to obtain an extension or replacement of the DIP Facility beyond July 21, 2009.  In addition, any delay in Confirmation or Consummation could result in the expiration of the Exit Financing commitments.

The Company may not achieve the financial performance projected under the Plan.

The Projections attached as Appendix D to this Disclosure Statement cover the Company’s operations on a consolidated basis through fiscal year 2012, after giving effect to the Plan the Canadian Plan.  These Projections are based on numerous assumptions including the timing, confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized QWI the Reorganized Debtors, industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize.  Furthermore, until the Plan and the Canadian Plan are confirmed and consummated and QWI and the Debtors exit bankruptcy protection, the Company will continue to require the approval of one or both of the Bankruptcy Court and the Canadian Court, as well as the lenders under its DIP Credit Agreement, prior to taking a variety of actions, the taking of which may be necessary for the Company to achieve the Projections.

In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement was approved by the Bankruptcy Court may affect the actual financial results of QWI and the Debtors’ operations.  These variations may be material and may adversely affect the ability of Reorganized QWI and the Reorganized Debtors to make payments with respect to post-Effective Date indebtedness.  Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation or other assurance of the actual results that will occur.

Except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement.  Neither the Debtors nor the Reorganized Debtors intend to update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.

Certain liabilities will not be fully extinguished as a result of confirmation of the Plan.

While a significant amount of the Debtors’ current liabilities will be subject to discharge as a result of the Chapter 11 Cases, a number of these obligations may remain in effect following implementation of the Plan.  Various agreements and liabilities will remain in place, such as equipment and real property leases, employee benefit and pension obligations and other contracts that, even if modified during the Chapter 11 Cases, will still subject the Debtors to substantial obligations and liabilities.

Risks Related to the Company’s Financial Condition

The Company’s degree of leverage may limit its financial and operating activities.

The Company will have significant indebtedness even after the Effective Date as a result of the new Exit Financing and obligations of the Company that will not be extinguished in the Insolvency Proceedings. The substantial indebtedness of the Company could adversely impact its financial health and limit its operations. Further, the Debtors’ historical capital requirements have been considerable and their future capital requirements could vary significantly and may be affected by general economic conditions, industry trends, performance, and many other factors that are not within their control. The Debtors’ substantial level of indebtedness has, in the past, had important consequences, including: limiting their ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of their growth strategy, or other purposes; limiting their ability to use operating cash flow in other areas of their business because they must dedicate a substantial portion of these funds to service the debt; increasing their vulnerability to general adverse economic and industry conditions; limiting their ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation; limiting their ability or increasing the costs to refinance indebtedness; and limiting their ability to enter into marketing, hedging, optimization, and trading transactions by reducing the number of counterparties with whom they can transact as well as the volume of those transactions. These consequences, and others, may impact the Company’s business and operations. The Company cannot ensure that it will be able to obtain financing in the future, or that it will be able to obtain financing at cost and on other terms necessary for the Company to meet the Projections. The Company cannot ensure that it will not experience losses in the future. The Company’s profitability and ability to generate cash flow will likely depend upon its ability to successfully implement its business strategy and meet or exceed the results forecasted in the Projections. However, the Company cannot ensure that it will be able to accomplish these results.

The covenants in the Exit Financing Arrangements will restrict the Company’s activities and require it to meet or maintain various financial ratios.

The Exit Financing Arrangements will contain a number of covenants and other provisions that will restrict the Company’s ability to engage in various financing transactions and operating activities, including but not limited to: incur additional debt; prepay, redeem, or repurchase indebtedness; pay dividends or repurchase shares of capital stock; make loans or investments; create liens; sell assets; acquire businesses; enter into sale and lease back arrangements; enter into mergers and consolidations; change the nature of the businesses; and amend organizational documents, debt documents, and other material agreements.  The Exit Financing Arrangements also will require the Company to maintain various financial ratios. The ability of the Company to meet these financial covenants and ratios may be affected by events beyond its control. If the Company defaults under any of these requirements, the lenders could declare all outstanding borrowings, accrued interest, and fees to be due and payable. If that were to occur, there can be no assurance that the Company would have sufficient liquidity to repay or be able to refinance this indebtedness or any of its other debt.  The availability of the Exit Financing Arrangements is subject to the conditions to be contained in the commitment letter with respect to the Exit Financing Arrangements and the conditions to effectiveness set forth in the documentation for the exit facilities.

The Reorganized Debtors’ financial results may be volatile and may not reflect historical trends.

Following the Company’s emergence from the Insolvency Proceedings, it expects that its financial results may continue to be volatile as asset impairments, asset dispositions and restructuring activities, as well as continuing global economic uncertainty, may significantly impact the Projections. As a result, the Company’s historical financial performance is likely not indicative of its financial performance post-consummation.  In addition, upon emergence from the Insolvency Proceedings, the amounts reported in the Company’s subsequent financial statements may materially change relative to its historical financial statements, including as a result of revisions to its operating plans pursuant to the Plan. In addition, as part of the Company’s emergence from bankruptcy protection, it will be required to adopt fresh start accounting. Accordingly, the Company’s assets and liabilities will be recorded at fair value as of the fresh start reporting date. The fair value of the Company’s assets and liabilities may differ materially from the recorded values of assets and liabilities in the Projections. In addition, the Company’s financial results after the application of fresh start accounting may be different from historical trends.

Certain tax consequences of the Plan raise unsettled and complex legal issues and involve various factual determinations.

The Debtors’ Projections assume that the United States Restructuring, the United States Recapitalization and the Intercompany Debt Restructuring will result in certain United States federal income tax consequences in the year in which the Plan is consummated, including United States federal income tax consequences that are consistent with the positions taken in the Ruling Request described in Section VI.B.13.  If the United States federal income tax consequences of the United States Restructuring, the United States Recapitalization and the Intercompany Debt Restructuring with respect to these issues are other than those assumed in the Projections, the United States federal income tax liability of the Debtors may be increased substantially in the year the Plan is consummated and in subsequent years, due to increased items of income and decreased items of deduction, possibly to such an extent that the viability of the Debtors after the Plan is consummated could be impaired.  A condition to confirmation of the Plan is the issuance by the IRS of a favorable response to the Ruling Request.

Some of the material consequences of the Plan regarding United States federal income taxes are summarized in Section X.  Many of these tax issues raise unsettled and complex legal issues, and also involve various factual determinations, such as valuations, that raise additional uncertainties.  The Company cannot ensure that the IRS will not take a contrary view, and, except as described in Section VI.B.13, no ruling from the IRS has been or will be sought regarding the tax consequences described in Section X.  In addition, the Company cannot ensure that the IRS will not challenge the various positions the Company has taken, or intend to take, with respect to the Company’s tax treatment, or that a court would not sustain such a challenge.  FOR A MORE DETAILED DISCUSSION OF RISKS RELATING TO CERTAIN POSITIONS THE COMPANY INTENDS TO TAKE WITH RESPECT TO VARIOUS TAX ISSUES, PLEASE SEE SECTION X.

Risks Relating to the Company’s Business

The Company’s revenue is subject to cyclical and seasonal variations.  Prices of, and demand for, the Company’s printing services may fluctuate significantly based on factors outside of its control.

The Company’s business is sensitive to general economic cycles and may be adversely affected by the cyclical nature of the markets the Company serves, as well as by local, regional, national and global economic conditions.  The Company’s operations are seasonal, with the majority of historical operating income during the past five financial years being recognized in the third and fourth quarters of the financial year, primarily as a result of the higher number of magazine pages, new product launches and back-to-school, retail and holiday catalog promotions.  Within any year, this seasonality could adversely affect cash flows and results of operations.

The Company is unable to predict market conditions and only has a limited ability to affect changes in market conditions for printing services.  Pricing and demand for printing services have fluctuated significantly in the past, and each has declined significantly in recent years.  Prices and demand for printing services may continue to decline from current levels. Further increases in the supply of printing services or decreases in demand could cause prices to continue to decline, and prolonged periods of low prices, weak demand and/or excess supply could have a material adverse effect on the Company’s business growth, results of operations and liquidity.

The current recessionary global market and economic conditions, as well as the effects of these conditions on the Company’s customers’ businesses, may adversely affect the Company’s results of operations.

Global economic conditions affect the Company’s customers’ businesses and the markets they serve. Demand for advertising tends to correlate with changes in the level of economic activity in the markets the Company’s customers serve. Since a part of the Company’s business relies on its customers’ advertising spending, a prolonged downturn in the global economy and an uncertain economic outlook may reduce the demand for printing and related services that the Company provides these customers. Economic weakness and constrained advertising spending has resulted, and may result in the future, in decreased revenue, gross margin, earnings or growth rates and collection of customer receivables. In addition, customer difficulties have resulted, and could result in the future, in increases in bad debt write-offs and to the Company’s allowance for doubtful accounts receivable. Economic downturns may also result in restructuring actions and associated expenses and impairment of long-lived assets, including goodwill and other intangibles. Uncertainty about future economic conditions makes it difficult for the Company to forecast operating results and to make decisions about future investments.

The printing industry is highly competitive.

The printing industry in which the Company operates is highly competitive.  Competition is largely based on price, quality, range of services offered, distribution capabilities, customer service, availability of printing time on appropriate equipment and state-of-the-art technology.  The Company competes for commercial printing business not only with large national printers, but also with smaller regional printers. In certain circumstances, due primarily to factors such as freight rates and customer preference for local services, printers with better access to certain regions of a given country may have a competitive advantage in such regions.  Since 2001, the printing industry has experienced a reduction in demand for printed materials and excess capacity.  Some of the industries that the Company services have been subject to consolidation efforts, leading to a smaller number of potential customers.  Furthermore, if the Company’s smaller customers are consolidated with larger companies utilizing other printing companies, the Company could lose its customers to competing printing companies.  Primarily as a result of this excess capacity and customer consolidation, there have been, and may continue to be, downward pricing pressures and increased competition in the printing industry.  Any failure by the Company to compete effectively in the markets the Company serves could have a material adverse effect on the Company’s results of operations, financial condition or cash flows and could require the Company to change the way it conducts business or reassess strategic alternatives involving its operations.

The Company will be required to make capital expenditures to maintain its facilities and may be required to make significant capital expenditures to remain technologically and economically competitive, which may significantly increase costs or disrupt operations.

Because production technologies continue to evolve, the Company must make capital expenditures to maintain its facilities and may be required to make significant capital expenditures to remain technologically and economically competitive.  The Company may therefore be required to invest significant capital in improving production technologies.  If the Company cannot obtain adequate capital or does not respond adequately to the need to integrate changing technologies in a timely manner, operating results, financial condition or cash flows may be adversely affected.

The installation of new technology and equipment may also cause temporary disruption of operations and losses from operational inefficiencies.  The impact on operational efficiency is affected by the length of the period of remediation.

A significant portion of the Company’s revenues is derived from long-term contracts with important customers, which may not be renewed on similar terms and conditions or may not be renewed at all. The failure to renew or be awarded such contracts could adversely affect the Company’s operating results, financial condition and cash flows.

The Company derives a significant portion of its revenues from long-term contracts with important customers.  If the Company is unable to renew such contracts on similar terms and conditions, or at all, or if the Company is not awarded new long-term contracts with important customers in the future, the Company’s operating results, financial condition and cash flows may be adversely affected.

The Company may be adversely affected by increases in operating costs, including the cost and availability of paper, ink and other raw materials and labor-related costs.

The Company uses paper and ink as its primary raw materials.  The prices of such raw materials have been volatile over time and may cause significant fluctuations in the Company’s net sales and cost of sales.  Although the Company uses its purchasing power as one of the major buyers in the printing industry to obtain favorable prices, terms, quality control and service, it may nonetheless experience increases in the costs of raw materials in the future, as prices in the overall paper and ink markets are beyond the Company’s control.  In general, the Company has been able to pass along increases in the cost of paper and ink to many of its customers.  If the Company is unable to continue to pass on any price increases to its customers, future increases in the price of paper and ink would adversely affect its margins and profits.

Due to the significance of paper in the printing business, the Company is dependent upon the availability of paper.  In periods of high demand, certain paper grades have been in short supply, including grades used in the Company’s business.  In addition, during periods of tight supply, many paper producers allocate shipments of paper based upon historical purchase levels of customers.  Although the Company generally has not experienced significant difficulty in obtaining adequate quantities of paper, unforeseen developments in the overall paper markets could result in a decrease in the supply of paper and could cause either or both of revenues or profits to decline.  Recently, a number of paper manufacturers have been experiencing serious financial difficulties, and some have filed for bankruptcy protection, which could disrupt or limit the Company’s paper supplies.

Labor also represents a significant component of the Company’s cost structure. Increases in wages, salaries and benefits, such as medical, dental, pension and other post-retirement benefits, may impact the Company’s financial performance.  Changes in interest rates, investment returns or the regulatory environment may impact the amounts the Company is required to contribute to the pension plans that it sponsors and may affect the solvency of its pension plans.

The Company’s defined benefit pension plans have significant deficits that could grow in the future and cause it to incur additional costs.

The Company has defined benefit pension plans for its employees in the United States and Canada. The majority of the Company’s assets in its defined benefit pension plans are held in North American and global equities and fixed income or debt securities. The Company’s current asset allocation is approximately 60% equities and 40% debt securities.

Following the recent declines in global equity markets, the Company had, as at December 31, 2008, unfunded pension liabilities for the purpose of determining the contributions of approximately US$102 million for its U.S. qualified defined benefit plans (the ‘‘U.S. Plans’’). Under current U.S. pension law, funding deficits are generally required to be funded over a seven-year period. Over the next two financial years, contribution requirements for the Company’s U.S. Plans are expected to be approximately US$54 million under current U.S. pension law, reflecting recent changes. It is possible that Congress will further change U.S. pension law to provide some degree of funding relief to sponsors of U.S. defined benefit pension plans; however, no assurances can be given that any such additional relief will be enacted. In the event the Company is forced into liquidation, it would likely be required to terminate the U.S. Plans. In the event that the U.S. Plans are terminated, the Company would, under current U.S. law, have liability to the Pension Benefit Guaranty Corporation for the then unfunded pension liabilities of the U.S. Plan.

Following the recent declines in global equity markets, the Company had, as at December 31, 2008, a solvency deficiency (the excess of windup benefit obligations over the fair value of plan assets) of approximately CDN$80 million in its Canadian defined benefit pension plans (the “Canadian Plans”).  Under current Canadian legislation, pension solvency deficits are required to be funded over a five-year period. It has been recently announced that provincial governments are currently preparing legislation to extend from five to ten years the period of time within which solvency deficits must be eliminated through funding contributions. Under the current funding rules in Canada, contribution requirements for these plans are expected to be approximately CDN$23 million over the next two financial years. In the event the Company is forced into liquidation and compelled to terminate the Canadian Plans, the Canadian Plans’ members would receive a percentage of their accrued benefits based on such plans’ solvency ratio as at the liquidation date.

The Company’s pension deficits may increase or decrease depending on changes in the levels of interest rates, pension plan investment performance, pension legislation and other factors. Additional significant declines in global, and in particular North American, equity markets would increase, and possibly significantly increase, the Company’s potential pension funding obligations. Any significant increase in the Company’s required contributions could have a material adverse impact on its business, financial condition, results of operations and cash flows.

The demand for the Company’s products and services may be adversely affected by technological changes.

Technological changes continue to increase the accessibility and quality of electronic alternatives to traditional delivery of printed documents through the online distribution and hosting of media content and the electronic distribution of documents and data.  The acceleration of consumer acceptance of such electronic media, as an alternative to print materials, may decrease the demand for printed products or result in reduced pricing for printing services.

Strikes and other labor protests may adversely affect the Company.

As of March 31, 2009, the Company employed approximately 16,400 people in North America, of which approximately 5,500, or approximately 33%, are unionized.  The Company had 30 collective bargaining agreements in North America as of March 31, 2009.   Furthermore, seven collective bargaining agreements are currently in negotiations, one of which expired in 2006, two of which expired in 2007 and four of which expired in 2008.  In addition, five collective bargaining agreements will expire later in 2009.  As of March 31, 2009, of the Company’s 80 plants and related facilities in North America, 22 had union representation.

As at December 31, 2008, the Company employed approximately 2,400 people in Latin America, the majority of whom are either subject to labor agreements that apply industry-wide or to a collective bargaining agreement.

While relations with its employees have been stable to date and there has not been any material disruption in operations resulting from labor disputes, the Company cannot be certain that it will be able to maintain a productive and efficient labor environment.  The Company cannot predict the outcome of any future negotiations relating to the renewal of the collective bargaining agreements, nor can it assure with certainty that work stoppages, strikes or other forms of labor protests pending the outcome of any future negotiations will not occur. Any strikes or other forms of labor protests in the future could materially disrupt the Company’s operations and result in a material adverse impact on its financial condition, operating results and cash flows, which could force the Company to reassess its strategic alternatives involving certain of its operations.

The Company may be adversely affected by interest rates, foreign exchange rates and commodity prices.

The Company is exposed to market risks associated with fluctuations in foreign currency exchange rates, interest rates and commodity prices. Because a portion of the Company’s operations are outside the United States, significant revenues and expenses will be denominated in local currencies.  Although operating in local currencies may limit the impact of currency rate fluctuations on the operating results of the Company’s non-U.S. subsidiaries and business units, fluctuations in such rates may affect the translation of these results into the Company’s financial statements.  Prior to the Insolvency Proceedings, the Company used derivative financial instruments, such as foreign exchange forward contracts, cross-currency swaps, interest rate swap agreements and commodity swap agreements to manage certain market risks, however all of the Company’s derivative contracts were terminated in the first quarter of 2008 as a direct result of the Insolvency Proceedings. In the fourth quarter of 2008, the Company partially resumed its hedging activities to manage its exposure to such market risks until June 2009. Consequently, the Company is now partially exposed to the market risks associated with movements in foreign currency exchange rates, interest rates and commodity prices.

Increases in fuel and other energy costs may have a negative impact on financial results.

Fuel and other energy costs represent a significant portion of the Company’s overall costs.  The Company may not be able to pass along a substantial portion of the rise in the price of fuel and other energy costs directly to customers.  In that instance, increases in fuel and other energy costs, could adversely affect operating costs and customer demand and thereby negatively impact the Company’s operating results, financial condition or cash flows.

The Company’s printing and other facilities are subject to environmental laws and regulations, which may subject the Company to material liability or require it to incur material costs.

The Company uses various materials in its operations that contain constituents considered hazardous or toxic under environmental laws and regulations.  In addition, the Company’s operations are subject to a variety of environmental laws and regulations relating to, among other things, air emissions, wastewater discharges and the generation, handling, storage, transportation and disposal of solid waste.  Further, the Company is subject to laws and regulations designed to reduce the probability of spills and leaks and other releases.  In the event of a release, the Company is also subject to environmental regulations requiring an appropriate response to such an event.  Permits are required for the operation of certain of the Company’s businesses, and these permits are subject to renewal, modification and, in some circumstances, the possibility of revocation.

The Company’s operations generate wastes that are disposed of off-site.  Under certain environmental laws, the Company may be liable for cleanup costs and damages relating to contamination at these off-site disposal locations, or at the Company’s existing or former facilities, whether or not the Company knew of, or was responsible for, the presence of such contamination.  The remediation costs and other costs required to clean up or treat contaminated sites can be substantial.  Contamination on and from the Company’s current or former locations may, to the extent not precluded by the Bankruptcy Code, subject the Company to liability to third parties or governmental authorities for injuries to persons, property or natural resources and may adversely affect the Company’s ability to sell or rent such properties or to borrow money using such properties as collateral.

The Company expects to incur ongoing capital and operating costs to maintain compliance with environmental laws, including monitoring facilities for environmental conditions.  The Company takes reserves on its financial statements to cover potential environmental remediation and compliance costs as the Company considers appropriate.  However, there can be no assurance that the liabilities for which the Company has taken reserves are the only environmental liabilities relating to its current and former locations, that material environmental conditions not known to the Company do not exist, that future laws or regulations will not impose material environmental liability on the Company, or cause the Company to incur significant capital and operating expenditures, or that the Company’s actual environmental liabilities will not exceed its reserves.  While the Company is not a large emitter of greenhouse gases, laws under consideration to regulate greenhouse gas emissions could have ramifications to the Company’s operations.  In addition, failure to comply with any environmental regulations or an increase in regulations could adversely affect the Company’s operating results and financial condition.

In the past two years, the Company has taken significant goodwill impairment charges and write-downs of the value of its long-lived assets, and it may in the future be required to take additional write-downs of the value of its long-lived assets.

The series of events that led to the Insolvency Proceedings and the events since then have triggered impairment tests for the Company’s property, plant and equipment, and goodwill impairment charges. The Company may be required to take additional write-downs on the value of the Company’s long-lived assets and/or goodwill impairment charges. In the event that the Company is required to take additional asset write-downs or goodwill impairment charges, the Company’s financial results as well as the trading prices of its various outstanding New Securities could be adversely affected.

The Company could be adversely affected by health and safety requirements.

The Company is subject to the requirements of Canadian, U.S. and other foreign occupational health and safety laws and regulations at the federal, state, provincial and local levels.  These requirements are complex, constantly changing and have tended to become more stringent over time.  It is possible that these requirements may change or liabilities may arise in the future in a manner that could have a material adverse effect on the Company’s financial condition or results of operations.  There can be no assurance that the Company has been or will be at all times in complete compliance with all such requirements or that the Company will not incur material costs or liabilities in connection with those requirements in the future.

Changes in postal rates and postal regulations may adversely impact demand for the Company’s products and services.

Postal costs are a significant component of many of the Company’s customers, cost structures and postal rate changes can influence the number of pieces that the Company’s customers are willing to mail.  Any resulting decline in print volumes mailed could have an adverse effect on the Company’s business.

The Company has identified material weaknesses in its internal control over financial reporting and it concluded that those controls, as well as the Company’s disclosure controls and procedures, were not effective as of December 31, 2008.  If the Company fails to maintain effective internal control over financial reporting, it may not be able to accurately report its financial results.

As an SEC registrant, the Company is required to comply with Section 404 of the Sarbanes-Oxley Act.  There are similar requirements under applicable Canadian securities laws. In any given year, the Company cannot be certain as to the timing of completion of its internal control evaluation, testing and remediation actions or of their impact on the Company’s operations. Upon completion of this process, the Company may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. As a public company, the Company is required to report, among other things, control deficiencies that constitute material weaknesses or changes in internal control that, or that are reasonably likely to, materially affect internal control over financial reporting. A ‘‘material weakness’’ is a deficiency or combination of significant deficiencies in internal control over financial reporting such that there is reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. If the Company fails to comply with the requirements of Section 404 or report a material weakness, it might be subject to regulatory sanction and investors may lose confidence in its financial statements, which may be inaccurate if the Company fails to remedy such material weakness.

For the financial year ended December 31, 2007, the Company identified three material weaknesses in its internal control over financial reporting, and while throughout 2008 the Company implemented several remediation actions that it believes materially improved, in the aggregate, its internal control over financial reporting, one material weakness continued to impact the operating effectiveness of its internal control over financial reporting.  The Company has identified a material weakness in its internal control over financial reporting and it concluded that those controls were not effective as of December 31, 2008.  Based on that evaluation, the Company concluded that its disclosure controls and procedures were not effective as of December 31, 2008. More particularly, the Company did not maintain effective processes and controls over the accounting for and reporting of complex and non-routine transactions. Specifically, the Company determined that there was a lack of sufficient accounting and finance personnel to perform in-depth analysis and review of complex accounting matters within the timeframes set by it for filing its consolidated financial statements. This deficiency resulted in certain adjustments to the amounts or disclosures of the following items: inventories, claims and liabilities subject to compromise, financial instruments, pension expense and income taxes. In order to remedy the weakness, the Company has undertaken to hire additional qualified resources and it continues to make progress in executing the remediation plans the Company has established in order to further improve its internal control in general and to address these weaknesses. The failure to do so, or to do so within a reasonable time frame, could adversely impact the accuracy of the reports and filings it makes with the SEC and the Canadian securities regulatory authorities.

The Company is dependent on the experience and industry knowledge of its executive officers and other key employees to execute the Company’s business plans.  If the Company were to experience any turnover in leadership, its business, results from operations and financial condition could be materially adversely affected.

The Company is dependent on the experience and industry knowledge of its executive officers and other key employees to execute the Company’s business plans.  If the Company were to experience a substantial turnover in its leadership, the Company’s business, results from operations and financial condition could be materially adversely affected.  Additionally, following its emergence from bankruptcy protection, the Company may be unable to attract and retain additional qualified executives as needed in the future.

There are risks associated with the Company’s operations outside the United States and Canada.

The Company has significant operations outside the United States and Canada.  Revenues from operations outside the United States and Canada accounted for approximately 7.3% of the Company’s revenues for the year ended December 31, 2008, excluding revenues generated by the Company’s European operations that were sold on June 26, 2008.  As a result, the Company is subject to the risks inherent in conducting business outside the United States and Canada, including the impact of economic and political instability and being subject to different legal and regulatory regimes that may preclude or make more costly certain initiatives or the implementation of certain elements of the Company’s business strategy.

Acquisitions have contributed to growth in the industry in which the Company operates and will continue to do so, making the Company vulnerable to financing risks and the challenges of integrating new operations into its own.

Due to fragmentation in the commercial printing industry, growth in the industry in which the Company operates has depended and may continue to depend, in part, upon acquisitions, and the Company may consider making strategic or opportunistic acquisitions in the future. The Company cannot assure you that future acquisition opportunities will exist on acceptable terms, that any newly acquired companies will be successfully integrated into the Company’s operations or that the Company will fully realize the intended results of any acquisitions. QWI and the Debtors may incur additional long-term indebtedness in order to finance all or a portion of the consideration to be paid in future acquisitions. The Company cannot assure you that it will be able to obtain any such financing upon acceptable terms. While the Company continuously evaluates opportunities to make strategic or opportunistic acquisitions, it has no present commitments or agreements with respect to any material acquisitions.

Risks Relating to the New Securities

The Plan exchanges senior securities for junior securities.

If the Plan is confirmed and consummated, holders of certain Claims will receive New Common Stock, New Preferred Stock and New Warrants (collectively, the “New Equity Securities”).  Thus, in agreeing to the Plan, certain of such holders will be consenting to the exchange of their interests in senior debt, which has, among other things, a stated interest rate, a maturity date, and a liquidation preference over equity securities, for New Equity Securities, which will be subordinate to all future creditor and non-equity based Claims.

A liquid trading market for the New Securities may not develop.

Although, pursuant to the Plan, Reorganized QWI is required to use its reasonable best efforts to list and maintain the listing of the New Common Stock (including New Common Stock issuable upon any exercise of New Warrants or conversion of New Preferred Stock), the New Preferred Stock and New Warrants on the TSX on the Effective Date or as soon as reasonably practicable thereafter, the Company makes no assurance that it will be able to obtain these listings, maintain the listings for any period of time or, even if the Company does, that liquid trading markets for such New Equity Securities will develop.  Furthermore, the Company does not intend to list the New Unsecured Notes on any securities exchange or interdealer quotation system either in the United States, Canada or elsewhere.  The liquidity of any market for the New Equity Securities and New Unsecured Notes (collectively, the “New Securities”) will depend, among other things, upon the number of holders of New Securities, the Company’s financial performance, and the market for similar securities, none of which can be determined or predicted.  Therefore, the Company cannot assure that an active trading market will develop or, if a market develops, what the liquidity or pricing characteristics of that market will be.

The trading price for the New Securities may be depressed following the Effective Date.

Following the Effective Date, recipients of New Securities under the Plan may seek to dispose of such securities to obtain liquidity, which could cause the initial trading prices for these securities to be depressed, particularly in light of the lack of established trading markets for these securities.  Further, the possibility that recipients of New Securities may determine to sell all or a large portion of their shares in a short period of time may adversely affect the market price of the New Securities.

Significant holders may be able to exercise control over the Company and their interests may conflict with those of other security holders.

Under the Plan, certain holders of Allowed Claims may receive New Common Stock, New Preferred Stock (which are entitled to voting rights) or New Warrants exercisable for New Common Stock.  If holders of a significant number of shares of New Common Stock and/or New Preferred Stock were to act as a group, such holders might be in a position to control the outcome of actions requiring shareholder approval, including the election of directors.  The interests of significant holders of the New Equity Securities may conflict with the interests of other security holders.

The Valuation Analysis of the estimated range of going concern enterprise value, and the estimated recoveries to holders of Claims are not intended to represent the trading values of the New Securities.

The Valuation Analysis is based on the projections developed by the Company’s management and on certain generally accepted valuation principles.  It is not intended to represent the trading values of the Company’s securities in public or private markets.  The Valuation Analysis is based on numerous assumptions (the realization of many of which are beyond the Company’s control), including the Company’s successful reorganization, an assumed Effective Date on or about July 10, 2009, the Company’s ability to achieve the operating and financial results included in the projections, the Company’s ability to maintain adequate liquidity to fund operations and the assumption that capital and equity markets remain consistent with current conditions.  Even if the Company realizes the projections, the trading market values for the New Securities could be adversely impacted by the lack of trading liquidity for these securities, lack of institutional research coverage, and concentrated selling by recipients of these securities.

The New Equity Securities may be issued in odd lots.

Holders of Allowed Claims may receive odd lot distributions (i.e., less than 100 shares or units) of New Equity Securities under the Plan.  Holders may find it more difficult to dispose of odd lots in the marketplace and may face increased brokerage charges in connection with any such disposition.

The Company does not expect to pay cash dividends on the New Common Stock for the foreseeable future.

The terms of the New Preferred Shares limit, and the terms of the Exit Financing Arrangements may limit, among other things, the Company’s ability to pay cash dividends on the New Common Stock, Accordingly, it is not anticipated that any Cash dividends will be paid on the New Common Stock for the foreseeable future.

Restrictions on transfer.

Holders of New Securities issued pursuant to the Plan who are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code, including holders who are deemed to be “affiliates” or “control persons” within the meaning of the Securities Act, will be unable freely to transfer or to sell their New Securities except pursuant to (a) “ordinary trading transactions” by a holder that is not an “issuer” within the meaning of section 1145(b), (b) an effective registration of such securities under the Securities Act and under equivalent state securities or “blue sky” laws (and, other than as provided in the Registration Rights Agreement, the Company is under no obligation to register such securities), or (c) pursuant to the provisions of Rule 144 under the Securities Act or another available exemption from the registration requirements of the Securities Act.  Similarly, under Canadian securities laws, New Securities held by “control persons” will generally not be freely tradable in Canada and will be subject to resale restrictions. See Section VIII.B.2 above.

Possible charging liens of indenture trustees could dilute the recovery of holders of claims arising from issuances of public securities.

Certain indenture trustees may elect to assert charging liens under the relevant indenture to recover fees, costs, and expenses incurred during the Chapter 11 Cases.  If they do so, the recovery under the Plan by holders of Claims arising from issuances of public securities could be reduced.

U.S. investors in QWI’s securities may have difficulties enforcing certain civil liabilities.

QWI is governed by the laws of Canada and a number of QWI’s subsidiaries are governed by the laws of a jurisdiction outside of the United States.  Moreover, a majority of QWI’s current directors and officers are residents of Canada or other jurisdictions outside of the United States and all or a substantial portion of their assets and a portion of QWI’s assets are located outside of the United States.  As a result, it may be difficult for QWI’s securityholders to effect service of process upon QWI or such persons within the United States or to enforce, against QWI or them in the United States, judgments of courts of the United States predicated upon the civil liability provisions of U.S. federal or state securities laws or other laws of the United States.  There is doubt as to the enforceability in certain jurisdictions outside the United States of liabilities predicated solely upon U.S. federal or state securities laws against QWI, QWI’s directors and officers who are not residents of the United States, in original actions or in actions for enforcements of judgments of U.S. courts.

Canadian and U.S. bankruptcy and insolvency laws may impair the trustee’s ability to enforce remedies under the New Unsecured Notes and the guarantees of such securities.

The rights of the trustee who will represent the holders of the New Unsecured Notes to enforce remedies could be delayed by the restructuring provisions of applicable Canadian and U.S. federal bankruptcy, insolvency and other restructuring legislation, including the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) and the CCAA. A restructuring proposal, if accepted by the requisite majorities of each affected class of creditors, and if approved by the court, would be binding on all creditors within each affected class, including those creditors that do not vote to accept any proposal. Moreover, this legislation, in certain instances, permits the insolvent debtor to retain possession and administration of its property, subject to court oversight, even though it may be in default under the applicable debt instrument, during the period that the stay against proceedings remains in place.

The powers of the court under the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) and particularly under the CCAA have been interpreted and exercised broadly so as to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, the Company cannot predict whether payments under the New Unsecured Notes would be made during any proceedings in bankruptcy, insolvency or other restructuring, whether or when the trustee could exercise its rights under the indenture governing the New Unsecured Notes or whether and to what extent holders of the New Unsecured Notes would be compensated for any delays in payment, if any, of principal, interest and costs, including the fees and disbursements of the trustee.

X.            CERTAIN TAX CONSEQUENCES OF THE PLAN

A summary description of certain material United States and Canadian federal income tax consequences of the Plan is provided below.  This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein.  Only the principal United States and Canadian federal income tax consequences of the Plan to the Debtors and to holders of Claims who are entitled to vote or to accept or reject the Plan are described below.  No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan.  Except as described in Section VI.B.13, no rulings or determinations of any tax authority have been sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon any such authority.  No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Plan to the Debtors or any holder of a Claim.  No assurance can be given that a tax authority would not assert, or that a court would not sustain, a different position from any discussed herein.

A.                                    United States Federal Income Tax Consequences

The discussion of United States federal income tax consequences below is based on the Tax Code, Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

The following discussion does not address non-U.S. federal tax consequences, nor state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, governmental entities, persons that are, or hold their Claims through, pass-through entities, persons whose functional currency is not the United States dollar, non-United States persons, dealers in securities or non-United States currency, employees, persons who received their Claims pursuant to the exercise of an employee stock option or otherwise as compensation and persons holding Claims that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction).  Furthermore, the following discussion does not address United States federal taxes other than income taxes.

Special United States federal income tax rules apply to distributions in respect of, and gains realized upon the disposition of, shares of a passive foreign investment company (“PFIC”). In general, a PFIC is a foreign corporation where, after taking into account the income and assets of the foreign corporation and certain of its subsidiaries and affiliates pursuant to applicable “look-through rules,” either (a) at least 75% of its gross income is “passive income” or (b) at least 50% of the average value of its assets is attributable to assets which produce passive income or are held for the production of passive income. The determination of whether QWI is a PFIC is a factual one and depends on QWI’s assets and income (taking into account the applicable “look-through rules”) from time to time.  QWI does not anticipate that it will ever be a PFIC and the remainder of this discussion assumes that QWI is not and will not become a PFIC in any taxable year.

EACH HOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL AND ANY NON-UNITED STATES TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN AND IN THE PLAN.

TREASURY DEPARTMENT CIRCULAR 230 NOTICE:  YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE TAX CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) EACH PERSON SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

1.                                      United States Federal Income Tax Consequences to the Debtors

(a)                               Cancellation of Indebtedness Income

Upon implementation of the Plan, the amount of the Debtors’ aggregate outstanding indebtedness will be reduced substantially.  In general, the discharge of a debt obligation in exchange for an amount of cash and other property having a fair market value (or, in the case of a new debt instrument, an “issue price”) less than the “adjusted issue price” of the debt gives rise to cancellation of indebtedness (“COD”) income to the debtor, unless the payment of the debt obligation would have given rise to a deduction for United States federal income tax purposes.  COD income, however, is not taxable to the debtor if the debt discharge occurs in a Title 11 bankruptcy case.  Rather, under the Tax Code, such COD income instead will reduce certain of the Debtors’ tax attributes, generally in the following order:  (a) net operating losses (“NOLs”) and NOL carryforwards; (b) general business credit carryforwards; (c) minimum tax credit carryforwards; (d) capital loss carryforwards; (e) the tax basis of the Debtors’ depreciable and nondepreciable assets (but the tax basis of the assets of any particular Debtor will not be reduced below the amount of the Debtor’s liabilities immediately after the discharge); and (f) foreign tax credit carryforwards.  The reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined (i.e., such attributes may be available to offset taxable income that accrues between the date of discharge and the end of the Debtors’ tax year).  Any excess COD income over the amount of available tax attributes is not subject to United States federal income tax and has no other United States federal income tax impact.

Because some of the Debtors’ outstanding indebtedness will be satisfied in exchange for property other than Cash under the Plan, the amount of COD income, and accordingly the amount of tax attributes required to be reduced, will depend in part on the fair market value of that property.  These values cannot be known with certainty until after the Effective Date.  Thus, although it is expected that the Debtors will be required to reduce their tax attributes, the exact amount of such reduction cannot be predicted.

As described above in Section VI.B.13, QPHC has received a ruling from the IRS with respect to a number of issues involving the United States federal income tax consequences of COD to the Debtors.

(b)                               Net Operating Losses—Section 382

The Debtors will experience an “ownership change” (within the meaning of Tax Code Section 382) on the Effective Date as a result of the cancellation of current equity holders’ interests in QWI and the issuance of equity to certain Claimholders and others pursuant to the Plan.  As a result, the Debtors’ ability to use any pre-Effective Date NOLs and capital loss carryovers to offset their income in any post-Effective Date taxable year (and in the portion of the taxable year of the ownership change following the Effective Date) to which such a carryover is made generally (subject to various exceptions and adjustments, some of which are described below) will be limited to the sum of (a) a regular annual limitation (prorated for the portion of the taxable year of the ownership change following the Effective Date), (b) the amount of the “recognized built-in gain” for the year that does not exceed the excess of the “net unrealized built-in gain” over previously recognized built-in gains (as the quoted terms are defined in Tax Code Section 382(h)), and (c) any carryforward of unused amounts described in (a) and (b) from prior years.  Tax Code Section 382 may also limit the Debtors’ ability to use “net unrealized built-in losses,” if any, to offset future taxable income.  The Debtors do not anticipate that they will have any such “net unrealized built-in losses.”  The Debtors’ loss carryovers will be subject to further limitations if the Debtors experience additional future ownership changes or if they do not continue their business enterprise for at least two years following the Effective Date.  The Debtors do not expect to have any significant pre-Effective Date NOLs or capital loss carryovers following the Effective Date.

The operation and effect of Tax Code Section 382 will be materially different from that just described if the Debtors are subject to the special rules for corporations in bankruptcy provided in Tax Code Section 382(1)(5).  In that case, the Debtors’ ability to utilize their pre-Effective Date NOLs would not be limited as described in the preceding paragraph.  Several other limitations, however, would apply to the Debtors under Tax Code Section 382(1)(5), including that (a) the Debtors’ NOLs would be calculated without taking into account deductions for interest paid or accrued in the portion of the current tax year ending on the Effective Date and all other tax years ending during the three-year period prior to the current tax year with respect to the Claims that are exchanged for New Common Stock, New Preferred Stock and Warrants pursuant to the Plan, and (b) if the Debtors undergo another ownership change within two years after the Effective Date, the Debtors’ Tax Code Section 382 limitation with respect to that ownership change will be zero.

It is uncertain whether the provisions of Tax Code Section 382(l)(5) would apply to the ownership change that is expected to occur as a result of the confirmation of the Plan.  Under Tax Code Section 382(1)(5)(H), however, the Debtors may elect not to have the special rules of Tax Code Section 382(l)(5) apply (in which case the Tax Code Section 382 rules, described two paragraphs above, generally will apply).  The Debtors have not yet determined whether they will elect not to have the Tax Code Section 382(l)(5) rules apply to the ownership change arising from the consummation of the Plan (assuming Tax Code Section 382(l)(5) would otherwise apply).  Even if Tax Code Section 382(1)(5) does not apply, if the Debtors undergo another ownership change after the Effective Date, the Debtors’ Tax Code Section 382 limitation may be adversely affected.

(c)                                2008 Net Operating Losses

The Debtors have reached agreement with the IRS as to the amount of United States federal income tax owed by the Debtors with respect to pre-Petition tax years.  The Debtors believe that, for the tax year 2008, they will have substantial net operating losses for United States federal income tax purposes.  After appropriate tax returns are filed, such net operating losses, if fully allowed, will give rise to carryback claims that will (a) eliminate the amount of United States federal income tax payments otherwise to be made by the Debtors with respect to pre-Petition tax years and (b)  result in a relatively small cash refund.  A relatively small amount of net operating losses from 2008 would remain available to carry forward to 2009.

2.                                      United States Federal Income Tax Consequences to Claimholders and Interestholders

The following discusses certain United States federal income tax consequences of the transactions contemplated by the Plan to Claimholders and holders of Interests (“Interestholders”) that are “United States holders,” as defined below.  The United States federal income tax consequences to Claimholders (including the character, timing and amount of income, gain or loss recognized) will depend upon, among other things, (a) the manner in which a holder acquired a Claim; (b) the length of time the Claim has been held; (c) whether the Claim was acquired at a discount; (d) whether the holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior years; (e) whether the holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (f) the holder’s method of tax accounting; and (g) whether the Claim is an installment obligation for United States federal income tax purposes.  Therefore, Claimholders should consult their own tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the transactions contemplated by the Plan.  This discussion assumes that the Claimholder has not taken a bad debt deduction with respect to a Claim (or any portion thereof) in the current or any prior year and that such Claim did not become completely or partially worthless in a prior taxable year.

For purposes of the following discussion, a “United States holder” is a Claimholder or Interestholder that is (a) a citizen or individual resident of the United States, (b) a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996 and properly elected to be treated as a United States person.  If a Claimholder or Interestholder is a partnership, the United States federal income tax consequences to an owner or partner in such partnership generally will depend on the status of such owner or partner and on the activities of such partnership.

The following discussion assumes that QWI will be the issuer of the New Preferred Stock.  If the issuer were instead a United States subsidiary of QWI, the tax consequences to a holder of the New Preferred Stock could be materially different than as set forth below, as the relevant earnings and profits with regard to the tax treatment of distributions would be those of the United States subsidiary rather than QWI, there would be no Canadian withholding tax imposed on distributions, the entire amount of a dividend would be eligible for the dividends-received deduction without regard to any 10% shareholder requirement, and gain or loss would be recognized on conversion of the New Preferred Stock into New Common Stock.

(a)                               Claimholders

Except as described in the following two paragraphs, a Claimholder that receives Cash or other property in discharge of its Claim pursuant to the Plan will recognize income, gain or loss for United States federal income tax purposes in an amount equal to the difference between (a) Cash and the fair market value on the Effective Date of any property received by such Claimholder in respect of its Claim, and (b) the adjusted tax basis of the holder’s Claim.  The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder’s hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim is a “security” under Tax Code Section 165(g), whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim.  A Claimholder recognizing a loss as a result of the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year.  Any capital gain or loss would be long-term gain or loss if the Claimholder’s holding period for its Claims was more than one year on the Effective Date.  The adjusted tax basis of property received by a holder in exchange for its Claim will generally be equal to the fair market value of such property on the Effective Date.  The holding period for any such property will begin on the day after the Effective Date.

If holders of Claims are treated as transferring their Claims to QWI in exchange for New Equity Securities, then under Tax Code Section 351 in conjunction with Tax Code Section 367, a Claimholder holding such a Claim other than a SocGen Claim or any other indebtedness of QWI that is not evidenced by a security would not recognize any loss for United States federal income tax purposes on the exchange of such a Claim if, immediately after consummation of the Plan, Claimholders that held such Claims, taken together, hold at least 80% of the aggregate voting power of the shares of the New Common Stock and the New Preferred Stock.  While Tax Code Section 351, when applicable, generally prevents recognition of both gains and losses, under Tax Code Section 367, a Claimholder holding Claims described in the preceding sentence would recognize gain, but not loss, on the exchange of such Claims if Code Section 351 applied.

Under Tax Code Section 368(a)(1)(E), however, a Claimholder holding 9.75% Notes due 2015 will not recognize gain or loss with respect to the amount of such Notes exchanged for New Equity Securities.  The tax basis of such New Equity Securities will be the same as the tax basis of such Notes exchanged therefor.

Under the Plan, some property may be distributed or deemed distributed to certain Claimholders with respect to their Claims for accrued interest.  Holders of Claims for accrued interest that previously have not included such accrued interest in taxable income will be required to recognize ordinary income equal to the fair market value of the property received with respect to such Claims for accrued interest.  Holders of Claims for accrued interest that have included such accrued interest in taxable income generally may take an ordinary deduction to the extent that such Claim is not fully satisfied under the Plan (after allocating the distribution between principal and accrued interest), even if the underlying Claim is held as a capital asset.  The adjusted tax basis of the property received in exchange for Claims for accrued interest will equal the fair market value of such property on the Effective Date, and the holding period for the property received in exchange for such Claims will begin on the day after the Effective Date.  The Plan provides that, to the extent permitted by applicable law, a distribution with respect to an Allowed Claim that is comprised of indebtedness and accrued but unpaid interest thereon will be allocated first to principal and then to accrued but unpaid interest for United States and Canadian income tax purposes.  The extent to which consideration distributable under the Plan would be deemed allocable to interest for federal tax income purposes, however, is not entirely clear.  Claimholders are advised to consult their own tax advisors to determine the amount, if any, of consideration received under the Plan that is allocable to interest.

The market discount provisions of the Tax Code may apply to holders of certain Claims.  In general, a debt obligation other than a debt obligation with a fixed maturity of one year or less that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a “market discount bond” as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, the revised issue price) exceeds the adjusted tax basis of the bond in the holder’s hands immediately after its acquisition.  However, a debt obligation will not be a “market discount bond” if such excess is less than a statutory de minimis amount.  Gain recognized by a creditor with respect to a “market discount bond” will generally be treated as ordinary interest income to the extent of the market discount accrued on such bond during the creditor’s period of ownership, unless the creditor elected to include accrued market discount in taxable income currently.  A holder of a market discount bond may be required under the market discount rules of the Tax Code to defer deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry the bond.  In such circumstances, such holder may be allowed to deduct such interest, in whole or in part, on the disposition of such bond.

(b)                               Existing Interestholders

An existing Interestholder who holds existing QWI stock will generally recognize a loss for United States federal income tax purposes in an amount equal to the excess of the adjusted tax basis of the holder’s existing QWI stock over the amount of money and the fair market value of other property received by such holder on redemption of its existing QWI stock. The character of such loss as capital loss or as ordinary loss will be determined by a number of factors, including the tax status of the holder and whether the Interestholder holds its existing QWI stock as a capital asset.

(c)                                Distributions on New Common Stock and New Preferred Stock

Generally, the gross amount of any distribution of cash or property made to a United States holder with respect to the New Common Stock or the New Preferred Stock will be includible in gross income by a United States holder as ordinary dividend income to the extent such distributions are paid by QWI out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes).  Distributions in excess of any current and accumulated earnings and profits generally are treated as a non-taxable return of capital to the extent of the adjusted basis of the United States holder’s New Common Stock or New Preferred Stock, as applicable, and thereafter as gain from the sale or exchange of property.  For this purpose, QWI intends to determine its earnings and profits under the applicable principles of United States federal income tax law.

Treasury Regulations provide that, for purposes of certain rules under Section 305 of the Tax Code, “preferred stock” generally is stock which, in relation to other classes of stock outstanding, enjoys certain limited rights and privileges (generally associated with specified dividend and liquidation priorities) but does not participate in corporate growth to any significant extent.  Thus, stock, though denominated as preferred stock, will not be treated as “preferred stock” for these purposes if it has a real and meaningful probability of actually participating in the earnings and growth of the corporation.  Because the New Preferred Stock will have the right with respect to any dividends paid on the New Common Stock and liquidation proceeds to generally participate on an “as-if-converted” basis with the New Common Stock if such participation would provide consideration in excess of what the New Preferred Stock was otherwise entitled to receive, the Debtors and QWI believe, and intend to take the position, that the New Preferred Stock will not be treated as “preferred stock” under the Treasury Regulations discussed above because the New Preferred Stock is able to participate in the corporate growth of Reorganized QWI.

If the New Preferred Stock is not treated as “preferred stock” under the Treasury Regulations discussed above, then unpaid cash distributions that result in positive conversion rate adjustments for the New Preferred Stock should not be treated as taxable distributions, unless cash (or other property) distributions are made on the New Common Stock (or certain other distributions are made (or deemed made) with respect to other classes of stock of QWI, interest is paid on convertible debt issued by QWI or certain other events occur), in which case such conversion rate adjustments might be treated as taxable distributions taxed in the same manner as cash distributions.  If the IRS were to successfully contend that the New Preferred Stock is treated as “preferred stock” under the Treasury Regulations discussed above, then unpaid cash distributions that result in positive conversion rate adjustments for the New Preferred Stock might be taxed in the same manner as cash distributions thereon, with any resulting dividend income increasing the basis of the holder’s New Preferred Stock.

Distributions that are treated as dividends for United States federal income tax purposes will not be eligible for the dividends-received deduction in the hands of corporate United States holders unless QWI is a “qualified 10% owned foreign corporation” and, if so, only with respect to QWI’s “United States source portion” of such dividends and so long as QWI is not a PFIC.  A “qualified 10% owned foreign corporation” is one in which the recipient of the dividend owns at least 10% of the stock of such corporation by vote and value.  The “United States source portion” of a dividend is an amount bearing the same ratio to the dividend as the “post-1986 undistributed United States earnings” (as defined in Tax Code Section 245(a)(5)) bears to the total “post-1986 undistributed earnings” (as defined in Tax Code Section 902(c)(1)).

Dividends on the New Common Stock and New Preferred Stock received by certain non-corporate United States holders through taxable years beginning on or before December 31, 2010 will be subject to a reduced maximum tax rate of 15% so long as (a) the New Common Stock or the New Preferred Stock has been held for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date, (b) the United States holder is not under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property, (c) QWI is a “qualified foreign corporation” and (d) QWI is not a PFIC (as defined above) in the year of distribution or the prior year.  QWI generally will be treated as a qualified foreign corporation with respect to any dividend it pays if the New Common Stock or the New Preferred Stock, as applicable, is readily traded on an established securities market in the United States or QWI is eligible to claim benefits under the income tax treaty between the United States and Canada.  Any dividend received by a United States holder that is a corporation may be subject to the “extraordinary dividend” provisions in Tax Code Section 1059.

Distributions paid in Canadian dollars will be translated into a United States dollar amount based on the spot rate of exchange in effect on the date of receipt, whether or not the payment is converted into United States dollars at that time.  Any gain or loss resulting from currency exchange rate fluctuations during the period from the date the distribution is includible in the income of the United States holder to the date that payment is converted into United States dollars generally will be treated as ordinary income or loss.  The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

Dividends paid or credited or deemed to be paid or credited on the New Common Stock or the New Preferred Stock to a United States holder that is entitled to the benefits of the Convention (as defined below) generally will be subject to Canadian withholding tax at the rate of 15% under that Convention.  In certain circumstances, and with respect to certain classes of United States holders, that tax rate may be reduced to 5%.

A United States holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the New Common Stock or New Preferred Stock generally will be entitled, at the election of such United States holder, to receive either a deduction or a credit for such Canadian income tax paid.  Generally, a credit will reduce a United States holder’s United States federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a United States holder’s income subject to United States federal income tax.  This election is made on a year-by-year basis and applies to all non-United States taxes paid (whether directly or through withholding) by a United States holder during a year.

Complex limitations apply to the United States foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a United States holder’s United States federal income tax liability that such United States holder’s “foreign source” taxable income bears to such United States holder’s worldwide taxable income.  In applying this limitation, a United States holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “United States source.”  In addition, this limitation is calculated separately with respect to specific categories of income.  Dividends received from QWI generally will be treated as income from sources outside the United States for United States foreign tax credit limitation purposes.  Depending on the United States holder’s circumstances, dividends paid will be “passive category” or, in certain cases, “general category” income.

(d)                               Disposition of New Warrants, New Common Stock or New Preferred Stock

If a United States holder sells, exchanges or otherwise disposes of the New Warrants, New Common Stock or New Preferred Stock in a taxable disposition, the United States holder generally will recognize capital gain or loss equal to the difference, if any, between the amount realized (that is, the amount of cash and the fair market value of any property received) for the New Warrants, New Common Stock or New Preferred Stock and the adjusted basis of the United States holder’s New Warrants, New Common Stock or New Preferred Stock, respectively.  Such capital gain or loss will be long-term if the United States holder’s holding period is more than one year and will be short-term if the holding period is not more than one year.  Capital gains of non-corporate United States holders derived with respect to a sale, exchange or other disposition of New Warrants, New Common Stock or New Preferred Stock in which the United States holder has a holding period exceeding one year may be eligible for reduced rates of taxation.  The deductibility of capital losses is subject to limitations.  Gain realized by a United States holder on a sale or other disposition of the New Warrants, New Common Stock or New Preferred Stock generally will be treated as United States source income for United States foreign tax credit purposes.

(e)                                Redemption of New Preferred Stock

Gain or loss realized by a United States holder on the redemption of New Preferred Stock generally will be subject to United States federal income taxation as capital gain or loss in an amount equal to the difference between the adjusted basis of the United States holder’s New Preferred Stock and the amount realized on the redemption.  Gain realized by a United States holder on a redemption of the New Preferred Stock, including gain that arises because the adjusted basis of the United States holder’s New Preferred Stock has been reduced because a distribution is treated as a return of capital rather than as a dividend, generally will be treated as United States source income for United States foreign tax credit purposes.  A redemption will be treated as an exchange of stock that produces a capital gain if the redemption either (a) is a redemption from a non-corporate United States holder in partial liquidation as described in Section 302(b)(4) of the Tax Code; (b) completely terminates the United States holder’s interest as described in Section 302(b)(3) of the Tax Code; (c) is “substantially disproportionate” with respect to the United States holder as described in Section 302(b)(2) of the Tax Code; or (d) is “not essentially equivalent to a dividend” as described in Section 302(b)(1) of the Tax Code.

In certain cases, a redemption of New Preferred Stock may be treated as a distribution, rather than as a payment in exchange for the New Preferred Stock. In such cases, the redemption payment will be treated as ordinary dividend income to the extent that such payment is made out of current or accumulated earnings and profits, as calculated for United States federal income tax purposes, and the rules generally applicable to distributions, more fully described in Section X.A.2.c, will apply. The determination of whether the redemption will be treated as a distribution rather than as payment in exchange for the New Preferred Stock will depend upon whether and to what extent the redemption reduces the United States holder’s percentage ownership interest in the issuer represented by the New Preferred Stock, after application of constructive ownership rules. If a redemption is treated as a distribution, the tax basis of the holder’s New Preferred Stock redeemed should be added to the basis of the other shares of Reorganized QWI actually or constructively owned by the holder.

(f)                                   Conversion of New Preferred Stock

A United States holder generally will not recognize any income, gain or loss on the conversion of the New Preferred Stock into New Common Stock, except with respect to cash received in lieu of a fractional share of the New Common Stock, if any, which would be treated as if the fractional share were received and then immediately redeemed for cash.  The United States holder generally will recognize gain or loss equal to the difference between the cash received and that portion of the adjusted basis of the United States holder’s New Preferred Stock attributable to the fractional share.  In addition, if, contrary to the position of the Debtors and QWI, the New Preferred Stock is treated as preferred stock for United States federal income tax purposes, a portion of the New Common Stock received upon conversion may be treated as a distribution if there are accrued dividends that have not yet been taken into account at the time of the conversion.  In that case, the lesser of (a) the amount by which the fair market value of the New Common Stock received on conversion exceeds the issue price of the New Preferred Stock and (b) the amount of the dividends in arrears, would be treated as a distribution taxable as described above in Section X.A.2(c) above.  The adjusted basis of the United States holder’s New Common Stock (including any fractional share for which cash is paid, but excluding shares treated as a distribution as described above) will equal the adjusted basis of the United States holder’s New Preferred Stock.  The adjusted basis of the United States holder’s New Common Stock treated as a distribution will equal the fair market value of such shares of stock when received.  The United States holder’s holding period in the New Common Stock (other than shares treated as a distribution as described above) will include the holding period in the New Preferred Stock.  The holding period in any New Common Stock treated as a distribution will begin the day after the date of conversion.

(g)                               Exercise or Expiration of New Warrants

A United States holder generally will not recognize gain or loss upon the exercise of the New Warrants.  New Common Stock acquired pursuant to the exercise of the New Warrants will have a tax basis equal to the adjusted basis of the United States holder’s New Warrants, increased by any premium paid to exercise the New Warrants, less the portion of such basis allocable to any fractional share.  The holding period of such New Common Stock will begin the day after exercise of the New Warrants.  If the terms of the New Warrants provide for any adjustment to the number of shares of the New Common Stock for which the New Warrants may be exercised or to the exercise price of the New Warrants, such adjustment may under certain circumstances result in a constructive distribution that could be taxable as a dividend to the United States holder of the New Warrants.  Conversely, the absence of an appropriate adjustment may result in a constructive distribution that could be taxable as a dividend to the United States holder of the New Common Stock.

If the New Warrants are allowed to lapse unexercised, a United States holder will have a capital loss equal to the adjusted basis of the United States holder’s New Warrants, which will be treated as long-term or short-term capital loss depending upon whether such United States holder’s holding period in the New Warrants exceeds one year as of the date of the expiration.  The deductibility of capital losses is subject to limitations.

(h)                               Interest, Market Discount and Bond Premium on New Unsecured Notes

Qualified Stated Interest and Original Issue Discount.  In general, for United States federal income tax purposes, a United States holder will have to include “qualified stated interest” on the New Unsecured Notes in gross income in accordance with the holder’s usual method of tax accounting.  “Qualified stated interest” is stated interest that is unconditionally payable in cash or in property at least annually at a single fixed rate.

If all stated interest on the New Unsecured Notes is qualified stated interest, the issue price of those New Unsecured Notes will be equal to their “stated redemption price at maturity” (as defined in the next paragraph) with the result that the New Unsecured Notes will not be issued with original issue discount (“OID”) for United States federal income tax purposes.

However, if the issue price of the New Unsecured Notes is less than their “stated redemption price at maturity” by more than a de minimis amount (1/4 of 1 percent of the New Unsecured Notes’ stated redemption price at maturity multiplied by the number of complete years to their stated maturity), the New Unsecured Notes will be treated as issued with OID.  The “stated redemption price at maturity” of the New Unsecured Notes is the sum of all payments to be received on the New Unsecured Notes, other than payments of qualified stated interest (as defined above).

If the New Unsecured Notes are treated as being issued with OID, a United States holder will be required to include in ordinary gross income the sum of the “daily portions” of OID on such New Unsecured Notes for each day during the taxable year on which the United States holder held the New Unsecured Notes, generally under a constant yield method, regardless of such United States holder’s usual method of accounting for United States federal income tax purposes.  In addition, a United States holder will be required include any de minimis OID in gross income proportionately as stated principal payments are received.  Such de minimis OID should be treated as gain from the sale or exchange of property and may be eligible as capital gain if the New Unsecured Notes are capital assets in the hands of the United States holder.

If interest paid on a New Unsecured Note is paid in kind (that is, where an additional debt instrument is issued in lieu of a cash interest payment), the additional debt instrument is aggregated with the original New Unsecured Note and the payments made pursuant to the additional debt instrument are treated as made on the original New Unsecured Note.  The distribution of the additional debt instrument is not considered to be a payment made on the original New Unsecured Note.  The issue date of the additional debt instrument is the same as the issue date of the original New Unsecured Note except with respect to the determination of whether the New Unsecured Note (including the additional debt instrument) is issued with OID, in which case the New Unsecured Note is treated as reissued on the date the additional debt instrument is issued.

Issue Price of the New Unsecured Notes.  The issue price of the New Unsecured Notes depends on whether a substantial amount of the New Unsecured Notes or the Claims for which they are exchanged are treated as “traded on an established market” within the meaning of the applicable Treasury regulations.  The New Unsecured Notes will be treated as “traded on an established market” if, at any time during the 60-day period ending 30 days after the issue date, such New Unsecured Notes are traded or listed on a national securities exchange, interdealer quotation system, certain foreign exchanges, or price quotations are readily available from dealers, brokers or traders.  If the New Unsecured Notes are traded on an established market, their issue price would equal their fair market value on the first date on which a substantial amount of the New Unsecured Notes is issued.  If the New Unsecured Notes are not traded on an established market, but the Claims are traded on an established market, then the issue price of the New Unsecured Notes would equal the fair market value of the Claims on the first date on which a substantial amount of the New Unsecured Notes is issued for the Claims.  If neither the Claims nor the New Unsecured Notes for which such Claims are exchanged are traded on an established market, then the New Unsecured Notes will have an issue price equal to their stated principal amount so long as there is “adequate stated interest” within the meaning of Tax Code Section 1274(c)(2), which generally means that the stated principal amount of the New Unsecured Notes is less than or equal to the sum of the present values of all payments due under such New Unsecured Notes calculated as of the date of the exchange and by using a discount rate equal to the applicable federal rate, compounded semiannually, as published by the IRS.

Market Discount and Bond Premium.  Any United States holder that receives the New Unsecured Notes in an exchange that qualifies as a recapitalization, where the adjusted basis of such United States holder’s New Unsecured Notes is less than the issue price of those New Unsecured Notes, will be subject to the market discount rules (unless the amount of the excess of the issue price over such basis is less than a specified de minimis amount, in which case market discount is considered to be zero).

In general, if a New Unsecured Note has market discount, a United States holder may elect (but is not required) to take market discount into ordinary gross income over the remaining life of the New Unsecured Note, either on a ratable or economic yield basis.  In addition, a United States holder that acquired its Claims at a market discount, and that receives the New Unsecured Notes in an exchange that qualifies as a recapitalization, may be required to carry over to the New Unsecured Notes any accrued market discount with respect to the Claims to the extent that the accrued market discount was not previously included in income.

If any United States holder receives the New Unsecured Notes in an exchange that qualifies as a recapitalization, and where the adjusted basis of such United States holder’s New Unsecured Notes exceeds such Notes’ stated redemption price at maturity, the New Unsecured Notes will have bond premium to the extent of that excess.  A United States holder generally may elect to amortize such bond premium on the constant yield to maturity method as a reduction of the United States holder’s interest income from the New Unsecured Notes.

Election to Treat all Interest as OID.  The OID rules permit a United States holder of a New Unsecured Note to elect to accrue all interest, discount (including de minimis market discount or OID) and premium in income as interest, based on a constant yield method.  If an election to treat all interest as OID were to be made with respect to a New Unsecured Note with market discount, the United States holder of such New Unsecured Note would be deemed to have made an election to include in income currently market discount with respect to all other debt instruments having market discount that such United States holder acquires during the year of the election and thereafter.  Similarly, a United States holder that makes this election for a New Unsecured Note acquired at a premium will be deemed to have made an election to amortize bond premium with respect to all debt instruments having amortizable bond premium that such United States holder owns or subsequently acquires.  The election to accrue interest, discount and premium on a constant yield method with respect to a New Unsecured Note cannot be revoked without the consent of the IRS.

(i)                                  Disposition of New Unsecured Notes

Upon a sale, exchange, redemption or other taxable disposition of a New Unsecured Note, a United States holder generally will recognize gain or loss in an amount equal to the difference between the amount such United States holder realizes on the disposition and the adjusted basis of the such New Unsecured Note.  Subject to the application of the market discount rules, as discussed above, gain or loss recognized upon such a disposition generally will be capital gain or loss, and will be long-term gain or loss if a United States holder’s holding period exceeds one year.  In certain circumstances, a United States holder that is an individual may be entitled to preferential treatment for net long-term capital gains; however, the ability of a United States holder to offset capital losses against ordinary income is limited.

(j)                                   Litigation Trust Interests

As discussed in Section VII.F.11.h, for United States federal income tax purposes, the Litigation Trust will be treated as a grantor trust, and the Trust Beneficiaries will be treated as the grantors, deemed owners and beneficiaries of the Litigation Trust. Because a grantor trust is disregarded as an entity for United States federal income tax purposes, no tax should be imposed on the Litigation Trust itself or on the income earned or gain recognized by the Litigation Trust. Instead, the Trust Beneficiaries will be taxed on their allocable shares of such net income or gain in each taxable year (determined in accordance with the Litigation Trust Agreement), whether or not they received any distributions from the Litigation Trust in such taxable year.

Although, for United States federal income tax purposes, the Litigation Trust has been structured with the intention of complying with guidelines established by the IRS in Revenue Procedure 94-45, 1994-2 C.B. 684, for the formation of “liquidating trusts,” it is possible that the IRS could require a different characterization of the Litigation Trust, which could result in materially different United States federal income tax consequences to the Litigation

Trust and/or the holders of the Claims. For additional discussion of United States federal income tax matters relating to the Litigation Trust, see Section VII.F.11.h.

(k)                               Information Reporting and Backup Withholding

Certain payments, including payments in respect of accrued interest, are generally subject to information reporting by the payor to the IRS.  Moreover, such reportable payments are subject to backup withholding under certain circumstances.  Under the Tax Code’s backup withholding rules, a United States holder may be subject to backup withholding at the applicable rate with respect to certain distributions or payments pursuant to the Plan, unless the holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact, or (b) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the holder is a United States person, that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income.

Backup withholding is not an additional tax.  Amounts withheld under the backup withholding rules may be credited against a holder’s United States federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

B.                                    Canadian Federal Income Tax Consequences to U.S. Resident Claimholders

THE FOLLOWING SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. CONSEQUENTLY, HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR ADVICE AS TO THE TAX CONSEQUENCES OF HOLDING THE NEW COMMON STOCK, THE NEW PREFERRED STOCK OR THE NEW WARRANTS HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

The following describes the principal Canadian federal income tax consequences to a holder of a Claim who acquires New Common Stock, New Preferred Stock, New Warrants or a Litigation Trust Interest pursuant to the Plan (a “Holder”) who, at all relevant times, for purposes of the Income Tax Act (Canada) (the “Tax Act”) and the Canada-United States Income Tax Convention (1980) as amended (the “Convention”), is resident or deemed resident in the United States, is entitled to the benefits of the Convention, is not (and is not deemed to be) a resident of Canada, does not have a “permanent establishment” in Canada, deals at arm’s length and is not affiliated with the Company, owns less than 10% of the voting shares of the Company, does not use or hold (or will not use or hold) and is not deemed to use or hold the New Equity Securities in, or in the course of, carrying on a business or part of a business in Canada and is not a “registered non-resident insurer” or an “authorized foreign bank” within the meaning of the Tax Act and the regulations thereunder (a “U.S. Resident Holder”).

This summary is based upon the current provisions of the Tax Act and the Company’s understanding of the current published administrative practices and policies of the Canada Revenue Agency. It also takes into account all proposed amendments to the Tax Act publicly released by the Minister of Finance (Canada) (“Tax Proposals”), and assumes that all such Tax Proposals will be enacted as currently proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or administrative action or interpretation, nor does it address any provincial, territorial or foreign tax considerations.

All amounts, including the cost of, or dividends on, and proceeds of disposition from New Equity Securities must be determined for purposes of the Tax Act in Canadian dollars at applicable exchange rates.  The amount of any capital gain or any capital loss to a U.S. Resident Holder on or with respect to the New Equity Securities may be affected by fluctuations in Canadian dollar exchange rates.

1.                                      Cost of New Equity Securities

The adjusted cost base for Canadian tax purposes to U.S. Resident Holders in respect of the New Equity Securities will be equal to the fair market value thereof upon issuance to such Holder.

2.             Disposition of New Common Stock and New Warrants

A U.S. Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain (and will not be entitled to deduct in computing taxable income earned in Canada any portion of any capital loss) realized by such U.S. Resident Holder on a disposition of New Common Stock or New Warrants unless such New Common Stock or New Warrants constitute “taxable Canadian property” (as defined in the Tax Act) of the U.S. Resident Holder at the time of disposition and are not “treaty-protected property” (as defined in the Tax Act).  As long as the New Common Stock is listed at the time of disposition on a “designated stock exchange” (which currently includes the TSX), the New Common Stock and New Warrants generally will not constitute taxable Canadian property of a U.S. Resident Holder, unless at any time during the 60-month period immediately preceding the disposition, the U.S. Resident Holder, persons with whom the U.S. Resident Holder did not deal at arm’s length, or the U.S. Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of the Company.  If the New Common Stock or New Warrants are considered taxable Canadian property to a U.S. Resident Holder, the Convention generally will exempt that U.S. Resident Holder from tax under the Tax Act in respect of the disposition thereof provided the value of such New Common Stock or New Warrants is not derived principally from real property situated in Canada (as defined in the Convention).

As long as the New Common Stock is listed at the time of its disposition on the TSX or another “recognized stock exchange” (as defined in the Tax Act), a U.S. Resident Holder who disposes of New Common Stock or New Warrants that are taxable Canadian property will not be required to fulfill the requirements of section 116 of the Tax Act.  An exemption from such requirements may also be available on the disposition of “treaty-protected property,” which is property any income or gain on the disposition of which is exempt from tax under Part I of the Tax Act as a result of an applicable income tax treaty or convention.

3.             Disposition of New Preferred Stock

A U.S. Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain (and will not be entitled to deduct in computing taxable income earned in Canada any portion of any capital loss) realized by such U.S. Resident Holder on a disposition of New Preferred Stock unless such New Preferred Stock constitutes “taxable Canadian property” (as defined in the Tax Act) of the U.S. Resident Holder at the time of disposition and is not “treaty-protected property” (as defined in the Tax Act).  As long as the New Preferred Stock is listed at the time of disposition on a “designated stock exchange” (which currently includes the TSX), the New Preferred Stock generally will not constitute taxable Canadian property of a U.S. Resident Holder, unless at any time during the 60-month period immediately preceding the disposition, the U.S. Resident Holder, persons with whom the U.S. Resident Holder did not deal at arm’s length, or the U.S. Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of the Company.  If the New Preferred Stock is considered taxable Canadian property to a U.S. Resident Holder, the Convention generally will exempt that U.S. Resident Holder from tax under the Tax Act in respect of the disposition thereof provided the value of such New Preferred Stock is not derived principally from real property situated in Canada (as defined in the Convention).

As long as the New Preferred Stock is listed at the time of its disposition on the TSX or another “recognized stock exchange” (as defined in the Tax Act), a U.S. Resident Holder who disposes of New Preferred Stock that are taxable Canadian property will not be required to fulfill the requirements of section 116 of the Tax Act.  An exemption from such requirements may also be available on the disposition of “treaty-protected property,” which is property any income or gain on the disposition of which is exempt from tax under Part I of the Tax Act as a result of an applicable income tax treaty or convention.

4.             Taxation of Dividends on New Common Stock and New Preferred Stock

Dividends paid or credited or deemed to be paid or credited on the New Common Stock or the New Preferred Stock to a U.S. Resident Holder generally will be subject to Canadian withholding tax at the rate of 15%.  The terms of the New Preferred Stock provide that, in order to fund its remittance of any such withholding, in respect of dividends paid-in-kind through the issuance of additional New Preferred Stock, if any, the Company may, on behalf of the Holder, dispose of such additional New Preferred Stock and remit to such Holder any net proceeds of such sale, net of costs of disposition, such withholding and any other applicable withholding.  Under the Convention, dividends paid or credited to a U.S. Resident Holder that is a United States tax exempt organization as described in Article XXI of the Convention (other than dividends that constitute income from carrying on a trade or business) generally will not be subject to Canadian withholding tax although those entities may be subject to administrative procedures to confirm their eligibility for that exemption.

5.             Redemption of New Preferred Stock

If the Company redeems for cash, cancels or otherwise acquires the New Preferred Stock other than by a purchase in the manner in which shares are normally purchased by a member of the public in the open market or by a conversion of the New Preferred Stock into New Common Stock, the U.S. Resident Holder will be deemed to have received a dividend equal to the amount, if any, paid by the Company in excess of the paid-up capital of such shares at such time. The difference between the amount paid by the Company and the amount of the deemed dividend will be treated as proceeds of disposition for the purposes of computing the capital gain or capital loss arising on the disposition of such shares. See “Disposition of New Preferred Stock” above.

6.             Exercise of Conversion Privilege on New Preferred Stock

The conversion of New Preferred Stock into New Common Stock on the exercise of a conversion privilege by a U.S. Resident Holder generally will be deemed not to constitute a disposition of the New Preferred Stock and, accordingly, a U.S. Resident holder will not realize a gain or a loss on such conversion.  The cost to a U.S. Resident Holder of New Common Stock received on the conversion will be deemed to be equal to the U.S. Resident Holder’s adjusted cost base of the New Preferred Stock immediately before the conversion.

The fair market value of New Common Stock received on conversion determined at the time of receipt in respect of declared and unpaid dividends will be treated as a dividend to such holder and, subject to the averaging rules in the Tax Act, will be the cost to the holder of such New Common Stock.

7.             Exercise or Expiry of Warrants

A U.S. Resident Holder will not realize a gain or loss upon the exercise of a New Warrant.  The U.S. Resident Holder’s cost of New Common Stock acquired by exercising a New Warrant will be equal to the aggregate of the U.S. Resident Holder’s adjusted cost base of the New Warrant exercised plus the exercise price paid for the New Common Stock.  The adjusted cost base of the New Warrant will be equal to its fair market value on the date of grant.  The U.S. Resident Holder’s adjusted cost base of the New Common Stock so acquired will be determined by averaging the cost of such New Common Stock with the adjusted cost base (determined immediately before the acquisition of such New Common Stock) of all other New Common Stock held by such U.S. Resident Holder at the time of acquisition.

In the event of the expiry of an unexercised New Warrant, the U.S. Resident Holder will realize a capital loss equal to the U.S. Resident Holder’s adjusted cost base of such New Warrant.  No portion of any such capital loss will be deductible in computing taxable income earned in Canada unless the New Warrant constitutes “taxable Canadian property” (as defined in the Tax Act) of the U.S. Resident Holder at the time of disposition and such New Warrant is not “treaty-protected property” (as defined in the Tax Act).  See “Disposition of New Common Stock and New Warrants” above.

8.             Litigation Trust

The treatment for Canadian income tax purposes of the Litigation Trust and of a U.S. Resident Holder’s Litigation Trust Interest, including the holding and disposition thereof and the receipt of distributions in respect thereof is unclear.  Under the Tax Proposals, the Litigation Trust may be deemed, for certain purposes of the Tax Act, to be resident in Canada.  To the extent the Litigation Trust realizes any income or capital gain with respect to the litigious rights transferred to the Litigation Trust, the Litigation Trust may be liable for Canadian income tax if less than all of such income or gain is not paid or made payable to the beneficiaries in the relevant taxation year.  This could arise if, for instance, the entitlement of a particular beneficiary to a distribution from the Litigation Trust is not yet determined with certainty.  Under the Tax Proposals, distributions by the Litigation Trust to U.S. Resident

Holders may be subject to 25% Canadian withholding tax.  Alternatively, under the current provisions of the Tax Act, the Litigation Trust may, for certain purposes of the Tax Act, be deemed to be a non—resident corporation having a capital stock of a single class divided into 100 issued shares and each beneficiary under the Litigation Trust would be deemed to own at any time the number of the issued shares that is equal to the proportion of 100 that the fair market value at that time of such beneficiary’s beneficial interest in the Litigation Trust is of the fair market value at that time of all beneficial interests in the Litigation Trust.  This deeming rule should not result in any Canadian tax consequence for a U.S. Resident Holder.  U.S. Resident Holders who receive a Litigation Trust Interest upon the assignment of their Claims or, as the case may be, the settlement of their Claims, should consult their own tax advisors.

C.            Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES AND CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL.  THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE.  THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIMHOLDER’S PARTICULAR CIRCUMSTANCES.  ACCORDINGLY, CLAIMHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES AND CANADIAN FEDERAL, STATE AND LOCAL, AND APPLICABLE NON-UNITED STATES AND NON-CANADIAN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN, INCLUDING TAX REPORTING AND RECORD KEEPING REQUIREMENTS.

XI.           FEASIBILITY OF THE PLAN, ACCEPTANCE OF THE PLAN AND
THE BEST INTERESTS TEST

A.            Feasibility of the Plan

To confirm the Plan, the Bankruptcy Court must find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.  This requirement is imposed by section 1129(a)(11) of the Bankruptcy Code and is referred to as the “feasibility” requirement.  The Debtors believe that they will be able to timely perform all obligations described in the Plan and, therefore, that the Plan is feasible.

To demonstrate the feasibility of the Plan, the Company has prepared financial projections for fiscal years 2009 through 2012, as set forth in Appendix D attached to this Disclosure Statement.  The Projections show that the Debtors should have sufficient cash flow to pay and service their debt obligations and to fund their operations.  Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.  As noted in the Projections, however, the Debtors caution that no representations can be made as to the accuracy of the Projections or as to the Debtors’ ability to achieve the projected results.  Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the Debtors.  Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Debtors’ financial results.  Therefore, the actual results may vary from the projected results and the variations may be material and adverse.  See Section IX, “Certain Risk Factors to Be Considered,” for a discussion of certain risk factors that may affect financial feasibility of the Plan.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THE PRACTICES RECOGNIZED TO BE IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES NOR WERE THEY PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, THE FINANCIAL ACCOUNTING STANDARDS BOARD OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS.  FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.  ALTHOUGH PRESENTED WITH NUMERICAL

SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OR ALL OF WHICH IN THE PAST HAVE NOT BEEN ACHIEVED AND WHICH MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY.  CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, QWI OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED.  ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

B.            Acceptance of the Plan

As a condition to confirmation, the Bankruptcy Code requires that holders within each Class of Impaired Claims and Interests vote to accept the Plan, except under certain circumstances.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan.  Thus, a Class of Claims will have voted to accept the Plan if two-thirds in amount actually voting and a majority in number actually voting cast their Ballots in favor of acceptance.  Under section 1126(d) of the Bankruptcy Code, a Class of Interests has accepted the Plan if holders of such Interests holding at least two-thirds in amount actually voting have voted to accept the Plan.  Holders of claims or interests who fail to vote are not counted as either accepting or rejecting a plan.

C.            Best Interests Test

Even if a plan is accepted by each class of holders of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the “best interests” of all holders of claims and interests that are impaired by the plan and that have not accepted the plan.  The “best interests” test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that (i) all members of an impaired class of claims or interests have accepted the plan, or (ii) the plan will provide each member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

To calculate the probable distribution to members of each impaired class of holders of claims and interests if the debtor were liquidated under chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor’s assets if its Chapter 11 case were converted to a chapter 7 case under the Bankruptcy Code.  This “liquidation value” would consist primarily of the proceeds from a forced sale of the debtor’s assets by a chapter 7 trustee.

The amount of liquidation value available to unsecured creditors would be reduced by the costs of liquidation under chapter 7 of the Bankruptcy Code, including the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, additional administrative claims and other wind-down expenses.  The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business.  Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity interests.  The liquidation also would prompt the rejection of a large number of executory contracts and thereby create a significantly higher number of unsecured claims.

Once the Bankruptcy Court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation.  If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under a debtor’s plan, then such plan is not in the best interests of creditors and equity security holders.

D.            Estimated Valuation of the Company Upon Reorganization

In conjunction with formulating the Plan, the Debtors determined that it was necessary to estimate the post-confirmation going concern enterprise value for the Company. Accordingly, the Company, with the assistance of its financial advisor and investment banker, UBS Investment Bank (“UBS”), prepared such a valuation.  A discussion of UBS’ estimated valuation of Reorganized Quebecor World’s enterprise value is attached to this Disclosure Statement as Appendix E.

ESTIMATES OF VALUE DO NOT PURPORT TO BE APPRAISALS NOR DO THEY NECESSARILY REFLECT THE VALUE WHICH MAY BE REALIZED IF ASSETS ARE SOLD. THE ESTIMATES OF VALUE REPRESENT HYPOTHETICAL REORGANIZED ENTERPRISE VALUES ASSUMING THE IMPLEMENTATION OF THE COMPANY’S BUSINESS PLAN AS WELL AS OTHER SIGNIFICANT ASSUMPTIONS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF FORMULATING AND NEGOTIATING A PLAN OF REORGANIZATION AND ANALYZING THE PROJECTED RECOVERIES THEREUNDER.

THE ESTIMATED ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE COMPANY’S PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS, NONE OF WHICH ARE GUARANTEED.

THE VALUATION SET FORTH IN APPENDIX E REPRESENTS ESTIMATED REORGANIZATION VALUE OF THE COMPANY AND DOES NOT NECESSARILY REFLECT THE VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE ENTERPRISE VALUE REFERRED TO IN APPENDIX E DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE OF THE COMPANY’S NEW SECURITIES. SUCH VALUES, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZED EQUITY VALUE RANGES ASSOCIATED WITH THE ENTERPRISE VALUATION.

E.             Application of the Best Interests Test to the Liquidation Analysis and the Valuation of the Company Post-Reorganization

A liquidation analysis prepared with respect to the Debtors is attached as Appendix C to this Disclosure Statement.  The Debtors believe that any hypothetical liquidation analysis is inherently speculative.  For example, the liquidation analysis necessarily contains an estimate of the amount of Claims which will ultimately become Allowed Claims.  In preparing the liquidation analysis, the Debtors have projected an amount of Allowed Claims based upon a review of their scheduled claims and filed proofs of claim.  Additions were made to the scheduled claims to adjust for estimated claims related to items including postpetition obligations, pension liabilities and other employee-related obligations, and certain lease damage claims.  No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analysis.  The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims and Interests under the Plan.  In addition, as noted above, the valuation analysis of the Debtors also contains numerous estimates and assumptions.  For example, the value of the New Common Stock and New Preferred Stock cannot be determined with precision due to the absence of a current public market for the New Common Stock and New Preferred Stock.

Notwithstanding the difficulties in quantifying recoveries to creditors with precision, the Debtors believe that, taking into account the liquidation analysis and the valuation analysis of the Debtors, the Plan meets the “best interests” test of section 1129(a)(7) of the Bankruptcy Code.  The Debtors believe that the members of each impaired class will receive at least as much under the Plan as they would in a liquidation in a hypothetical chapter 7 case.  Creditors will receive a better recovery through the distributions contemplated by the Plan because the continued operation of the Debtors as going concerns rather than a forced liquidation will allow the realization of more value for the Debtors’ assets.  Moreover, many of the Debtors’ employees, who in large number, will retain their jobs, will most likely make few if any Claims other than those currently pending.  In the event of liquidation, the aggregate amount of unsecured claims would likely increase significantly, and such claims would be subordinated to priority claims that will be created.  Also, a chapter 7 liquidation would give rise to additional administrative claims.  For example, employees would file claims for wages, pensions and other benefits, some of which would be entitled to priority.  Landlords, equipment lessors and mortgage holders would likely file large claims for both unsecured and administrative amounts.  The resulting increase in both general unsecured and priority claims would decrease percentage recoveries to unsecured creditors of each of the Debtors.  Furthermore, while under a liquidation scenario unsecured creditors will not receive a distribution.  All of these factors lead to the conclusion that recoveries under the Plan would be at least as much, and in many cases significantly greater, than the recoveries available in a chapter 7 liquidation.

F.             Confirmation Without Acceptance of All Impaired Classes:  The “Cramdown” Alternative

Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if it has not been accepted by all impaired classes, as long as at least one impaired class of Claims has accepted it.  The Court may confirm the Plan at the request of the Debtors notwithstanding the Plan’s rejection (or deemed rejection) by impaired Classes as long as the Plan “does not discriminate unfairly” and is “fair and equitable” as to each impaired Class that has not accepted it.  A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides (a)(i) that the holders of claims included in the rejecting class retain the liens securing those claims whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (ii) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder’s interest in the estate’s interest in such property; (b) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (a) or (b) of this paragraph; or (c) for the realization by such holders of the indubitable equivalent of such claims.

A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (a) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim, or (b) that the holder of any claim or interest that is junior to the claims of such rejecting class will not receive or retain on account of such junior claim or interest any property.

A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (a) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest, or (b) that the holder of any interest that is junior to the interest of such rejecting class will not receive or retain under the plan on account of such junior interest any property.

The Plan contemplates that (a) each and every Claim filed or to be filed in the Chapter 11 Cases against any Debtor will be considered as if filed as a single Claim against all the Debtors and (ii) to the extent that a creditor has a Claim in respect of the same underlying obligation in both the Chapter 11 Cases and the Canadian Proceedings against one or more of the Debtors and/or QWI, such creditor will receive a single recovery in respect of such Claim, which Claim will be satisfied as set forth herein and in the Canadian Plan.  If any Class of Impaired Claims votes to reject the Plan, the Debtors’ ability to confirm the Plan with respect to such rejecting Class pursuant to the cramdown standards of section 1129(b) of the Bankruptcy Code will be determined by reference to the treatment to which the holders of Claims in such Class would be entitled were (i) their Claims limited to the specific Debtor(s) and/or QWI that are liable for such Claims, and (b) the Debtors and QWI had not been treated as consolidated for voting, distribution and confirmation purposes.

The Debtors may request Confirmation under section 1129(b) of the Bankruptcy Code with respect to any impaired Class that has not accepted or is deemed not to have accepted the Plan pursuant to section 1126 of the Bankruptcy Code.

XII.         ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtors believe that the Plan affords holders of Claims the potential for the greatest realization on the Debtors’ assets and, therefore, is in the best interests of such holders.

If the Plan is not confirmed, however, the theoretical alternatives include:  (a) continuation of the pending Chapter 11 Cases; (b) an alternative plan or plans of reorganization; or (c) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code.

A.            Continuation of the Bankruptcy Case

If the Debtors remain in Chapter 11, they could continue to operate their businesses and manage their properties as debtors-in-possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code.  It is not clear whether the Debtors could survive as going concerns in protracted Chapter 11 Cases.  The Debtors could have difficulty sustaining the high costs and the erosion of market confidence which may be caused if the Debtors remain Chapter 11 debtors-in-possession.  The Company’s DIP Facility matures on July 21, 2009 and there can be no assurance that the Company would be able to obtain an extension or replacement of the DIP Facility beyond July 21, 2009.

B.            Alternative Plans of Reorganization

If the Plan is not confirmed, the Debtors, or, after the expiration of the Debtors’ exclusive period in which to propose and solicit a reorganization plan, any other party in interest in the Chapter 11 Cases, could propose a different plan or plans.  Such plans might involve a reorganization and continuation of the Debtors’ businesses, an orderly liquidation of its assets, a transaction or a combination of such alternatives.  As of the date of this Disclosure Statement, under the current economic situation, there is no feasible alternative plan of reorganization that has been developed by the Debtors.  In this regard, the Debtors note, however, that on May 12, 2009, they received an unsolicited, nonbinding and conditional indication of interest from R. R. Donnelley & Sons Company regarding a possible transaction with Quebecor World.   See Section VI.B.15 for additional information  regarding this matter.

C.            Liquidation Under Chapter 7 or Chapter 11

If no plan is confirmed, the Debtors’ Chapter 11 Cases may be converted to a case under chapter 7 of the Bankruptcy Code.  In a chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of the Debtors.  It is impossible to predict precisely how the proceeds of the liquidation, if any, would be distributed to the respective holders of Claims against the Debtors.

However, the Debtors believe that creditors would lose the substantially higher going concern value if the Debtors were forced to liquidate.  In addition, the Debtors believe that in liquidation under chapter 7, before creditors would receive any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Estates.  The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors’ assets.

The Debtors may also be liquidated pursuant to a Chapter 11 plan.  In a liquidation under Chapter 11, the Debtors’ assets could be sold in an orderly fashion, a process that may be conducted over a more extended period of time than in a liquidation under chapter 7.  Thus, a Chapter 11 liquidation might result in larger recoveries than a chapter 7 liquidation, but the potential delay in distributions could result in lower present values received and higher administrative costs.  Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed.  Any distribution to the Claimholders and Interestholders under a Chapter 11 liquidation plan potentially may be delayed substantially.

The Debtors’ liquidation analysis, prepared with its accountants and financial advisors, is premised upon a hypothetical liquidation in a chapter 7 case and is attached as Appendix C to this Disclosure Statement.  In the analysis, the Debtors have taken into account, inter alia, the nature, status, and underlying value of their assets, the ultimate realizable value of their assets, the extent to which such assets are subject to liens and security interests, and the total indebtedness of QWI and its Controlled Affiliates, including intercompany indebtedness.

The likely form of any liquidation would be the sale of individual assets.  Based on this analysis, it is likely that a chapter 7 liquidation of the Debtors’ assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan.  In the opinion of the Debtors, the recoveries projected to be available in a chapter 7 liquidation are not likely to afford holders of Claims and holders of Interests as great a realization potential as does the Plan.

XIII.        VOTING REQUIREMENTS

The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11 of the Bankruptcy Code and that the disclosures by the Debtors concerning the Plan have been adequate and have included information concerning all payments made or promised by the Debtors in connection with the Plan and the Chapter 11 Cases.  In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law, and under Federal Rule of Bankruptcy Procedure 3020(b)(2), it may do so without receiving evidence if no objection is timely filed.

In particular, the Bankruptcy Code requires the Bankruptcy Court to find, among other things, that (a) the Plan has been accepted by the requisite votes of all Classes of impaired Claims and Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code in spite of the nonacceptance by one or more such Classes, (b) the Plan is “feasible,” which means that there is a reasonable probability that the Debtors will be able to perform their obligations under the Plan and continue to operate their businesses without further financial reorganization or liquidation, and (c) the Plan is in the “best interests” of all Claimholders and Interestholders, which means that such holders will receive at least as much under the Plan as they would receive in a liquidation under chapter 7 of the Bankruptcy Code.  The Bankruptcy Court must find that all conditions mentioned above are met before it can confirm the Plan.  Thus, even if all the Classes of impaired Claims against the Debtors accept the Plan by the requisite votes, the Bankruptcy Court must still make an independent finding that the Plan satisfies these requirements of the Bankruptcy Code, that the Plan is feasible, and that the Plan is in the best interests of the holders of Claims against and Interests in the Debtors.

A.            Holders of Claims and Interests Entitled to Vote

Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (a) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

In general, a holder of a claim or interest may vote to accept or to reject a plan if (a) no party in interest has objected to such claim or interest, and (b) the claim or interest is impaired by the Plan.  If the holder of an impaired claim or impaired interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan and the plan proponent need not solicit such holder’s vote.  If the claim or interest is not impaired, the Bankruptcy Code deems that the holder of such claim or interest has accepted the plan and the plan proponent need not solicit such holder’s vote.

The holder of a Claim that is or may be Impaired under the Plan is entitled to vote to accept or reject the Plan if (a) the Plan provides a distribution in respect of such Claim, and (b) (i) the Claim has been scheduled by the respective Debtor (and such Claim is not scheduled as disputed, contingent, or unliquidated), (ii) such Claimholder has timely filed a Proof of Claim as to which no objection has been filed, or (iii) such Claimholder has timely filed a motion pursuant to Federal Rule of Bankruptcy Procedure 3018(a) seeking temporary allowance of such Claim for voting purposes only and the Bankruptcy Court has ordered that such Claimholder may vote.

A vote may be disregarded if the Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.  The Solicitation Procedures Order also sets forth assumptions and procedures for tabulating Ballots, including Ballots that are not completed fully or correctly.

B.            Voting and Non-voting Classes Under the Plan

1.             Voting Classes of Claims and Interests

Class 1 (Syndicate Claims/SocGen Claims), Class 3 (General Unsecured Claims against the Operating Debtors), Class 4 (Senior Notes Claims and General Unsecured Claims against the Nonoperating Debtors) and Class 5 (Convenience Claims) are Impaired under, and entitled to vote to accept or reject, the Plan.

2.             Non-Voting Classes of Claims and Interests

Class 2 (Secured Claims) and Class 7 (Debtor Interests) are Unimpaired under the Plan.  Therefore, such Classes are conclusively presumed to have accepted the Plan.  Class 6 (Intercompany Claims) is impaired but deemed to accept the Plan.  The votes of holders of Claims and Interests in such Classes will not be solicited.

XIV.        CONCLUSION

A.            Hearing on and Objections to Confirmation

1.             Confirmation Hearing

The hearing on confirmation of the Plan has been scheduled for June 30, 2009 at 10:00 a.m. (prevailing Eastern time).  Such hearing may be adjourned from time to time by announcing such adjournment in open Court, all without further notice to parties in interest, and the Plan may be modified by the Debtors pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of that hearing, without further notice to parties in interest.

2.             Date Set for Filing Objections to Confirmation of the Plan

The time by which all objections to confirmation of the Plan must be filed with the Court and received by the parties listed in the Confirmation Hearing Notice has been set for June 19, 2009, at 4:00 p.m. (prevailing Eastern time).  A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement.

B.            Recommendation

The Plan provides for an equitable and early distribution to creditors of the Debtors, preserves the value of the business as a going concern, and preserves the jobs of employees.  The Debtors believe that any alternative to confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation, and costs, as well as the loss of jobs by the employees.  Moreover, the Debtors believe that their creditors will receive greater and earlier recoveries under the Plan than those that would be achieved in liquidation or under an alternative plan.  FOR THESE REASONS, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN.

Dated: May 18, 2009	Respectfully submitted,

Quebecor World (USA) Inc., on its own behalf and on behalf of each affiliate Debtor

	By:	/s/ David McCarthy
		Name:	David McCarthy
		Title:	President

Appendix A

Plan of Reorganization

Appendix B

Restructuring Transactions Chart

Appendix C

Liquidation Analysis

Appendix D

Financial Projections

Appendix E

Discussion of Estimated Valuation of Company upon Reorganization

Appendix F

Annual Report on Form 20-F for Fiscal Year Ended December 31, 2008

Appendix G

Unaudited Consolidated Financial Statements for the Three Month Periods
Ended March 31, 2009 and March 31, 2008

Appendix H

List of Officers and Directors of Debtors other than Quebecor World (USA) Inc.

Quebecor Printing Aviation Inc.

Quebecor Printing Holding Company

Quebecor World Capital Corporation

OFFICERS:	Name	Position
	David McCarthy	President
	Jeremy Roberts	Executive Vice President
	Robert Stepusin	Vice President
	Marie-É. Chlumecky	Corporate Secretary
	Laura Norden	Assistant Corporate Secretary

DIRECTORS:	Robert Stepusin
David McCarthy
Jacques Mallette

Quebecor World Capital II GP
Quebecor World Lease GP

OFFICERS:	Name	Position
	David McCarthy	President
	Robert Stepusin	Vice President
	Joan Yori	Secretary
	Gregory S. Harrison	Assistant Secretary

DIRECTORS:	N/A

Quebecor World Capital II LLC

Quebecor World Lease LLC

OFFICERS:	Name	Position
	David McCarthy	President
	Robert Stepusin	Vice President
	Joan Yori	Secretary
	Gregory S. Harrison	Assistant Secretary

DIRECTORS:	Robert Stepusin
David McCarthy
Jacques Mallette
Joan Yori

1

Quebecor World Arcata Corporation

Quebecor World Book Services LLC

Quebecor World Buffalo Inc.

Quebecor World Dubuque Inc.

Quebecor World Eusey Press Inc.

Quebecor World Fairfield Inc.

Quebecor World Hazleton Inc.

Quebecor World Loveland Inc.

Quebecor World Magna Graphic Inc.

Quebecor World Waukee Inc.

WCP-D, Inc.

Quebecor World Dallas II Inc.

Quebecor World Dallas, L.P.

Quebecor World Johnson & Hardin Co.

Quebecor World Lincoln Inc.

Quebecor World Northeast Graphics Inc.

Quebecor World Pendell Inc.

QW New York Corp.

OFFICERS:	Name	Position
	Kevin J. Clarke	President
	John Ross	Vice President, Finance
	Jeremy Roberts	Executive Vice President
	David McCarthy	Vice President, Human Resources
	Marie-É. Chlumecky	Corporate Secretary
	Laura Norden	Assistant Corporate Secretary

DIRECTORS:	John Ross
David McCarthy
Kevin J. Clarke

2

Quebecor World Atlanta II LLC

Quebecor World DB Acquisition Corp.

Quebecor World Dittler Brothers Inc.

Quebecor World Infiniti Graphics Inc.

Quebecor World Nevada II LLC

Quebecor World Petty Printing Inc.

Quebecor World RAI Inc.

QW Memphis Corp.

Quebecor World Atglen Inc.

Quebecor World Century Graphics Corporation

Quebecor World KRI Inc.

Quebecor World Krueger Acquisition Corp.

Quebecor World Memphis LLC

Quebecor World Mid-South Press Corporation

Quebecor World Mt. Morris II LLC

Quebecor World Olive Branch Inc.

Quebecor World Retail Printing Corp.

Quebecor World San Jose Inc.

Quebecor World Taconic Holdings Inc.

OFFICERS:	Name	Position
	Brian Freschi	President
	Robert Stepusin	Vice President, Finance and Administration
	Jeremy Roberts	Executive Vice President
	David McCarthy	Vice President, Human Resources
	Marie-É. Chlumecky	Corporate Secretary
	Laura Norden	Assistant Corporate Secretary

DIRECTORS:	Brian Freschi
David McCarthy
Robert Stepusin

Quebecor World Great Western Publishing Inc.

Quebecor World Logistics Inc.

OFFICERS:	Name	Position
	William Glass	President
	Jeremy Roberts David Zuaiter David McCarthy Michèle Bolduc	Executive Vice President Vice President, Finance and Administration Vice President, Human Resources Vice President
	Marie-É. Chlumecky	Corporate Secretary
	Laura Norden	Assistant Corporate Secretary

DIRECTORS:	David McCarthy William Glass David Zuaiter

3

Quebecor World Nevada, Inc.

OFFICERS:	Name	Position
	Brian Freschi	President
	Robert Stepusin	Vice President, Finance
	Jeremy Roberts	Executive Vice President
	David McCarthy	Vice President, Human Resources
	Michèle Bolduc	Vice President
	Marie-É. Chlumecky	Corporate Secretary
	Laura Norden	Assistant Corporate Secretary

DIRECTORS:	Robert Stepusin
Gregg Gavin
Brian Freschi

Quebecor World UP / Graphics Inc.

OFFICERS:	Name	Position
	David McCarthy	President
	Jeremy Roberts	Executive Vice President
	Robert Stepusin	Vice President
	Marie-É. Chlumecky	Corporate Secretary
	Laura Norden	Assistant Corporate Secretary

DIRECTORS:	Robert Stepusin David McCarthy Michèle Bolduc

Quebecor World Printing (USA) Corp.

Quebecor World Systems Inc.

WCZ, LLC

The Webb Company

OFFICERS:	Name	Position
	David McCarthy	President
	Jeremy Roberts	Executive Vice President
	Robert Stepusin	Vice President
	Marie-É. Chlumecky	Corporate Secretary
	Laura Norden	Assistant Corporate Secretary

DIRECTORS:	Robert Stepusin David McCarthy Jacques Mallette

4

Appendix I

Letter of the Creditors’ Committee